Exhibit 2.1

Strictly ConfidentialExecution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DI PARENT, LP,

DI SUPER HOLDINGS, INC.,

DIAMETER MERGER CO.,

TOPBUILD CORP.,

AND

ADVENT INTERNATIONAL GPE VII, LLC,

as Shareholder Representative

Dated as of September 7, 2021

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TABLE OF CONTENTS

Page

Article I Definitions1

1.1Certain Definitions1

1.2Terms Defined Elsewhere in this Agreement16

1.3Other Definitional and Interpretive Matters18

Article II The Merger; Closing20

2.1The Merger20

2.2Closing20

2.3Effective Time21

2.4Closing Deliveries of the Parties21

2.5Effects of the Merger22

2.6Organizational Documents of the Surviving Company22

2.7Managers and Officers of the Surviving Company22

2.8Effect on Shares23

2.9No Further Rights of Transfers23

Article III Merger Consideration23

3.1Closing Date Payments by Buyer23

3.2Adjustment to Closing Per Share Price24

3.3Withholding28

Article IV Representations and Warranties of the Company28

4.1Organization and Good Standing28

4.2Authorization of Agreement29

4.3Conflicts; Consents of Third Parties29

4.4Capitalization30

4.5Subsidiaries; Predecessors; Holding Acquired Companies30

4.6Financial Statements31

4.7No Undisclosed Liabilities32

4.8Absence of Certain Developments32

4.9Taxes32

4.10Real Property35

4.11Personal Property36

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4.12Intellectual Property36

4.13Privacy37

4.14Material Contracts37

4.15Employee Benefits Plans40

4.16Employment and Labor Matters42

4.17Litigation45

4.18Compliance with Laws; Permits45

4.19Anti-Corruption; Anti-Bribery Laws and Import and Export Laws46

4.20Environmental Matters46

4.21Insurance47

4.22Product Liability; Product Warranty; Inventory48

4.23Customers and Suppliers48

4.24Related Party Agreements49

4.26Banking Facilities49

4.27Brokers’ Fee49

Article V Representations And Warranties Of Seller49

5.1Organization and Good Standing50

5.2Authorization of Agreement50

5.3Conflicts; Consents of Third Parties50

5.4Title to Shares51

5.5Litigation51

5.6Brokers’ Fee51

Article VI Representations and Warranties of Buyer, Merger Sub51

6.1Organization and Good Standing51

6.2Merger Sub’s Operations51

6.3Authorization of Agreement51

6.4Conflicts; Consents of Third Parties52

6.5Litigation52

6.6Brokers’ Fee53

6.7Sufficient Funds53

6.8Solvency53

Article VII Covenants53

7.1Access to Information53

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7.2Conduct of the Business Pending the Closing55

7.3Regulatory Approvals58

7.4Further Assurances; Third Party Consents60

7.5Confidentiality60

7.6D&O Indemnification, Exculpation and Insurance61

7.7Publicity63

7.8Employee Matters63

7.9Privacy Matters65

7.11Tax Matters66

7.12R&W Insurance Policy68

7.13Section 280G69

7.14Company’s Obligations in Respect of Financing69

7.15Exclusive Dealings72

7.16Stockholder Approval72

7.17Payoff Letters72

7.18Related Party Transactions72

7.19Data Room Deliverable72

7.20Non-Reliance73

Article VIII Conditions to Closing74

8.1Conditions Precedent to Obligations of Buyer, Merger Sub, Seller and the Company74

8.2Conditions Precedent to Obligations of Buyer and Merger Sub74

8.3Conditions Precedent to Obligations of Seller and the Company74

8.4Frustration of Closing Conditions75

Article IX Termination75

9.1Termination of Agreement75

9.2Effect of Termination76

Article X Indemnification77

10.1Indemnification by Seller77

10.2Indemnification by Buyer77

10.3Limitations on Seller’s Indemnification77

10.4Limitations on Buyer’s Indemnification78

10.5Additional Limitations78

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10.6Effect of Knowledge or Waiver of Condition78

10.7Additional Matters79

10.8Time Limitations79

10.9Notice and Opportunity to Defend80

Article XI Miscellaneous82

11.1Expenses82

11.2Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury82

11.3Entire Agreement83

11.4Amendments and Waivers84

11.5Notices84

11.6Severability86

11.7Binding Effect; Assignment86

11.8No Third Party Beneficiaries86

11.9Legal Representation86

11.10Non-Recourse87

11.11Specific Performance87

11.12Release88

11.13Counterparts89

11.14Shareholder Representative89

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 7, 2021, by and among: (i) TopBuild Corp., a Delaware corporation (“Buyer”); (ii) Diameter Merger Co., a Delaware corporation (“Merger Sub”); (iii) DI Super Holdings, Inc., a Delaware corporation (the “Company”); (iv) DI Parent, LP, a Delaware limited partnership (the “Seller”); and (v) Advent International GPE VII, LLC, a Delaware limited liability company (the “Shareholder Representative”), solely in its capacity as the Shareholder Representative.

W I T N E S S E T H:

WHEREAS, the Company, Buyer and Merger Sub intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “Act”), pursuant to which, among other things, Merger Sub will cease to exist and the Company will become a subsidiary of Buyer;

WHEREAS, the board of directors of Merger Sub, and the board of directors of the Company have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the Act and upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the respective boards of directors of the Company and Merger Sub have recommended to their respective sole shareholder the adoption and approval of this Agreement and the Merger in accordance with the Act;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

Article I

Definitions
1.1Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Acquired Companies” means, collectively, the Company and each of the Company Subsidiaries as of the relevant time; provided that, for purposes of the representations and warranties made in Article IV, “Acquired Companies” means, collectively the Company and each of the Company Subsidiaries as of the date hereof, but excluding the Maiden Entities and their Subsidiaries.

“Acquisitions Pipeline Schedule” means the acquisition target (the “Acquisition Target”) set forth on Schedule 1.1(a) of the Company Disclosure Schedules, as may be amended by the Company after the date hereof with the consent of Buyer.

“Adjustment Escrow Account” means the escrow account established pursuant to the Escrow Agreement in respect of the Adjustment Escrow Amount.

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“Adjustment Escrow Amount” means an amount equal to $19,605,000.

“Adjustment Escrow Release Amount” means (a) the Adjustment Escrow Amount minus (b) the Net Negative Purchase Price Adjustment Amount (if any); provided that if this adjustment amount is a negative number, the Adjustment Escrow Release Amount will be $0.

“Adjustment Escrow Release Amount Per Share” means (a) the Adjustment Escrow Release Amount divided by (b) the number of Shares (other than Shares to be canceled in accordance with Section 2.8(b), and Shares held by Company Subsidiaries, if any).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Principles” means (a) the policies set out on Schedule 1(b)(i) of the Company Disclosure Schedules; (b) to the extent not inconsistent with clause (a), the accounting principles, methods, policies, procedures, classifications, asset recognition bases, categorizations, assumptions, techniques, and methodologies (including as they relate to the nature of accounts, calculation of reserves or levels of accruals and in respect of the exercise of management judgment) as interpreted and applied in the preparation of the Interim Financial Statements; and (c) to the extent not addressed in clauses (a) and (b), GAAP consistently applied.

“Anti-Spam Laws” means an Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-Television and Telecommunications Commissions Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada) and other Laws that regulate the same or similar subject matter.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Business Day” means any day of the year other than (a) a Saturday, Sunday or federal holiday in the United States or (b) a day on which national banking institutions in New York, New York are required or authorized to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (as amended).

“Cash” means the aggregate amount of cash, cash equivalents, and marketable securities (however derived, including from capital contributions, operations, financings, sales or condemnations, insurance proceeds, the exercise of options or extraordinary events) of the Acquired Companies calculated on a consolidated basis.  For the avoidance of doubt, Cash shall

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exclude all checks written by the Acquired Companies, but not cleared and include (a) the amount of any cash and checks previously received by the Acquired Companies or their respective banks, whether or not cleared, and deposits in transits; (b) any security, escrow or similar deposits; and (c) any deposits or cash held (i) as a guarantee in respect of performance of Contracts; or (ii) as collateral in respect of outstanding insurance policies, leases or letters of credit or credit card receivables.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended from time to time in accordance with its terms and conditions, as in effect on the date hereof.

“Clayton Act” means the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Closing Cash” means Cash as of the Measurement Time.

“Closing Debt” means Debt as of the Measurement Time.

“Closing Per Share Price” means an amount equal to the quotient of (x) the remainder of (i) the Merger Consideration, minus (ii) the Adjustment Escrow Amount, minus (iii) the Regular Indemnity Escrow Amount, minus (iv) the Special Indemnity Escrow Amount, minus (v) the Expense Reserve Holdback Amount, divided by (vi) the number of Shares (other than Shares to be canceled in accordance with Section 2.8(b), and Shares held by Company Subsidiaries, if any).

“Closing Transaction Expenses” means Company Transaction Expenses that are unpaid as of the Measurement Time.

“Closing Working Capital” means Net Working Capital as of the Measurement Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”)), and all equity or equity-based compensation, severance, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan, medical, life insurance, disability, accident, salary continuation, accrued leave, vacation, sick pay, sick leave, supplemental retirement, unemployment benefit and all other employee benefit plans, agreements, programs, policies, commitments and/or practices or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), whether formal or informal, oral or written, under which (a) any current or former employee of any Acquired Company has any present or future right to benefits or which are contributed to, sponsored by or maintained by any Acquired Company or (b) any Acquired Company has any actual or contingent liability; provided, that “Company Benefit Plan” shall exclude (x) plans, programs and arrangements maintained by a Governmental Body to which an Acquired Company is or was required to contribute pursuant to statute, (y) individual employment or independent contract

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agreements, but shall not exclude any benefits (e.g., bonus payments, severance, etc.) provided under such agreements, and (z) collective agreements.

“Company Subsidiary” means any Subsidiary of the Company as of the relevant time; provided that, for purposes of the representations and warranties made in Article IV, “Company Subsidiary” means any Subsidiary of the Company as of the date hereof, but excluding the Maiden Entities and their Subsidiaries.

“Company Transaction Expenses” means (a) the out-of-pocket costs, fees and expenses incurred by or on behalf of any Acquired Company in connection with the Transactions for investment bankers, third party consultants, advisors and legal counsel, and whether billed or payable prior to, on or after the Closing; (b) all transaction-related bonuses (but, for the avoidance of doubt, not regular or contractually required bonuses payable in the Ordinary Course of Business) payable to any director, officer, employee, independent contractor or consultant of any Acquired Company as a result of the consummation of the contemplated Transactions (but excluding any post-Closing liabilities or obligations arising as a result of both (i) the consummation of the contemplated Transactions; and (ii) the occurrence of one or more additional post-Closing events including continued service or under so-called “double-trigger” severance provisions contained in any employment-related Contracts); (c) one-half (1/2) of any fees and expenses associated with acquiring any “run-off” or “tail” policy purchased by the Company pursuant to Section 7.6(d); provided, however, that if such fees and expenses are in excess of $200,000, then any such amount over $200,000 shall be deemed a “Company Transaction Expense”; (d) one-half (1/2) of the premiums, underwriting fees, brokers’ commissions and other costs and expenses related to the R&W Insurance Policy; and (e) any liabilities related to the Supplemental Retirement Benefits defined in Section 7.8(f) to the extent that any such agreement is not terminated at Closing and paid in full by Seller.

“Contract” means any written or oral contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license, which is currently legally binding.

“Copyrights” means all copyrights, whether in published or unpublished works, databases, data collections and rights therein, mask work rights, Software, web site content, rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; registrations and applications for registration for any of the foregoing and any renewals or extensions thereof; and moral rights in any of the foregoing.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof or related or associated epidemics or pandemics.

“Data Breach” means any incident involving any unauthorized or unlawful access, acquisition or use of (a) Personal Information, (b) encryption keys or (c) Information Systems.

“Debt” means, without duplication, the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, “breakage costs”, redemption fees or other termination fees of the Acquired Companies, in each case, to the extent they arise as a consequence of the Closing, for (a) indebtedness for borrowed money; (b) indebtedness evidenced by notes, bonds, debentures, mortgages or similar instruments, but

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excluding letters of credit to the extent not drawn upon; (c) any obligations associated with leases classified as capital leases in the Financial Statements or in accordance with GAAP (in each case, excluding the effect of ASC 842; (d) the deferred purchase price of property or assets, including any seller notes, earn-out payments (but excluding the earn-out payment that may become payable pursuant to the terms of the Maiden Acquisition Agreements following the Closing), or any post-closing purchase price adjustments pursuant to the terms of the Maiden Acquisition Agreements; (e) the Tax Liability Amount; (f) any performance bond, letter of credit or surety bond, in each case, solely to the extent drawn upon or payable and not continuing; (g) net obligations of the Acquired Companies under interest rate, commodity or currency swap arrangements, to the extent payable if terminated; or (h) any guarantee or assumption of any such indebtedness described in clauses (a) through (g) above or any debt securities of another Person.  Notwithstanding the foregoing, “Debt” shall not include (i) trade payables; (ii) any liability or obligation to the extent taken into account in the calculation of Net Working Capital; (iii) any liabilities or obligations solely between any of the Acquired Companies, or (iv) any obligations associated with leases classified as operating leases in the Financial Statements.

“Debt Financing” means Buyer’s debt financing for the purpose of funding the Transactions.

“Debt Payoff Amount” means the Specified Debt calculated as of the Measurement Time.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Enterprise Value” means $1,001,000,000.

“Environment” means soil, surface waters, groundwater, drinking water, land, stream sediments, soil gas, natural resources, surface or subsurface strata, ambient air or indoor air.

“Environmental Law” means any Law, or legally binding policy or guideline, relating to: public or workplace health and safety (to the extent relating to exposure to Hazardous Materials); protection of the Environment; Releases or threats of Releases of Hazardous Materials; the presence, storage, use, treatment, transportation, management, handling, generation, production, manufacture, importation, exportation, sale, distribution, labeling, recycling, processing, testing, control or cleanup of Hazardous Materials (or products containing Hazardous Materials); or injury or harm to persons relating to exposure to Hazardous Materials.

“ERISA” means any the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, business or other Person, whether or not incorporated, that together with any Acquired Company is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

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“Escrow Agent” means Bank of America, N.A., as escrow agent under the Escrow Agreement, or any successor Person appointed in accordance with the terms of the Escrow Agreement.

“Escrow Agreement” means an escrow agreement to be executed as of the Closing Date, by and among Buyer, the Shareholder Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit A, providing for the holding and disbursement of the Adjustment Escrow Amount held in escrow in accordance with the terms hereof and thereof.

“Escrow Amounts” means, together, the Adjustment Escrow Amount, the Regular Indemnity Escrow Amount and the Special Indemnity Escrow Amount.

“Estimated Working Capital Adjustment” means (a) if the Estimated Working Capital exceeds the Net Working Capital Peg, the amount, if any, by which the Estimated Working Capital exceeds the Net Working Capital Peg, which amount shall be expressed as a positive number; (b) if the Estimated Working Capital is less than the Net Working Capital Peg, the amount, if any, by which the Net Working Capital Peg exceeds the Estimated Working Capital, which amount shall be expressed as a negative number; or (c) if the Estimated Working Capital is equal to the Net Working Capital Peg, zero.

“Existing Credit Agreements” means (a) that certain ABL Credit Agreement, dated as of December 15, 2014 (as amended by the First Amendment to ABL Credit Agreement, dated as of May 29, 2015, the Second Amendment to ABL Credit Agreement, dated as of October 14, 2015, the Third Amendment to ABL Credit Agreement, dated as of March 23, 2016, the Fourth Amendment to ABL Credit Agreement, dated as of May 19, 2017, the Fifth Amendment to ABL Credit Agreement, dated as of June 7, 2019, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among, inter alios, DI Intermediate, Inc. (“Holdings”), U.S. Borrower, Crossroads C&I Distributors Inc., the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent, (b) that certain First Lien Term Loan Credit Agreement, dated as of December 15, 2014 (as amended by the First Amendment to First Lien Term Loan Credit Agreement, dated as of May 29, 2015, the Second Amendment to First Lien Term Loan Credit Agreement, dated as of June 7, 2019, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among, inter alios, Holdings, U.S. Borrower, the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent and collateral agent and (c) that certain Second Lien Term Loan Credit Agreement, dated as of December 15, 2014 (as amended by the First Amendment to Second Lien Term Loan Credit Agreement, dated as of May 29, 2015, the Second Amendment to Second Lien Term Loan Credit Agreement, dated as of June 7, 2019, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among, inter alios, Holdings, U.S. Borrower, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent.

“Expense Reserve Holdback Account” means the account established by the Shareholder Representative in respect of the Expense Reserve Holdback Amount.

“Expense Reserve Holdback Amount” means an amount equal to $500,000.

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“Expense Reserve Holdback Release Amount Per Share” means an amount equal to (a) the aggregate amount of funds remaining in the Expense Reserve Holdback Account divided by (b) the number of Shares (other than Shares to be canceled in accordance with Section 2.8(b), and Shares held by Company Subsidiaries, if any).

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Final Cash Adjustment” means the amount, which may be positive or negative, equal to the Final Cash minus the Estimated Cash.

“Final Debt Adjustment” means the amount, which may be positive or negative, equal to the Final Debt minus the Estimated Debt.

“Final Transaction Expenses Adjustment” means the amount, which may be positive or negative, equal to the Final Transaction Expenses minus the Estimated Transaction Expenses.

“Final Working Capital Adjustment” means the amount, which may be positive or negative, equal to (a) if the Final Working Capital exceeds the Estimated Working Capital, the amount, if any, by which the Final Working Capital exceeds the Estimated Working Capital, which amount shall be expressed as a positive number, or (b) if the Final Working Capital is less than the Estimated Working Capital, the amount, if any, by which the Estimated Working Capital exceeds the Final Working Capital, which amount shall be expressed as a negative number.

“Financing Sources” means the Persons providing or arranging, underwriting or placing the Debt Financing.

“Fraud” means a claim for Delaware common law fraud  brought by a party hereto against a party hereto based on the making of a representation of such party contained in this Agreement or the certificates to be provided pursuant to Section 2.4(a)(i) and Section 2.4(b)(ii). For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization of Agreement), Section 4.4 (Capitalization), Section 4.26 (Brokers’ Fee), Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.4 (Title to Shares), and Section 5.6 (Brokers’ Fee).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof (or, as used in Section 4.6, with respect to any Financial Statements, as in effect as of the date such Financial Statements were prepared).

“Governmental Body” means any domestic or foreign national, state, multi-state, municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or Taxing Authority (to the

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extent that the rules, regulations or orders of such organization or authority have the force of Law), or any court, tribunal or arbitrator of competent jurisdiction.

“Hazardous Material” means any (a) asbestos or asbestos-containing materials; (b) petroleum or petroleum-containing or petroleum-derived materials; (c) radiation or radioactive materials; (d) mold present at levels or in conditions that can causes adverse health effects; (e) polychlorinated biphenyls; (f) per-and polyfluoroalkyl substances; (g) urea formaldehyde; and (h) any other material, substance or waste which is defined, regulated or classified under any Environmental Law as a “hazardous waste,” “hazardous material,” “regulated substance,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance” or similar term or which is otherwise regulated under Environmental Law due to its dangerous, deleterious or harmful properties.

“Holding Acquired Companies” means, collectively, the Company, DI Intermediate, Inc., a Delaware corporation, DI Purchaser, Inc., a Delaware corporation, Distribution International Holding LLC, a Delaware limited liability company, and Distribution International Holding Corp., a Delaware corporation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Taxes” means, without duplication, any Taxes of any (i) Acquired Company for any Pre-Closing Tax Period; (ii) member of any affiliated, consolidated, combined, unitary or other similar group for Tax purposes of which any Acquired Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar U.S. state or local, or non-U.S. Law; and (iii) Person (other than any Acquired Company) imposed on any Acquired Company as a transferee or successor, by Contract (other than a customary commercial Contract not primarily related to Taxes) or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that any such Taxes shall not constitute Indemnified Taxes to the extent such Taxes (i) were expressly taken into account in the calculation of Closing Working Capital, Closing Debt or Closing Transaction Expenses; or (ii) result from actions of any Acquired Company on the Closing Date after the Closing that are (A) outside of the Ordinary Course of Business; and (B) not expressly permitted by this Agreement.

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), and other apparatus used to create, store, transmit, exchange or receive information in any form, including those hosted by or outsourced to third parties such as cloud service providers used by any of the Acquired Companies.

“Intellectual Property” means all Copyrights, Domain Names, Patents, Software, Trademarks and Trade Secrets.

“International Benefit Plan” means each Company Benefit Plan that has been adopted or maintained by any of the Acquired Companies (or under which any Acquired Company has any actual or contingent liability) (a) primarily for the benefit of any current or former

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employees, directors or other service providers who perform services outside the United States or (b) which is not subject to United States Law.

“Inventory” means (a) all stock in trade, merchandise, goods, supplies and other products owned by the Acquired Companies for resale or lease in the Ordinary Course of Business; and (b) all of the raw materials, work-in-process, and finished products of the Company.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Buyer” means the actual knowledge (and not imputed or constructive knowledge), after reasonable inquiry or investigation of direct reports, of Luis Machado.

“Knowledge of the Company” means the actual knowledge (and not imputed or constructive knowledge), after reasonable inquiry or investigation of direct reports, of any of Steve Margolius, Brian Crutchfield, Sharla Frenzel, Lance Devin, Darla Lentz, Ibis Reynolds and David Jacobs.

“Law” means any applicable foreign, federal, state, provincial, municipal, local law, statute, code, ordinance, rule, regulation, Order or other legal requirement of any Governmental Body.

“Leased Real Property” means all real property leased, subleased or otherwise occupied by Acquired Company or any of its Subsidiaries pursuant to a lease or other Contract.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, claims or counterclaims, litigation, audit, criminal prosecution or proceedings (including any civil, criminal, administrative or appellate proceeding) by or before a Governmental Body.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, lease, license, charge, hypothec, option, right of first refusal or first offer, easement, servitude, or other transfer restriction or encumbrance.

“Maiden Acquisition” means the transactions contemplated by (a) that certain Share Purchase Agreement, dated as of August 31, 2021, by and among Crossroads C&I Distributors Inc., 1548199 Alberta Ltd., Bertram Family Trust, Robert Bertram and Tammy Bertram and (b) that certain Asset Purchase Agreement, dated as of  August 31, 2021, by and among Ideal Products of America Holdings, LLC, Ideal Products of America, L.P., Ideal Products of America Property, Inc., Ideal Products of America, Inc., Ideal Products of Canada Ltd. and the Owners of Ideal Products of Canada Ltd. Named therein (such agreements, together, the “Maiden Acquisition Agreements”).

“Maiden Entities” means Ideal Products of Canada Ltd. and Ideal Products of America Holdings, LLC.

“Material Adverse Effect” means any effect, change, event, occurrence, development or circumstance (any such item, an “Effect”) that, individually or in the aggregate,

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(x) has or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or results of operations of the Acquired Companies, taken as a whole; or (y) have a material adverse effect on the ability of Seller or the Company to perform its obligations under this Agreement or would otherwise prevent the consummation of the Transactions; provided, however, that no Effect caused by or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be a Material Adverse Effect with respect to clause (x) of this definition: (a) any Effect affecting the economy of the United States generally, including changes in the credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy of the United States or Canada; (b) any Effect affecting the industries in which any Acquired Company conducts business; (c) any Effect arising in connection with acts of god, disasters, emergencies, calamities, epidemics, pandemics or disease outbreaks (including COVID-19), or global, national or regional political or social actions or conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war whether commenced before or after the date hereof; (d) any failure, in and of itself, by any Acquired Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that the underlying causes of the facts or occurrences giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (e) any matter to the extent that it is disclosed on the Company Disclosure Schedules; (f) any Effect that results from any action taken at the express request of Buyer; (g) the announcement of the execution of this Agreement, including the effects of such announcement on relationships with customers, suppliers, Governmental Bodies, employees or other third-party relationships (provided that this clause (g) shall not apply to any representation or warranty (or condition to the consummation of the Transactions relating to such representation or warranty) solely to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution or announcement of this Agreement or the consummation of the Transactions); (h) any change in Law or GAAP or interpretation thereof; or (i) any material breach by Buyer or Merger Sub of their obligations under this Agreement, unless, in the cases of clauses (a), (b), (c) or (h) above, to the extent that such changes would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), business or results of operations of the Acquired Companies, taken as a whole, relative to other affected participants in the industries in which any Acquired Company conducts business (in which case, only the incremental disproportionate impact shall be taken into account in determining whether there has been a Material Adverse Effect).

“Measurement Time” means 11:59 PM Central Time on the day immediately prior to the Closing Date.

“Merger Consideration” means the Enterprise Value, plus Estimated Cash, plus the Estimated Working Capital Adjustment, minus the Estimated Debt, minus Estimated Transaction Expenses.

“Net Positive Purchase Price Adjustment Amount Per Share” means (a) the Net Positive Purchase Price Adjustment Amount divided by (b) the number of Shares (other than Shares to be canceled in accordance with Section 2.8(b), and Shares held by Company Subsidiaries, if any).

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“Net Working Capital” means the consolidated current assets of the Acquired Companies minus the consolidated current liabilities of the Acquired Companies solely to the extent such current assets and current liabilities are specifically listed in the Net Working Capital Schedule as line items that comprise Net Working Capital (and including or excluding any asset or liability accounts explicitly identified as included or excluded from the calculation on the Net Working Capital Schedule), and, in each case, as determined in accordance with the Agreed Principles. For the avoidance of doubt, “Net Working Capital” shall not include (a) any amounts reflected in Closing Cash, Closing Debt and Closing Transaction Expenses, (b) any intercompany receivables, payables or loans of any kind or nature solely between or among any of the Acquired Companies, (c) any amounts due to Seller or its Affiliates, (d) any income Tax assets or liabilities or (e) any deferred Tax assets or liabilities.

“Net Working Capital Peg” means $130,100,000.

“Net Working Capital Schedule” means the example statement of Net Working Capital set forth in Schedule 1.1(b) of the Company Disclosure Schedules.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Acquired Companies consistent with past practice, taken as a whole (including, for the avoidance of doubt, recent past custom and practice of any COVID-19 Response, but excluding any violation of applicable Law or Permit or any material violation of any Material Contract.

“Organizational Documents” means the constitution, charter, memorandum, articles of incorporation, certificate of incorporation, articles of association, constitution, bylaws, limited liability company agreement or other similar document of a Person, as may be amended, restated or otherwise modified from time to time.

“Owned Intellectual Property” means Intellectual Property owned, or purported to be owned, in whole, or in part, by an Acquired Company.

“Patents” means all patents, industrial and utility models, industrial designs, and any other indicia of invention ownership issued or granted by any Governmental Body, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing.

“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates or other similar authorization of a Governmental Body.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance made available to Buyer; (b) Liens securing liabilities of the Acquired Companies which are reflected or reserved against in the consolidated balance sheet of the Company prepared in accordance with GAAP to the extent so reflected or reserved; (c) statutory Liens for Taxes, assessments or other governmental charges not

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yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established therefor in accordance with GAAP; (d) landlords’, mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (e) zoning, building code, entitlement and other land use and Environmental Laws, which are not violated in any material respect by the current or contemplated use of the real property; (f) title of a lessor under a capital or operating lease, and leases, subleases, and similar transactions in the Ordinary Course of Business; and (g) licenses in Intellectual Property granted in the Ordinary Course of Business.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, all information that identifies, is reasonably capable of being associated with or could reasonably be linked to an individual.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Regular Indemnity Escrow Account” means the escrow account established pursuant to the Escrow Agreement in respect of the Regular Indemnity Escrow Amount.

“Regular Indemnity Escrow Amount” means an amount equal to $3,656,250.

“Related Claim” means any claims, causes of action or Legal Proceedings (whether at law or in equity, based upon contract, tort, statute or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, performance, breach, interpretation, construction, validity or enforcement of this Agreement (including any claim, cause of action or Legal Proceeding based upon, arising out of or related to any representation or warranty made or alleged to be made in or in connection with, or as an inducement to enter into, this Agreement).

“Related Party” means: (a) any Person that currently serves as a director, controlling shareholder or executive officer of Seller or any Acquired Company; (b) any Person controlled by a Person described in (a) above (other than the Company or any of its Subsidiaries); (c) any trust of which a Person described in (a) above is grantor; and (d) any member of the Immediate Family of any Person described in (a) above. For purposes of this definition, the “Immediate Family” of an individual means (x) the individual’s spouse and (y) the individual’s parents, brothers, sisters and children; and “control” of a specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through ownership of voting securities, by Contract, agency or otherwise.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, depositing or dumping

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of a Hazardous Material on or into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material).

“Representatives” means, with respect to any Person, such Person’s equityholders, partners, members, officers, directors employees, consultants, agents, attorneys, accountants, advisors and other representatives.

“Retention Amount” means an amount equal to the retention in place under the R&W Insurance Policy.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means, collectively, the shares of the Company.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Software” means all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format.

“Special Indemnity Escrow Amount” means an amount equal to $8,500,000.

“Specified Claim – A” means as described on Schedule 1.1(e)(i)(A) of the Company Disclosure Schedules.

“Specified Claim – B” means as described on Schedule 1.1(e)(i)(B) of the Company Disclosure Schedules.

“Specified Claims” means, collectively, the Specified Claim – A and the Specified Claim – B.

“Specified Claim – A Survival Period” means as described on Schedule 1.1(e)(ii)(A) of the Company Disclosure Schedules.

“Specified Claim – B Survival Period” means as described on Schedule 1.1(e)(ii)(B) of the Company Disclosure Schedules.

“Specified Debt” means the Debt set forth on Schedule 1.1(f) of the Company Disclosure Schedules.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own

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at least 50% of the outstanding voting securities or other voting equity interests or (b) hold at least 50% of the partnership, limited liability company or similar interests.

“Tax” or “Taxes” means: (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, customs, duties, property, estimated taxes and any other taxes of any kind whatsoever; and (b) all interest, penalties, fines and additions to tax imposed on any item described in clause (a) of this definition.

“Tax Liability Amount” means an amount equal to the sum of (a) unpaid amount of income Taxes of the Acquired Companies (which shall not be less than zero) attributable to any Pre-Closing Tax Period for which Tax Returns are not yet due and have not been filed, calculated consistently with the Acquired Companies’ past practice (except as otherwise required by applicable Law) and, with respect to a Straddle Period, in accordance with Section 7.11(c) (provided, that such amount shall (i) exclude any deferred income Tax liabilities and deferred Tax assets established to reflect timing differences between book and Tax income; (ii) exclude any income Taxes resulting from actions of Buyer, any Acquired Company or any of their respective Affiliates on the Closing Date after the Closing that are (x) outside of the Ordinary Course of Business and (y) not expressly permitted by this Agreement; (iii) assume that the taxable year of any partnership (including any entity treated as a partnership for U.S. federal income Tax purposes) or any “controlled foreign corporation” (within the meaning of Code Section 957) in which any Acquired Company owns an equity interest shall end for U.S. federal income Tax purposes as of the end of the day on the Closing Date; (iv) if an election under Code Section 965(h) was made by or with respect to any Acquired Company, take into account any unpaid installments of the “net tax liability” (within the meaning of Code Section 965(h)); (v) to the extent deductible on any such Tax Return on at least a “more likely than not” level of comfort, take into account any Transaction Tax Deductions, (vi) be reduced by any refunds or overpayments of estimated Taxes for such taxable periods), and (vii) shall exclude any Taxes arising out of or in connection with the Maiden Acquisition; and (b) an amount equal to any Taxes the payment or deposit of which have been deferred pursuant to the CARES Act (or any similar U.S. state and local and non-U.S. Law).

“Taxing Authority” means the IRS and any other Governmental Body exercising any authority to impose, assess, collect or otherwise administer any Tax or any other authority exercising Tax regulatory authority.

“Tax Return” means any return, report or statement filed with any Taxing Authority with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities consisting of the Acquired Companies.

“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and

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counterparts of the foregoing; and the goodwill of the business associated with each of the foregoing.

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law, and all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, confidential information, proprietary information, customer lists, Software and technical information.

“Transaction Documents” means this Agreement and all other agreements, certificates and instruments to be executed by Buyer, Merger Sub, the Company, and/or the Shareholder Representative at or prior to the Closing pursuant to this Agreement.

“Transaction Tax Deductions” means, without duplication, (a) the deductible portion of all Company Transaction Expenses (provided, however, that for this purpose the Company shall be deemed to have elected to treat seventy percent (70%) of the amount of any success-based fee as an amount that does not facilitate the transaction pursuant to the safe harbor  in Revenue Procedure 2011-29), (b) all deductions resulting from the repayment of any Debt at the Closing, including all fees, expenses and interest (including amounts treated as interest for income Tax purposes), original issue discount, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments and any deductions for the capitalized and unamortized portion of any financing fees or expenses of the Acquired Companies, and (c) any other deductible payments attributable to the Transactions contemplated by this Agreement and economically borne by Seller.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or non-income Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Taxing Authority or other Governmental Body in connection with the Transactions, including any payments made in lieu of any such Taxes or governmental charges that become payable in connection with the Transactions.  For the avoidance of doubt, Transfer Taxes shall not include any income Tax or other Tax based on net income, profits or capital gains, including any Chinese Tax, if any, incurred in connection with the Maiden Acquisition or this Transaction.

“Transferred Information” means the Personal Information to be disclosed or conveyed to one party or any of its representatives or agents by or on behalf of another party as a result of or in conjunction with the transactions contemplated herein, and includes all such personal information disclosed to Buyer prior to the execution of this Agreement.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

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“United States or U.S.” means the United States of America.

“U.S. Borrower” means DI Purchaser, Inc., a Delaware corporation.

“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of any representation, warranty, covenant or agreement set forth in this Agreement, which breach was the conscious object of the act or failure to act.

1.2Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:
Term	Section
280G Approval	7.12
Acquired Company Tax Proceeding	7.10(e)
Acquisition Proposal	7.14
Acquisition Target	1.1(a) (in definition of Acquisitions Pipeline Schedule)
Act	Preamble
Advent Principal	7.5(b)
Agreement	Preamble
Alternative Recovery	10.5
Audited Financial Statements	4.6(a)
Balance Sheet Date	4.6(a)
Buyer	Preamble
Buyer Arrangements	7.13
Buyer Documents	6.3
Buyer Indemnified Parties	10.1
Buyer Plans	7.8(a)
Certificate of Merger	2.3
Closing	2.2
Closing Date	2.2
Closing Statement	3.2(b)
COBRA	4.15(d)
Company	Preamble
Company Disclosure Schedules	Article IV
Company Documents	4.2
Company’s 401(k) Plan	7.8(e)
Confidentiality Agreements	7.5(a)
Continuing Employees	7.8(a)
Covered Acquired Company Tax Proceeding	7.10(e)
COVID-19 Response	7.2(d)
D&O Indemnitees	7.6(a)
D&O Indemnitor	7.6(a)
Data Room	1.3(a)(ix)
Deductible	10.3(a)(i)
Designated Contacts	7.1(a)

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Term	Section
Dispute Notice	3.2(c)
Effect	1.1(a) (in definition of Material Adverse Effect)
Effective Time	2.3
Enterprise Values	1.1(a) (in definition of Acquisitions Pipeline Schedule)
Environmental Permits	4.20(a)(i)
Equitable Exceptions	4.2
Estimated Cash	3.2(a)
Estimated Debt	3.2(a)
Estimated Statement	3.2(a)
Estimated Transaction Expenses	3.2(a)
Estimated Working Capital	3.2(a)
Final Cash	3.2(e)
Final Debt	3.2(e)
Final Transaction Expenses	3.2(e)
Final Working Capital	3.2(e)
Financial Statements	4.6(a)
Incentive Plan Participant	7.8(c)
Indemnified Party	10.9(a)
Indemnifying Party	10.9(a)
Interim Financial Statements	4.6(a)
Losses	10.1
Material Contracts	4.14(a)
Merger	2.1
Merger Sub	Preamble
Multiemployer Plan	1.1(a) (in definition of Company Benefit Plan)
Net Negative Purchase Price Adjustment Amount	3.2(f)
Net Positive Purchase Price Adjustment Amount	3.2(f)
Neutral Accountant	3.2(d)
Non-Parties	11.10
Other Indemnitors	7.6(b)
Payoff Letters	7.17
PBGC	4.15(f)
Pending A Indemnity Claims	10.8(e)
Pending B Indemnity Claims	10.8(f)
Pending Regular Indemnity Claims	10.8(c)
Pending Tax Indemnity Claims	10.8(d)
Plan Termination Date	7.8(e)
Portfolio Companies	7.5(b)
Pre-Closing Tax Refund	7.10(a)
Privacy Laws	4.13(a)
Privileged Communications	11.9(b)
Purchase Price Adjustment	3.2(f)

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Term	Section
Qualified Plan	4.15(b)
R&W Insurance Policy	7.11
Real Property	4.10(a)
Related Funds	7.5(b)
Related Party Contract	4.24
Related Party Transaction	4.24
Released Parties	11.12(a)
Releasing Parties	11.12(a)
Representative Losses	11.14(e)(ii)
SE	11.9(a)
Seller	Preamble
Seller Documents	5.2
Seller Group	11.9(a)
Service Partners	7.6(f)
Shareholder	2.8(a)
Shareholder Representative	Preamble
SIG	10.5
SIG Indemnity	10.5
Specified Documents	11.3(a)
Supplemental Retirement Benefits	7.8(f)
Surviving Company	2.1
Tax Indemnity Expiration Date	10.8(a)
Termination Date	9.1(b)(i)
Waived 280G Benefits	7.12
Waiving Parties	11.9(a)
Weil	11.9(a)

1.3Other Definitional and Interpretive Matters.
(a)Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(i)Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  The word “day” shall mean “calendar day” unless “Business Day” is expressly identified.
(ii)Dollars.  Any reference in this Agreement to “$” shall mean U.S. dollars.  The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Exhibits or the Company Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described

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herein or included in the Company Disclosure Schedules) is or is not material for purposes of this Agreement.
(iii)Exhibits/Schedules.  The Exhibits and the Company Disclosure Schedules annexed hereto or referred to herein are an integral part of this Agreement and hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one Schedule or section of the Company Disclosure Schedules shall be deemed to have been disclosed on each other Schedule or section of the Company Disclosure Schedules, in which it is reasonably apparent on the face of such disclosure that the information is required to be included in such other Schedule or section of the Company Disclosure Schedules.  Disclosure of any item on any Schedule of the Company Disclosure Schedules shall not constitute an admission, indication, acknowledgment or representation that such item or matter is material or would reasonably be expected to have a Material Adverse Effect.  No disclosure on a Schedule of the Company Disclosure Schedules relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission, indication, acknowledgment or representation that a breach or violation exists or has actually occurred.  Any capitalized terms used in any Schedule of the Company Disclosure Schedules or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(iv)Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(v)Headings.  The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.
(vi)Herein.  The words “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(vii)Including.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(viii)Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) such item is specifically set forth on the balance sheet or financial statements or (B) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

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(ix)Made Available.  To the extent that any documents or other materials were present in the online Venue data room titled “Cougars” (the “Data Room”) maintained by RBC Capital Markets, LLC on behalf of the Company for purposes of the Transactions by 5:00 p.m. Eastern Time on the date that is at least two (2) Business Days prior to the date hereof, such documents or other materials shall be deemed “provided” and “made available” (and all similar phrases used herein that mean such) to Buyer and its advisors and Representatives for all purposes of this Agreement.
(x)Writing.  The words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(xi)Or.  The word “or” when used in this Agreement is not exclusive.
(xii)Contract.  References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof.
(xiii)Law.  References to any statute, rule or regulation, or any other Law, shall be deemed to refer to such statute, rule or regulation, or other Law, as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations.
(b)The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.
Article II

The Merger; Closing
2.1The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Act, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), and the separate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger (the “Surviving Company”).
2.2Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, on the date that is the fifth (5th) Business Day after satisfaction or waiver of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 100 Federal Street, 34th Floor, Boston, Massachusetts, unless another time, date or place is agreed to in writing by the parties hereto.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

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2.3Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall deliver to Buyer and Merger Sub a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the Act (the “Certificate of Merger”).  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger in accordance with the Act (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).
2.4Closing Deliveries of the Parties.
(a)Deliveries by the Company.  At or prior to the Closing, the Company shall deliver or cause to be delivered to Buyer:
(i)Closing Certificate.  A certificate, dated as of the Closing Date, signed by an authorized officer of the Company and Seller as to the satisfaction of the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c);
(ii)Officer’s Certificate.  A certificate, dated as of the Closing Date, signed by an authorized officer of the Company certifying, on behalf of the Company: (A) that true and correct copies of the Company’s Certificate of Incorporation as of the Closing Date are attached thereto; and (B) that true and correct copies of the resolutions of the board of directors of the Company authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party are attached thereto;
(iii)Good Standing Certificate.  A certificate of good standing, dated not more than ten (10) days prior to the Closing Date, with respect to the Company, issued by the Secretary of State of the State of Delaware;
(iv)Escrow Agreement.  The Escrow Agreement validly executed by the Shareholder Representative;
(v)Payoff Letters.  Executed copies of the Payoff Letters;
(vi)Resignations.  Duly executed written resignations in a form reasonably satisfactory to Buyer, effective as of the Closing, of each of the Acquired Companies’ officers affiliated with Advent International Corporation and each of the members of the boards of directors and boards of managers of the Acquired Companies, in each case, that have been requested to resign by Buyer in writing to the Company at least five (5) Business Days prior to the Closing Date; and
(vii)IRS Form W-9.  An IRS Form W-9 duly executed by Seller.
(b)Deliveries by Buyer and Merger Sub.  At or prior to the Closing, Buyer will deliver or cause to be delivered to the Company or the applicable Person:

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(i)Merger Consideration.  Payment of the closing payments set forth in Sections 3.1(a)-3.1(e);
(ii)Closing Certificate.  A certificate, dated as of the Closing Date, signed by an authorized officer of Buyer and Merger Sub as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b);
(iii)Officer’s Certificate.  A certificate, dated as of the Closing Date, signed by an authorized officer of Merger Sub certifying, on behalf of Merger Sub: (a) that true and correct copies of the Organizational Document of Merger Sub as of the Closing Date are attached thereto; and (b) that true and correct copies of the resolutions of the board of directors of Merger Sub authorizing and approving the execution, delivery and performance by Merger Sub of this Agreement and the other Transaction Documents to which Merger Sub is a party are attached thereto;
(iv)Good Standing Certificate.  A certificate of good standing, dated not more than ten (10) days prior to the Closing Date, with respect to each of Buyer and Merger Sub, issued by the Secretary of State of the State of Delaware; and
(v)Escrow Agreement.  The Escrow Agreement validly executed by Buyer and the Escrow Agent.
2.5Effects of the Merger.  The Merger shall have the effects set forth in the Act, this Agreement, and the Certificate of Merger.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.
2.6Organizational Documents of the Surviving Company.  (a) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Company until thereafter amended or repealed in accordance with the provisions thereof or by applicable Law (and subject to Section 7.6 hereof); and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended or repealed in accordance with the provisions thereof or by applicable Law (and subject to Section 7.6 hereof), except that all references therein to Merger Sub shall automatically be amended and shall become references to the Surviving Company.
2.7Managers and Officers of the Surviving Company.
(a)The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Company.
(b)The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until their respective successors are duly appointed and

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qualified or their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Company.
2.8Effect on Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any party to this Agreement:
(a)Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.8(b), and Shares held by Company Subsidiaries, if any) shall be converted into the right to receive an amount in cash equal to the Closing Per Share Price, subject to the adjustment provisions of Section 3.2, payable to the holder thereof without interest in accordance with Section 3.1.  From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Shares (a “Shareholder”) shall cease to have any rights with respect thereto, except the right to receive an amount in cash, without interest thereon, equal to the Closing Per Share Price, as adjusted pursuant to Section 3.2, if applicable;
(b)Each Share owned by the Company as treasury stock that is issued and outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished without payment of any consideration therefor and without any further action on the part of the Company;
(c)Each Share owned by any Company Subsidiary that is issued and outstanding immediately prior to the Effective Time shall convert into a proportionate number of shares of the Surviving Company; and
(d)Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company so that, immediately after the Effective Time, the stockholder of Merger Sub immediately prior to the Effective Time shall be the holder of all of the issued and outstanding capital stock of the Surviving Company (other than common stock of the Surviving Company, if any, held by its subsidiaries in accordance with Section 2.8(c)).
2.9No Further Rights of Transfers.  At the Effective Time the share register of the Company with respect to Shares shall be closed, no transfer of Shares shall thereafter be made, and no transfer of Shares shall be made on the share transfer books of the Surviving Company.  At and after the Effective Time, each Shareholder shall cease to have any rights as a shareholder of the Company, except as otherwise required by applicable Law and except for the right to receive cash payment in accordance with Article II and Article III.
Article III

Merger Consideration
3.1Closing Date Payments by Buyer.
(a)Payments in respect of Shares.  At the Closing, Buyer shall pay, or cause to be paid directly to Seller (or such other account as directed by the Seller, for the benefit of and for

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the payment to Seller in accordance with this Article III), an aggregate amount of cash equal to the product of (i) the Closing Per Share Price; and (ii) the aggregate number of Shares held by Seller at the Effective Time.
(b)Payments in respect of Debt.  At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Acquired Companies, all amounts set forth in the Estimated Statement required to be paid under the payoff letters delivered pursuant to Section 7.17 in order to fully discharge the Debt owed to the Persons thereunder, by wire transfer of immediately available funds to the accounts designated in such payoff letters.
(c)Payments in respect of Company Transaction Expenses.  At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Acquired Companies and Seller, the Estimated Transaction Expenses to the applicable recipients as set forth on the Estimated Statement by wire transfer of immediately available funds to such Persons or to the Company (for further distribution of such amounts by the Surviving Company through the next administratively practicable payroll); provided that any compensation payments to service providers of the Acquired Companies shall be paid in accordance with their terms.
(d)Payments in respect of Escrow Amounts.  At the Closing, Buyer shall pay, or cause to be paid, (i) to the Adjustment Escrow Account, an amount equal to the Adjustment Escrow Amount; (ii) to the Regular Indemnity Escrow Account, an amount equal to the Regular Indemnity Escrow Amount, and (iii) to the Special Indemnity Escrow Account, an amount equal to the Special Indemnity Escrow Amount in each cash, for deposit in accordance with this Agreement and the Escrow Agreement.  None of the Adjustment Escrow Amount, the Regular Indemnity Escrow Amount or the Special Indemnity Escrow Amount will be used for any purpose except as expressly provided in this Agreement or in the Escrow Agreement.
(e)Payments in respect of Expense Reserve Holdback Amount.  At the Closing, Buyer shall pay, or cause to be paid, to the Expense Reserve Holdback Account an amount equal to the Expense Reserve Holdback Amount.  The Expense Reserve Holdback Amount will be used by the Shareholder Representative to pay any costs, fees and expenses incurred by the Shareholder Representative in its capacity as such on or after the Closing Date and such amount shall be paid or distributed at the direction of the Shareholder Representative in accordance with Section 11.14.
3.2Adjustment to Closing Per Share Price.
(a)Not later than three (3) Business Days prior to the Closing Date, the Company shall provide Buyer with a written statement (the “Estimated Statement”) reflecting the Company’s good faith estimate of (i) Closing Cash (the “Estimated Cash”); (ii) Closing Working Capital (the “Estimated Working Capital”); (iii) Closing Debt (the “Estimated Debt”); and (iv) Closing Transaction Expenses (the “Estimated Transaction Expenses”), in each case, based upon the accounting books and records of the Acquired Companies and in accordance with the definitions contained in this Agreement and the Agreed Principles.  The Estimated Statement shall be binding on the Company, on the one hand, and Buyer, on the other hand, for purposes of this Section 3.2(a) and shall be used to determine the Closing Per Share Price.  Not later than one (1) Business Day after receipt of the Estimated Statement, Buyer shall provide to the Shareholder

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Representative a detailed funds flow memorandum in Excel format (including all underlying calculations, formulas and amounts therein) setting forth all payments to be made by or on behalf of the parties hereto at Closing in accordance with this Agreement.
(b)As promptly as practicable, but no later than sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Shareholder Representative a statement (the “Closing Statement”) setting forth: (i) Closing Cash; (ii) Closing Working Capital; (iii) Closing Debt; and (iv) Closing Transaction Expenses, together, in each case, with reasonable underlying documentation supporting each such calculation.  The Closing Statement, and the components thereof, shall be prepared based upon the books and records of the Acquired Companies and in accordance with the definitions contained in this Agreement (including Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses) and the Agreed Principles.  The Closing Statement shall be prepared in accordance with the Agreed Principles.  If Buyer fails to timely deliver the Closing Statement within the sixty (60)-day period described in this Section 3.2(b), then the Estimated Statement shall be conclusive, final and binding on all parties.  The parties hereto agree that the purpose of determining Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses and the related Merger Consideration adjustment contemplated by this Section 3.2(b)  is to measure the amount of Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses as compared to the Company’s estimates prepared pursuant to Section 3.2(a), and such processes are not intended to (i) permit the introduction of different or new accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses or (ii) adjust for errors or omissions that may be found with respect to the Financial Statements or any inconsistencies between the Financial Statements and GAAP.
(c)Until the Closing Statement is finally determined in accordance with this Section 3.2, the Shareholder Representative and its advisors shall have the right, upon reasonable notice to the Company, to reasonable access to the Company’s books and records and appropriate employees at the Acquired Companies as the Shareholder Representative shall reasonably request in order to review the Closing Statement, in each case, so as to not unreasonably interfere with the normal business operations of the Acquired Companies.  The Closing Statement (and the computation of Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses) delivered by Buyer to the Shareholder Representative shall be conclusive and binding on all parties unless the Shareholder Representative, prior to the forty-fifth (45th) day following receipt of the Closing Statement, delivers a notice to Buyer stating that the Shareholder Representative disagrees with such calculation and specifying in reasonable detail those items as to which the Shareholder Representative disagrees, the dollar amount of such disagreement and the basis therefor (any such notice, a “Dispute Notice”).  The Shareholder Representative shall be deemed to have agreed with all other items contained in the Closing Statement, and the calculation of Closing Cash, Closing Working Capital, Closing Debt or Closing Transaction Expenses, as applicable, delivered pursuant to Section 3.2(b) that are not the subject of a Dispute Notice.
(d)If a Dispute Notice is duly delivered pursuant to Section 3.2(c), the Shareholder Representative and Buyer shall, during the fifteen (15) days following such delivery, consult in good faith on the disputed items in order to determine, as may be required, the amount of Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses, as

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applicable.  If during such period, the Shareholder Representative and Buyer are unable to reach such agreement, they shall promptly thereafter cause RSM US LLP or, if such accounting firm is unwilling or unable to serve, such other nationally recognized independent accounting firm on which the Shareholder Representative and Buyer mutually agree, which agreement shall not be unreasonably withheld, as the case may be (the “Neutral Accountant”), to review this Agreement and the disputed items (which have not been resolved in good faith between the parties) for the purpose of calculating Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses, as applicable (it being understood that in making such calculation, the Neutral Accountant shall be functioning as an expert and not as an arbitrator).  Each party agrees to execute, if requested by the Neutral Accountant, a reasonable engagement letter. No party hereto shall have any ex-parte communication with the Neutral Accountant relating to its services under or in connection with this Agreement or the transactions contemplated hereby. Buyer and the Shareholder Representative shall reasonably cooperate with the Neutral Accountant and promptly provide, and Buyer shall cause the Company to provide, all documents and information reasonably requested by the Neutral Accountant; provided that copies of all such documents and information are concurrently furnished to the other party.  In making such calculation, the Neutral Accountant shall consider only those items in the Closing Statement, and the Shareholder Representative’s calculation of Closing Cash, Closing Working Capital, Closing Debt or Closing Transaction Expenses, as the case may be, as to which the Shareholder Representative has disagreed in its Dispute Notice duly delivered pursuant to Section 3.2(c) and in accordance with the definitions provided in this Agreement.  The Neutral Accountant shall resolve each item of disagreement based solely on the supporting materials provided by the each party and not by independent review.  The Neutral Accountant’s determination on each item in dispute shall not be greater than the greater value for such item claimed by either the Shareholder Representative in the Dispute Notice or Buyer in the Closing Statement or less than the lower value for such item claimed by either the Shareholder Representative in the Dispute Notice or Buyer in the Closing Statement.  The Shareholder Representative and Buyer shall direct the Neutral Accountant to deliver to the Shareholder Representative and Buyer, as promptly as practicable (but in any case no later than thirty (30) days from the date of its engagement), a report setting forth such calculation.  Such report shall be final and binding upon the Shareholder Representative and Buyer.  The Neutral Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to Neutral Accountant.  For example, should the items in dispute total in amount to $1,000 and the Neutral Accountant awards $600 in favor of the Shareholder Representative’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by Seller out of the Expense Reserve Holdback Amount.  For the avoidance of doubt, the Neutral Accountant’s fees and expenses payable by Buyer (if any), shall be paid to the Neutral Accountant directly by Buyer, and the Neutral Accountant’s fees and expenses payable by the Shareholder Representative (if any), shall be paid to the Neutral Accountant directly from the Expense Reserve Holdback Amount.
(e)The Closing Cash, Closing Debt, Closing Transaction Expenses and Closing Working Capital, as finally determined in accordance with Sections 3.2(b)-(d) shall be the “Final Cash”, “Final Debt”, “Final Transaction Expenses” and “Final Working Capital”, respectively.  For the avoidance of doubt, in no event shall (i) the Final Cash, Final Working Capital is more than the Shareholder Representative’s calculation of Closing Cash or Closing Working Capital, as applicable, delivered pursuant to Section 3.2(c) or less than Buyer’s

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calculation of Closing Cash or Closing Working Capital, as applicable, delivered pursuant to Section 3.2(b); and (ii) the Final Debt or Final Transaction Expenses be more than Buyer’s calculation of Closing Debt or Closing Transaction Expenses, as applicable, delivered pursuant to Section 3.2(b) or less than Shareholder Representative’s calculation of Closing Debt or Closing Transaction Expenses, as applicable, delivered pursuant to Section 3.2(c).
(f)The “Purchase Price Adjustment” will be an amount, which may be positive or negative, equal to (i) the Final Cash Adjustment, plus (ii) the Final Working Capital Adjustment, minus (iii) the Final Debt Adjustment, minus (iv) the Final Transaction Expenses Adjustment.  If the Purchase Price Adjustment is a positive number (the “Net Positive Purchase Price Adjustment Amount”), Buyer shall pay, or cause to be paid, an amount equal to the lesser of (x) the Adjustment Escrow Amount; and (y) the Net Positive Purchase Price Adjustment Amount as an adjustment to the dollar amount of the aggregate Closing Per Share Price in cash to the Shareholder Representative, for the benefit of Seller.  If the Purchase Price Adjustment is a negative number (the absolute value of such number, the “Net Negative Purchase Price Adjustment Amount”), Buyer shall be entitled to receive a payment in cash out of the Adjustment Escrow Account in an amount equal to the lesser of (A) the funds in the Adjustment Escrow Account; and (ii) the Net Negative Purchase Price Adjustment Amount, and Buyer and the Shareholder Representative shall jointly in writing instruct the Escrow Agent to make a payment to Buyer out of the Adjustment Escrow Account in an amount equal to the lesser of clauses (A) and (B) of this sentence.  The parties hereto acknowledge and agree that any Net Negative Purchase Price Adjustment Amount shall be satisfied solely and exclusively out of the Adjustment Escrow Account, and none of the Company or Seller shall have any obligation or liability to Buyer for any Net Negative Purchase Price Adjustment Amount that is in excess of the funds in the Adjustment Escrow Account.  If (1) there is a Net Positive Purchase Price Adjustment Amount; or (2) the funds in the Adjustment Escrow Account is greater than the Net Negative Purchase Price Adjustment Amount, then Buyer and the Shareholder Representative shall jointly instruct in writing the Escrow Agent to make a payment out of the Adjustment Escrow Account in an amount equal to (x) in the event of a Net Positive Purchase Price Adjustment Amount, all amounts in the Adjustment Escrow Account; or (y) in the event the funds in the Adjustment Escrow Account are greater than the Net Negative Purchase Price Adjustment Amount, the difference between all amounts in the Adjustment Escrow Account and the Net Negative Purchase Price Adjustment Amount, in each case, to the Shareholder Representative, for the benefit of Seller.  For the avoidance of doubt, in the event that the Purchase Price Adjustment equals zero, then Buyer and the Shareholder Representative shall jointly in writing instruct the Escrow Agent to make a payment equal to the funds in the Adjustment Escrow Account to the Shareholder Representative, for the benefit of Seller.
(g)Any payment pursuant to Section 3.2(e) shall be made by Buyer or the Escrow Agent, as the case may be, at a mutually convenient time and place within five (5) Business Days after the Purchase Price Adjustment (and the components thereof) has been finally determined, by wire transfer of immediately available funds to the account of Buyer, in the event such payment is to be made by the Escrow Agent, or to the account of the Shareholder Representative, for the benefit of the Seller, in the event such payment is to be made by Buyer and/or to the extent that there is any amount remaining in the Adjustment Escrow Account following payment to Buyer of the amounts to be paid pursuant to Section 3.2(f).

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(h)Promptly following receipt by the Shareholder Representative of payment of the Net Positive Purchase Price Adjustment Amount, if any, and/or any amount paid from the Adjustment Escrow Amount pursuant to this Section 3.2, the Shareholder Representative shall pay to Seller, with respect to each Share outstanding immediately prior to the Effective Time held by Seller, an amount equal to the sum of (A) the Net Positive Purchase Price Adjustment Amount Per Share, if any; and (B) the Adjustment Escrow Release Amount Per Share, if any.
(i)To the extent the Vendors (as such term is defined in the Maiden Acquisition Agreements) remit any amount to any Acquired Company in accordance with the terms of the Maiden Acquisition Agreements after the Closing, all such amounts shall, within two (2) Business Days thereof, be remitted to the Shareholder Representative in accordance with the wire instructions provided by the Shareholder Representative on behalf of, and for further distribution to, the Seller.
3.3Withholding.  Buyer, the Company and their respective Affiliates shall be entitled to deduct and withhold (without duplication) from any and all payments made under this Agreement such amounts that are required to be deducted and withheld with respect to the making of such payments under the Code or under any provisions of state, local or foreign Tax Law; provided, that, except with respect to payments in the nature of compensation to be made to current or former directors, officers, employees and consultants, each of Buyer, the Company, and their respective Affiliates, as applicable, shall provide the applicable payee with a written notice of such party’s intention to withhold at least five (5) Business Days prior to any such withholding, and each of the applicable parties shall use commercially reasonable efforts to minimize any such Taxes (including by providing sufficient opportunity for the applicable payee to provide any relevant forms or other documentation).  To the extent that such amounts are so withheld and timely paid over to the proper Taxing Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction or withholding was made.
Article IV

Representations and Warranties of the Company

Except as set forth on the disclosure schedule delivered to Buyer contemporaneously to the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Buyer and Merger Sub that:

4.1Organization and Good Standing.  The Company is a corporation duly formed, validly existing and in good standing under the laws of State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted.  The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not have a Material Adverse Effect.  The Company has made available to Buyer true and complete copies of the Organizational Documents of each

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Acquired Company, in each case, as in effect as of the date of this Agreement.  No Acquired Company is in violation of any provision of its Organizational Documents in any material respect.
4.2Authorization of Agreement.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the consummation of the Transactions (the “Company Documents”), to perform its obligations hereunder and thereunder, and to consummate the Transactions.  The execution and delivery of this Agreement and the Company Documents by the Company, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the Merger and other Transactions have been duly authorized by the board of directors of the Company, and no other corporate action on the part of the Company (other than as required by the Act, including the adoption of this Agreement by Seller as sole stockholder of the Company and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) is necessary to authorize the execution, delivery and performance of this Agreement and each of the Company Documents and the consummation of the Merger and other Transactions.  This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; and (b) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Equitable Exceptions”).
4.3Conflicts; Consents of Third Parties.
(a)None of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation by the Company of the Transactions, or compliance by the Company with any of the provisions hereof or thereof will (i) violate any provision of the Organizational Documents of any Acquired Company; (ii) conflict with, or result in any material violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of any Contract, or Permit to which any Acquired Company is a party or by which any of the properties or assets of any Acquired Company are bound; (iii) violate any material Law or material Order applicable to any Acquired Companies or by which any of the properties or assets of any Acquired Company are bound; or (iv) result in the imposition or creation of any material Lien (other than Permitted Liens) upon or with respect to any of the assets or properties of any Acquired Company.
(b)No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Acquired Company in connection with the execution and delivery by the Company of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof or thereof or the consummation by the Company of the Transactions, except for (i) filings required under and in compliance with the applicable requirements of the HSR Act and

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other applicable Antitrust Laws; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the Act; and (iii) any other consent, waiver, approval, Order, Permit or authorization the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to be material to the operation of the Acquired Companies’ businesses as currently conducted or have a material adverse effect on the ability of Seller or the Company to perform its obligations under this Agreement or otherwise prevent the consummation of the Transactions.
4.4Capitalization.
(a)The authorized capital stock of the Company consists of 100 Shares which are designated as common shares, of which 100 Shares are issued and outstanding, and of which none are held by the Company as treasury stock.  All Shares have been duly authorized and are validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights or applicable Law.
(b)Except for this Agreement, there is no outstanding option, warrant, call, right or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, of any shares of capital stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of the Company.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company.  The Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Shares.  There are no declared or authorized but unpaid dividends or distributions with regard to the Shares.
4.5Subsidiaries; Predecessors; Holding Acquired Companies.
(a)The Company Subsidiaries and their jurisdictions of organization are set forth on Schedule 4.5(a) of the Company Disclosure Schedules.  Each of the Company Subsidiaries has been duly formed or organized and is validly existing in good standing to the extent such concepts are recognized under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate (or similar entity) power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted.  Each of the Company Subsidiaries is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing to the extent such concepts are recognized under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)The outstanding shares or other equity interests of each of the Company Subsidiaries are validly issued, fully paid and non-assessable, to the extent such concepts are applicable to such equity interests, and have not been issued in violation of any preemptive rights or applicable Law, and all such shares or other equity interests are owned by the Company or a Company Subsidiary, free and clear of any Liens, other than (i) Liens securing Debt of the

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Acquired Companies (which Liens shall be removed on the Closing Date); (ii) Liens relating to the transferability of securities under applicable securities Laws; and (iii) Liens created by acts of Buyer or any of its Affiliates.  There is no outstanding option, warrant, call, right or Contract to which any of the Company Subsidiaries is a party requiring, and there are no convertible securities of any of the Company Subsidiaries outstanding which upon conversion would require, the issuance of any shares of capital stock or other securities of any of the Company Subsidiaries or other securities convertible into shares of capital stock or other equity interests of any of the Company Subsidiaries.  No Company Subsidiary is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of such Company Subsidiary.  None of the Company nor any of the Company Subsidiaries owns any stock, partnership interest, joint venture interest or other equity ownership interest in any Person other than the Company Subsidiaries.  There are no declared or authorized but unpaid dividends or distributions with regard to any shares of capital stock or other securities of any of the Company Subsidiaries.
(c)Schedule 4.5(c) of the Company Disclosure Schedules sets forth a true and complete list of any Person (A) that has ever merged, consolidated or amalgamated with or has been converted into any Acquired Company since May 29, 2015; (B) any amount of whose capital stock (or similar outstanding ownership interests) has ever been acquired by any Acquired Company since January 1, 2016; and (C) all or substantially all of whose assets have ever been acquired by any Acquired Company since January 1, 2016.
(d)Each of the Holding Acquired Companies was formed and, since the date of its formation, has existed at all times for the sole purpose of holding the equity interests of an Acquired Company (for example, DI Intermediate, Inc. was formed and exists for the sole purpose of holding the equity interests of DI Purchaser, Inc.).  Other than its ownership of the equity interests in an Acquired Company, since the date of its formation, each of the Holding Acquired Companies has had and has no assets, liabilities or obligations of any nature other than those incident to its formation and operation as a holding company.  Since the date of its formation, each of the Holding Acquired Companies has not carried on any business or conducted any operations other than those incidental to holding the equity interests of an Acquired Company.
4.6Financial Statements.
(a)The Company has made available to Buyer correct and complete copies of: (i) the audited consolidated balance sheet of U.S. Borrower and its subsidiaries reflected therein as at December 31, 2019 and December 31, 2020, the related audited consolidated statements of operations, stockholders’ equity and cash flow of U.S. Borrower and its subsidiaries for the fiscal year then ended, together with the notes thereof (the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet of U.S. Borrower and its subsidiaries as of June 30, 2021 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations and cash flows of U.S. Borrower and its subsidiaries for the six (6) month period then ended (the “Interim Financial Statements” and, collectively with the Audited Financial Statements, the “Financial Statements”).  Except as set forth in the notes to the Financial Statements and on Schedule 4.6(a) of the Company Disclosure Schedules, and with the exception of the absence of normal year-end adjustments and footnotes in the Interim Financial Statements, each of the Financial Statements fairly presents in all respects in accordance with GAAP consistently applied

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the consolidated financial position, results of operations and cash flows of U.S. Borrower and its subsidiaries as at the dates and for the periods indicated therein.
(b)The Company and the Company Subsidiaries maintain books and records accurately reflecting their respective assets and liabilities in all material respects.  The Company makes and keeps books, records and accounts which accurately and fairly reflect actual bona fide transactions of the Company and the Company Subsidiaries in reasonable detail.
(c)All accounts receivable reflected on Interim Financial Statements and in the records and books of account of the Acquired Companies since the Balance Sheet Date as being due to any Acquired Company have arisen in the Ordinary Course of Business, represent enforceable obligations to such Acquired Company arising from sales actually made or services actually performed by such Acquired Company in the Ordinary Course of Business and, subject to reserves for bad debts, have been, or will be, current and collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms and are not subject to any contests, claims, back-charges, Liens (other than Permitted Liens), counterclaims or setoffs.
4.7No Undisclosed Liabilities.  Except as set forth on Schedule 4.7 of the Company Disclosure Schedules, none of the Acquired Companies have any liabilities of any kind, other than liabilities: (i) reflected in or reserved against on the consolidated balance sheet of the Acquired Companies as of the Balance Sheet Date; (ii) incurred in the Ordinary Course of Business after the Balance Sheet Date (none of which results from, arises out of, or relates to any material breach or material violation of, or material default under, any Contract, Permit or applicable Law or Order, a material breach of warranty, tort or material infringement); (iii) incurred as contemplated by this Agreement; (iv) that have been discharged or paid off since the Balance Sheet Date; or (v) that do not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.8Absence of Certain Developments.
(a)Since the Balance Sheet Date to the date hereof, there has not been a Material Adverse Effect.
(b)Since the Balance Sheet Date to the date hereof, except for any COVID-19 Response taken in good faith, (i) the Acquired Companies have conducted their respective businesses in the Ordinary Course of Business; and (ii) none of the Acquired Companies has experienced any business interruptions arising out of, resulting from or related to COVID-19 or any COVID-19 Response that would have a Material Adverse Effect.  Since January 1, 2020, the Company has taken only the COVID-19 Responses described on Schedule 4.8(b) of the Company Disclosure Schedules.
(c)Since the Balance Sheet Date to the date hereof, except for the Transactions, none of the Acquired Companies has taken any action that would, if taken after the date hereof, be prohibited by Section 7.2.
4.9Taxes.

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(a)Each of the Acquired Companies has timely filed all income and other material Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws.
(b)All material Taxes due and required to be paid by the Acquired Companies have been paid (whether or not shown due on any Tax Return), including all Taxes required to be withheld, deducted or collected and paid over to the applicable Taxing Authority in connection with any amounts paid or owing to any employee, independent contractor, creditor, vendor, stockholder or other Person. The unpaid Taxes of the Acquired Companies (i) did not, as of the Balance Sheet Date, exceed the reserve for the Tax Liability Amount (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the unaudited consolidated balance sheet included in the Interim Financial Statements (rather than in any notes thereto); and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns.
(c)No Acquired Company has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which any Acquired Company is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which any Acquired Company is or may be liable; (iii) any Acquired Company is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Taxing Authority may assess or collect Taxes for which any Acquired Company is or may be liable.
(d)No written claim has been made by a Taxing Authority in a jurisdiction in which none of the Acquired Companies files Tax Returns that any of the Acquired Companies is or may be subject to taxation by that jurisdiction.
(e)There are no Liens for Taxes upon any of the assets of any of the Acquired Companies other than Permitted Liens.
(f)No power of attorney with respect to any Tax Returns or other Tax matters of the Acquired Companies is currently in effect.
(g)No deficiencies or assessments for any Taxes have been proposed, asserted or assessed in writing against any Acquired Company that have not been paid, settled, withdrawn or otherwise resolved in full.
(h)No dispute, audit, investigation, examination, proceeding, claim or Legal Proceeding relating to Taxes of or with respect to any of the Acquired Companies is currently in progress and no such Legal Proceeding relating to Taxes has been threatened in writing.
(i)No Acquired Company (i) is a party to or bound by (A) any Tax allocation, Tax indemnity, Tax sharing or other similar Contract (excluding any such agreements or arrangements pursuant to customary commercial Contracts not primality related to Taxes) or (B) any Tax incentive, Tax abatement, Tax reduction, payment in lieu of Taxes or other similar Contract with any Taxing Authority relating to Taxes; (ii) within the last two (2) years, has distributed capital stock or other equity securities of another Person, or has had its capital stock or

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other equity securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361; (iii) has been a member of any affiliated, consolidated, combined, unitary or other similar group for Tax purposes (other than any such group the common parent of which is or was the Company) or has any liability for the Taxes of any Person (other than the Acquired Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract (excluding any customary commercial Contracts not primality related to Taxes), or otherwise; (iv) is a “controlled foreign corporation” as defined in Code Section 957, a “passive foreign investment company” within the meaning of Code Section 1297, or has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized; or (v) has applied for or received any loan or grant, deferred any Taxes (including payroll Taxes), claimed any Tax credits (including payroll retention Tax credits), carried back any net operating loss or availed itself of any other Tax benefits pursuant to the CARES Act.
(j)None of the Acquired Companies has entered into a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(k)No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) closing agreement with a Taxing Authority entered into prior to the Closing; (ii) installment sale or open transaction entered into on or prior to the Closing; (iii) change in method of accounting for any Pre-Closing Tax Period; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Code Section 108(i).
(l)The U.S. federal income Tax classification of each Acquired Company is set forth on Schedule 4.9(l) of the Company Disclosure Schedules.
(m)For all transactions between an Acquired Company resident in Canada or carrying on business in Canada for purposes of the Income Tax Act (Canada) and any non-Canadian-resident Person with whom the Acquired Company was not dealing at arm’s length during a taxation year ending on or before the Closing Date, the Acquired Company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada).
(n)All claims made by any Acquired Company in respect of the Canada Emergency Wage Subsidy pursuant to Section 125.7 of the Income Tax Act (Canada) were made in accordance with Law and the Acquired Company was entitled to the amount claimed.
(o)The Acquired Companies are in compliance in all material respects with all escheat, unclaimed or abandoned property or other similar Laws.

Notwithstanding any provision of this Agreement (other than clause (k) of this Section 4.9), the Company makes no representation or warranty with respect to Taxes of any Acquired Company imposed, or any Tax positions, with respect to any period (or portion thereof)

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beginning after the Closing Date, and no representation or warranty is made in this Agreement with respect to the usability of any net operating loss, amortizable Tax basis or other Tax asset or attribute in any taxable period (or portion thereof) beginning after the Closing Date or with respect to any limitations thereon arising in connection with the transaction or after the Closing.

4.10Real Property .
(a)Schedule 4.10(a) of the Company Disclosure Schedules sets forth a correct and complete list of each parcel of real property owned by the Acquired Companies (“Owned Real Property” and, together with the Leased Real Property, the “Real Property”).  An Acquired Company owns good and marketable indefeasible fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens.
(b)Schedule 4.10(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of each material Contract to which an Acquired Company is a party pursuant to which such Acquired Company leases the Leased Real Property subject thereto, and each such material Contract is a legal, valid, binding and enforceable obligation of an Acquired Company, subject to the Equitable Exceptions, and each such lease is in full force and effect and has been made available to Buyer, except for such failures to be legal, valid and binding or in full force and effect that would not, individually or in the aggregate, reasonably be expected to be material to the operation of the Acquired Companies’ businesses as currently conducted.  No Acquired Company is in material default under any such Contract, and no condition exists which (with notice or lapse of time or both) would constitute a material default by such Acquired Company thereunder or, to the Knowledge of the Company, by the other parties thereto, in each case, other than such defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 4.10(b) of the Company Disclosure Schedules, no Acquired Company has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect.  Except for the Permitted Liens, there exist no Liens affecting the Leased Real Property created by an Acquired Company.
(c)Except as would not have a Material Adverse Effect, the structures, improvements and fixtures at or upon the Real Property have to date been maintained materially consistently with the Company’s corporate or organizational standards of operations and normal operating practices and are in all material respects in good operating condition for their intended use subject to the provision of usual and customary maintenance and repair performed in the Ordinary Course of Business with respect to similar properties of like age and construction. To the Knowledge of the Company, the Real Property is safe for occupancy and requires no material repairs or renovations.
(d)As of the date of this Agreement, neither the Company nor any of the Acquired Companies has received any notice of any pending suit for condemnation or other taking by any Governmental Body of any of the Owned Real Property or Leased Real Property.
(e)The Owned Real Property and Leased Real Property constitute all of the real property interests used in the conduct of the business of the Acquired Companies.

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4.11Personal Property.  Except as disposed of in the Ordinary Course of Business, an Acquired Company has good and valid title to, or a valid leasehold interest in, all material items of tangible personal property reflected on the Interim Financial Statements as being owned or leased by the Acquired Companies, free and clear of all Liens other than Permitted Liens.  Such assets of the Acquired Companies that are material to operate their respective businesses as currently conducted are in good operating condition, except for normal wear and tear that is not material to the Acquired Companies, taken as a whole. Since July 1, 2018, there has not been any material interruption of the operations of the Acquired Companies’ business due to inadequate maintenance of their respective properties and assets.
4.12Intellectual Property.
(a)Schedule 4.12(a) of the Company Disclosure Schedules contains a list, with owner, countries of registration or application, registration and application numbers and dates indicated, of all issued Patents, and applications therefor, all registered or applied for Trademarks, all registered or applied for Copyrights, all registered Domain Names, and all material Software, in each case, that are Owned Intellectual Property, as of the date of this Agreement.  All of the registered and issued Owned Intellectual Property is valid and enforceable except for such failures to be valid and enforceable as would not, individually or in the aggregate, reasonably be expected to be material to the operation of the Acquired Companies’ businesses as currently conducted.  Except as set forth on Schedule 4.12(a) of the Company Disclosure Schedules, the Company or an Acquired Company solely owns each piece of Owned Intellectual Property.
(b)The Company or another Acquired Company has obtained all assignments necessary to complete the chain of title for each piece of material Owned Intellectual Property required to be listed on Schedule 4.12(a) of the Company Disclosure Schedules.  All current and former managers, members, officers, employees, consultants, contractors and agents of the Acquired Companies and any other Person who participated in the creation or contributed to the conception or development of material Owned Intellectual Property have assigned to an Acquired Company, all of such Person’s right, title and interest in and to such Intellectual Property.
(c)The appropriate Acquired Company has entered into confidentiality and nondisclosure agreements with all of its managers, members, officers, employees, consultants, contractors and agents and any other Person with access to material Trade Secrets of the Acquired Companies, to protect the confidentiality and value of such Trade Secrets, and to the Knowledge of the Company, there has not been any material breach by any of the foregoing of any such agreement.  The Acquired Companies use reasonable measures to maintain the secrecy of all material Trade Secrets of the Acquired Companies.
(d)The operation of the Acquired Companies’ business as currently conducted or any part thereof, including the manufacture, use, sale and importation of products and the Owned Intellectual Property, has and does not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property right of any other Person.  To the Knowledge of the Company, none of the Owned Intellectual Property is being infringed, misappropriated, diluted or violated by any Person in any material respect.

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(e)All Information Systems used by an Acquired Company are reasonably sufficient for the conduct of its business as currently conducted.
4.13Privacy.
(a)Except as would not have a Material Adverse Effect, the Acquired Companies are in compliance with (i) (A) applicable Laws relating to Personal Information and (B) Anti-Spam Laws (the foregoing (A) and (B), collectively, “Privacy Laws”); (ii) the Acquired Companies’ written privacy policies (both external and internal), notices and consents regarding the collection, use, disclosure or transfer of Personal Information and (iii) the Acquired Companies’ contractual obligations with respect to the collection, use, disclosure or transfer of Personal Information.
(b)The Acquired Companies have developed and implemented reasonable corporate policies and procedures designed to enable the Acquired Companies to comply with Privacy Laws and have complied with such policies and procedures during the period beginning on July 1, 2018.
(c)The Acquired Companies have and have had publicly posted privacy policies, which accurately describe the collection, use, disclosure, storage and retention of Personal Information in connection with their respective business or operations in compliance with Privacy Laws in all material respects. Copies of all material privacy policies have been made available.
(d)The Acquired Companies have not (i) to the Knowledge of the Company, had any Data Breaches in the possession or control of the Acquired Companies and there is no ongoing Data Breach and (ii) been legally required to notify any Person or Governmental Body of any such Data Breach of security safeguards involving Personal Information. None of the Acquired Companies have received written notice of any pending, asserted or threatened Legal Proceeding against any of the Acquired Companies regarding any alleged violation under applicable Privacy Laws.
4.14Material Contracts.
(a)Schedule 4.14(a) of the Company Disclosure Schedules sets forth all of the following Contracts to which an Acquired Company is a party or by which it is bound, in each case, as of the date of this Agreement (each Contract required to be set forth on Schedule 4.14(a) of the Company Disclosure Schedules collectively, the “Material Contracts”):
(i)Contracts with any labor union or organization or works council representing any employees of any Acquired Company;
(ii)Contracts (A) for the sale of any of the assets, capital stock or other equity securities or businesses of an Acquired Company entered into since July 1, 2018 (other than sales or dispositions of Inventory or other assets in the Ordinary Course of Business) or (B) for the grant to any Person of any preferential rights to purchase any of material assets, capital stock or other equity securities or businesses of any Acquired Company, in each case under which there are outstanding obligations;

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(iii)Contracts relating to any acquisition made by an Acquired Company of any operating business, material assets or the share capital or other equity securities of any other Person, in each case, that was consummated on or after May 29, 2015 and (A) involved consideration in excess of $250,000; and/or (B) contain representations, warranties, covenants, indemnities or other obligations of such Acquired Company that are still in effect;
(iv)All Contracts with any of the customers set forth in Schedule 4.23(a) of the Company Disclosure Schedules;
(v)all Contracts with any of the suppliers set forth in Schedule 4.23(b) of the Company Disclosure Schedules;
(vi)Contracts in which an Acquired Company is a party in a joint venture, strategic alliance or partnership or any Contract involving the sharing of profits or losses with any Person (other than with another Acquired Company);
(vii)Contracts containing any covenant restricting or limiting (or purporting to limit) the ability of an Acquired Company to compete in any business with any Person or in any geographic area in any material respect;
(viii)each Contract requiring any Acquired Company to provide “most favored status”, “favored pricing,” right of first refusal or first negotiation to any customer or other Person or which imposes any minimum purchase obligations on any Acquired Company (or similar terms);
(ix)Contracts relating to the incurrence, assumption or guarantee of Debt (other than advances to employees for expenses or transactions with customers on credit, in each case, in the Ordinary Course of Business);
(x)Contracts imposing a Lien on any material assets or properties of any Acquired Company, other than Liens which will be released at or prior to the Closing and Permitted Liens;
(xi)Contracts (other than a Company Benefit Plan or real property leases) which involve the expenditure by an Acquired Company of more than $200,000 in the aggregate in any twelve (12)-month period that are not terminable by such Acquired Company without penalty on notice of ninety (90) days or less;
(xii)each change of control, termination, severance, retention bonus, or other similar Contract providing for cash or other benefits or contingent rights to an employee, independent contractor or other person as a result of the transactions contemplated under this Agreement;
(xiii)each Contract for the services of any officer, individual employee, independent contractor or other person on a full-time or consulting basis providing for fixed compensation in excess of $75,000 per annum, other than offer letters that are

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consistent, in all material respects, with the Acquired Companies’ form offer letter a copy of which has been made available to Buyer;
(xiv)each Contract with a Governmental Body;
(xv)agency, dealer, sales representative, distribution, marketing or other similar Contracts providing for non-contingent payments of more than $100,000 annually;
(xvi)Contracts entered into by an Acquired Company since July 1, 2018 involving any resolution or settlement of any actual or threatened Legal Proceeding with a value of greater than $25,000 or under which any Acquired Company (or, if applicable, its insurance carrier(s)) has continuing obligations;
(xvii)Any Contract not already required to be listed pursuant to clause (iii) above under which any Acquired Company has continuing material indemnification, contribution or subrogation obligations to any Person, other than those entered into in the Ordinary Course of Business;
(xviii)All Related Party Contracts;
(xix)Contracts under which any Acquired Company is lessee of or holds or operates any tangible property owned by any other Person, except for any contract or agreement under which the aggregate annual rental payments do not exceed $25,000;
(xx)Contracts requiring or providing for any capital expenditure on or after the date hereof in excess of $200,000; and
(xxi)each Contract by which any Acquired Company (x) grants any third party any license, covenant or other right or immunity as to any Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business) or (y) is granted any license, covenant or other right or immunity to any Intellectual Property, other than licenses to commercial off-the-shelf software that is generally available to the public pursuant to standard terms and conditions for an aggregate fee of no more than $100,000.
(b)Each Material Contract is a legal, valid and binding obligation of the applicable Acquired Company and, to the Knowledge of the Company, of each counterparty thereto and is in full force and effect, except for such failures to be legal, valid and binding or in full force and effect that would, not individually or in the aggregate, reasonably be expected to be material to the operation of the Acquired Companies’ businesses as currently conducted.  None of the Acquired Companies, nor to the Knowledge of the Company, any other party thereto, is in material breach of, or in material default under, any such Material Contract, and (i) no event has occurred within the last six (6) months that with notice or lapse of time or both would constitute such a breach or default thereunder by an Acquired Company, or, to the Knowledge of the Company, any other party thereto; and (ii) since July 1, 2018, no Acquired Company has received any claim or notice of material breach of or material default under any such Contract.  The Company has made available to Buyer correct and complete copies of all Material Contracts. Within the last six (6) months, no Material Contract has been cancelled or otherwise terminated (except expirations pursuant to the terms thereof and terminations requested by the applicable

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Acquired Company), and no Acquired Company or Seller has received any written notice from any Person regarding any such cancellation or termination.
4.15Employee Benefits Plans.
(a)Schedule 4.15(a) of the Company Disclosure Schedules lists, as of the date hereof, each material Company Benefit Plan.  The Company has made available to Buyer correct and complete copies of, as applicable: (i) each written Company Benefit Plan (including all amendments to date), or a description of any Company Benefit Plan that has not been reduced to writing; (ii) the most recent annual reports on Form 5500 filed with the IRS with respect to each Company Benefit Plan (if any such report was required) and all schedules and attachments thereto; (iii) the most recent summary plan description and all summaries of material modifications for each Company Benefit Plan for which such document is required; (iv) the current member booklet for each International Benefit Plan (v) all material filings with or correspondence to or from any Governmental Body since July 1, 2018 relating to any Company Benefit Plan; (vi) as applicable, actuarial valuations, funding analyses, financial statements and allocation reports for all Company Benefit Plans as of the most recent allocation and valuation dates; (vii) all compliance testing relating to any Company Benefit Plan for the three most recent plan years; (viii) copies of all required participant disclosures since July 1, 2018 for any Company Benefit Plan; (ix) all material Contracts (including all amendments thereto) for all insurers, advisers and service providers for each Company Benefit Plan; and (x) each trust agreement and insurance or group annuity Contract, or other funding agreement or arrangement, relating to any Company Benefit Plan.
(b)(i) All Company Benefit Plans that are intended to be tax-qualified under Section 401(a) of the Code (each, a “Qualified Plan”) have received a favorable determination letter or, in the case of any preapproved plan, an opinion or advisory letter; and (ii) to the Knowledge of the Company no event has occurred since the date of the most recent determination letter, opinion letter or application therefor relating to any such Qualified Plan that would reasonably be expected to adversely affect the qualification of such Qualified Plan.
(c)Except as would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Company Benefit Plans have been established, maintained, invested, funded and administered in accordance with their terms and applicable Laws; (ii) there are no claims, lawsuits or arbitrations (other than routine claims for benefits) pending or threatened in writing, against any of the Company Benefit Plans; and (iii) there are no examinations, audits, enforcement actions, or proceedings, or any other investigations, pending or, to the Knowledge of the Company, threatened by any Governmental Body involving any Company Benefit Plan or its assets.  In addition, except as set forth on Schedule 4.15(c) of the Company Disclosure Schedules: (A) no individuals are participating in (or are eligible to participate in) any of the Company Benefit Plans, other than current or former employees of the Acquired Companies (and, as applicable, any spouses, dependents, survivors or beneficiaries of such persons); and (B) no entity, other than an Acquired Company, is a participating employer under any Company Benefit Plan.  All data necessary to administer each Company Benefit Plan is in the possession of an Acquired Company or its agents and is in a form which is sufficient for the proper administration of the Company Benefit Plan in accordance with its terms and all Laws and such data is materially complete and correct.

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(d)No Company Benefit Plan is, and none of the Acquired Companies nor any of their ERISA Affiliates sponsors, maintains or contributes to, is obligated to contribute to, or reasonably expects to have liability with respect to:  (i) a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or a plan which is  a Multiemployer Plan; (ii) a plan which is a “multiple employer plan” described in Section 413(c) of the Code or a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA; or (iii) any voluntary employees’ beneficiary association, as defined in Section 501(c)(9) of the Code.  None of the Company Benefit Plans provides for post-retiree or post-termination health welfare or life insurance benefits for any participant or any beneficiary of a participant, except (A) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or any similar state Law; (B) for continuation of benefits through the remainder of the month in which a termination of employment occurs; (C) with respect to the right of an employee to convert a group insurance policy of any of the Acquired Companies to an individual insurance policy coverage (maintained at his or her sole expense) through the end of the month following a termination of service; or (D) as provided as part of severance benefits.
(e)Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in combination with any other event(s), (i) result in any payment becoming due to any employee or director of any of the Acquired Companies under any Company Benefit Plan; (ii) result in the acceleration of the time of payment, funding or vesting of any benefits to any employee, contractor or director of the Acquired Companies under any Company Benefit Plan; or (iii) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(f)Other than as would not be expected to have a Material Adverse Effect, neither any Acquired Company nor any ERISA Affiliate thereof has been assessed for withdrawal liability by, or received notice of any withdrawal from, any Multiemployer Plan in connection with any complete or partial withdrawal from such plan, and to the Knowledge of the Company, there is no circumstance that would reasonably be expected to constitute a complete or partial withdrawal from any Multiemployer Plan other than a reason solely related to the consummation of the Transactions; (ii) the Company has paid, will pay or has accrued, all material amounts for which any Acquired Company or any ERISA Affiliate thereof is responsible as contributions, premiums, costs or fees related to each Company Benefit Plan by the date such amounts were or are required to be paid or accrued under applicable Law, agreement or the terms of the Company Benefit Plan; and (iii) with respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred; (C) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (D) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by any Acquired Company or any ERISA Affiliate thereof; and (E) the PBGC has not instituted proceedings to terminate any Company Benefit Plan.
(g)All Company Benefit Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have, in all material respects, been (i) operated in good-faith compliance with the applicable requirements of Code Section 409A

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and applicable guidance thereunder; and (ii) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.  Neither any Acquired Company nor any ERISA Affiliate thereof has any contractual obligation to gross up, indemnify or otherwise reimburse any individual in any Company Benefit Plan for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
(h)Neither any Acquired Company nor any ERISA Affiliate thereof, nor, to the Knowledge of the Company, any other fiduciary as defined in ERISA Section 3(21)(A) of a  Company Benefit Plan has engaged in any transaction that would reasonably be expected to subject any Acquired Company, any ERISA Affiliate or any Company Benefit Plan to a material civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.
(i)Each Company Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(l) of ERISA has been administered in material compliance with applicable Law, and each Acquired Company and any ERISA Affiliate has otherwise complied with, in all material respects, as applicable, the requirements of (i) the Health Insurance Portability and Accountability Act and the regulations promulgated thereunder; (ii) COBRA and similar state Law; (iii) the Patient Protection and Affordable Care Act of 2010 and the regulations promulgated thereunder; and (iv) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act and the regulations promulgated thereunder.  Each Acquired Company has offered minimum essential health coverage, satisfying affordability, and minimum value requirements, to its full-time employees sufficient to avoid material liability for assessable payments under Sections 4980H(a) and 4980H(b) of the Code. Each Acquired Company has complied with the applicable reporting requirements under Code Sections 6055 and 6056.
(j)If an International Benefit Plan is intended to qualify for special tax treatment, it meets all the requirements for such treatment and each International Benefit Plan required to be registered has been registered and has been maintained in good standing (to the extent required) with applicable regulatory authorities, and, to the Knowledge of the Company, no event has occurred which could reasonably be expected to result in the revocation of registration of such International Benefit Plan. No International Benefit Plan is (i) a “registered pension plan” that contains a “defined benefit provision”, as such terms are defined in the Income Tax Act (Canada), or (ii) a “retirement compensation arrangement” as such term is defined in the Income Tax Act (Canada).
4.16Employment and Labor Matters.
(a)The Acquired Companies are in material compliance with all applicable Laws and agreements regarding hiring, employment, employment practices, termination of employment, plant closing and mass layoff, group terminations, employment discrimination, harassment, retaliation, reasonable accommodation, leaves of absence, terms and conditions of employment, wages, hours of work, employee classification, employee health and safety, use of genetic information, workers’ compensation, unemployment compensation, leasing and supply of temporary and contingent staff, wage statements, payroll taxes, and immigration with respect to all employees and contingent workers.

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(b)Since July 1, 2018, all assessments under workers’ compensation legislation in relation to any Acquired Company have been paid or accrued; and (ii) no Acquired Company is or, since July 1, 2018, has been subject to any additional or penalty assessment under such legislation which has not been paid and has not been given notice of any audit.
(c)All employees have been properly classified under the Fair Labor Standards Act of 1938 (as amended), as well as under similar state and provincial Laws as applicable, except in each case as would not have a Material Adverse Effect, and no Acquired Company has received any notice from any Governmental Body or Person disputing any independent contractor, consultant, or employee classifications.  All Acquired Companies (i) have issued wage statements that are compliant with all applicable Laws, where required; (ii) have withheld and reported all material amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to current and former employees, consultants and independent contractors; (iii) are not presently liable for any arrearage of wages or Taxes or any interest, fine or penalty for failure to comply with any of the foregoing; and (iv) are not presently liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for current or former employees.
(d)Except as set forth on the attached Schedule 4.16(d) of the Company Disclosure Schedules, there is no pending employment-related Legal Proceeding against any Acquired Company or, to the Knowledge of the Company, any threatened Legal Proceeding by or before any state, local, or provincial Governmental Body as applicable pursuant to any Laws relating to the employees or former employees of the Acquired Companies, including employment standards, human rights, labor relations, occupational health and safety, workers’ compensation or pay equity, and, to the Knowledge of the Company, nothing has occurred which might reasonably be expected to lead to a Legal Proceeding under any such Laws.
(e)No Acquired Company has taken since July 1, 2018, and currently has no plans to take any action with respect to the transactions contemplated by this Agreement that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act (WARN) (as amended) or could otherwise trigger any notice requirement or liability under any state or local plant closing notice Law.
(f)All group terminations, as defined under the Older Workers’ Benefit Protection Act, that have occurred at any Acquired Company with respect to employees who are employed within the United States, since July 1, 2018, were conducted in accordance with all applicable Laws and did not result in disparate impact to any legally protected group.
(g)No executive officer or other Continuing Employee is in material violation of any non-compete, non-solicitation, non-disclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of any Acquired Company and no executive officer or other key employee has notified any of the Acquired Companies in writing of his or her intent to terminate his or her employment with any Acquired Company for any reason (or no reason), including the consummation of the Transactions.

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(h) All Acquired Companies have investigated or reviewed (to the extent reasonable) and have taken appropriate corrective action where reasonably necessary regarding all sexual harassment or other harassment, employment discrimination or retaliation allegations of which each had knowledge since July 1, 2018.
(i)Where required by Law, a Form I-9 has been completed and retained with respect to each current Continuing Employee.
(j)Except as set forth in Schedule 4.16(j) of the Company Disclosure Schedule, none of the Acquired Companies is a party to, or subject to, any labor or collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations.
(k)Since July 1, 2018, the Company has complied in all material respects with all Acquired Companies’ union notification and bargaining obligations, to the extent required under applicable collective bargaining agreements and Law, including any actions necessary or advisable to implement amendments or modifications to any Company Benefit Plans made pursuant to this Agreement in connection with the Transactions.
(l)There is no material work stoppage, slowdown or labor strike against any Acquired Company with respect to employees who are employed within the United States pending or, to the Knowledge of the Company, threatened, nor has any occurred since July 1, 2018, and no material work stoppage, slowdown or labor strike against any Acquired Company with respect to employees who are employed outside the United States is pending or, to the Knowledge of the Company, threatened or has occurred since July 1, 2018.  There is no organizing activity, Legal Proceeding, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at any of the Acquired Companies or any Continuing Employees.  There are no Legal Proceedings, government investigations or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Continuing Employee or applicant, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices or other alleged violations of Law.
(m)The Company has made available to Buyers a correct and complete list, which contains as of a recent date, (i) all current employees of each of the Acquired Companies and (ii) all natural person independent contractors and consultants (other than those employed or retained by third-party corporate entities), currently engaged by the Company Group, which list states for each such individual the starting date of his/her service or employment relationship, hourly rate or salary or other basis of compensation, including annual bonus payments or variable compensation, exempt or non-exempt status, as applicable, if an employee, job title, the annual fixed gross salary in fiscal year 2021, annual vacation entitlement, total vacation accrued and whether an employee is on leave and the date of return from such leave, if known.
(n)Current and complete copies of all written employment Contracts have been made available to the Buyer. There are no employment Contracts which are not terminable on the

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giving of reasonable notice in accordance with applicable Law, nor are there any employment Contracts providing for cash, other compensation, benefits or contingent rights on Closing.
4.17Litigation.
(a)There are, and since July 1, 2018 there have been, no Legal Proceedings pending against or by any Acquired Company and, to the Knowledge of the Company, no such Legal Proceedings are threatened  against any Acquired Company other than any Legal Proceeding where no material injunctive or equitable relief is sought or where, if adversely determined, the monetary damages and attorneys’ fees and costs are covered by insurance or would not be material to the operation of the Acquired Companies’ businesses as currently conducted.
(b)None of the Acquired Companies is a party to or subject to, or in material default under, any Order or, to the Knowledge of the Company, any continuing investigation by, any Governmental Body other than any Order where no material injunctive or equitable relief is sought or where, if adversely determined, the monetary damages and attorneys’ fees and costs are covered by insurance or would not be material to the operation of the Acquired Companies’ businesses as currently conducted.
(c)Except as set forth on Schedule 4.17(c) of the Company Disclosure Schedules, since July 1, 2018, no Acquired Company has entered into any settlement or stipulation of any Legal Proceeding against any Acquired Company involving a payment by an Acquired Company in excess of $75,000 or which involves any restricting limitations, or obligations, other than the payment of money by an Acquired Company.
4.18Compliance with Laws; Permits.
(a)Each Acquired Company is, and since July 1, 2018, has been, in compliance in all material respects with all Laws applicable to its respective business or operations.  There is no Legal Proceeding or investigation of a Governmental Body pending or, to the Knowledge of the Company, threatened against or involving any Acquired Company involving a violation of any applicable Law or Order, except as would not reasonably be expected to be material to the operation of the Acquired Companies’ businesses as currently conducted or have a material adverse effect on the ability of Seller or the Company to perform its obligations under this Agreement or otherwise prevent the consummation of the Transactions.  None of the Acquired Companies has received any written or, to the Knowledge of the Company, oral notice of or been charged with the violation of any Laws, except for any such violation that would not, individually or in the aggregate, reasonably be expected to be material to the operation of the Acquired Companies’ businesses as currently conducted or have a material adverse effect on the ability of Seller or the Company to perform its obligations under this Agreement or otherwise prevent the consummation of the Transactions.
(b)As of the date of this Agreement, each Acquired Company has all Permits which are required for the operation of its respective business as presently conducted, except as would not reasonably be expected to be material to the operation of the Acquired Companies’ businesses as currently conducted or have a material adverse effect on the ability of Seller or the Company to perform its obligations under this Agreement or otherwise prevent the consummation

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of the Transactions.  Each material Permit is in full force and effect in accordance with its terms and none of the Acquired Companies is in material default or violation of any term, condition or provision of any material Permit to which it is a party.  There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation or termination of any material Permit.
4.19Anti-Corruption; Anti-Bribery Laws and Import and Export Laws.
(a)Since July 1, 2016, none of the Acquired Companies nor any director, officer or employee acting for or on behalf of such Acquired Company in connection with the business of such Acquired Company, has, directly or indirectly, (i) taken any action that would cause such Acquired Company to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other similar anti-bribery law applicable to the Acquired Company; (ii) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (iii) made any direct or indirect unlawful payment from corporate funds to any official or employee of any Governmental Body; (iv) made any unlawful bribe, payoff, influence payment, kickback or other unlawful payment; or (v) created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries related to any of the foregoing.
(b)No Acquired Company or any of their respective officers, directors, managers or employees is a Person that is the subject of sanctions administered or enforced by the U.S. Treasury Department’s Office of Foreign Assets Control or other applicable sanctions authority of any foreign jurisdiction.  Since July 1, 2016, no Acquired Company has made any voluntary disclosures to any Governmental Body under U.S. or Canadian economic sanctions Laws or U.S. or Canadian import or export control Laws and, to the Knowledge of the Company, has not been the subject of any governmental investigation or written inquiry regarding the compliance of any Acquired Company with such Laws or been assessed any fine or penalty under such Laws.
4.20Environmental Matters.
(a)Except as would not result in any Acquired Company incurring material liabilities:
(i)The operations of each Acquired Company is and since July 1, 2016, has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws to operate its business (“Environmental Permits”).
(ii)None of the Acquired Companies is subject to any pending, or to the Knowledge of the Company, threatened Legal Proceedings alleging that such Acquired Company is not in compliance with or may have liability under any Environmental Law or any Environmental Permit.
(iii)None of the Acquired Companies is subject to any Order arising under Environmental Law;

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(iv)There has been no Release of any Hazardous Materials (A) at, in, on, from or under any Real Property or (B) at, in, on, from or under any formerly owned or operated real property during the time that any Acquired Company (or any predecessor) owned or operated such former property; or (C) by any Acquired Company (or any predecessor) at any third-party property, in each case, except in compliance with Environmental Laws and in a condition that would not give rise to any unresolved liability of any Acquired Company.
(v)Except as disclosed on Schedule 4.20(v) of the Company Disclosure Schedules, (i) there are no proceedings, actions or claims, pending or threatened against any of the Acquired Companies, with respect to (1) the design, manufacture, sale, supply, handling, marketing, fabrication, installation, repair, removal or distribution of any products, materials or items containing asbestos; (2) the alleged presence of, or alleged  exposure to, any asbestos in any product, material or item; or (3) the alleged presence of, or alleged exposure to, any asbestos at, in or upon any property or facility; and (ii) neither the Acquired Companies nor any of their Affiliates (nor any of their respective predecessors) have designed, manufactured, sold, supplied, marketed, fabricated, installed, repaired or distributed products containing asbestos.
(vi)None of the Acquired Companies has received any request for information, notice, demand letter, administrative inquiry or claim with respect to any actual or alleged violation of or liability under Environmental Law;
(vii)No Acquired Company has contractually assumed, undertaken, agreed to indemnify or otherwise become subject to any liability of any other Person relating to or arising from any Environmental Law.
(viii)The operations and products of each Acquired Company have not given rise to exposures of employees or other persons to Hazardous Materials in a manner that would reasonably be expected to give rise to liability under Environmental Laws.
(ix)No Hazardous Material or waste generated by any Acquired Company or any predecessor has been transported to any location for treatment, storage, disposal or recycling where the environmental condition of such location would give rise to any liability of any Acquired Company.
(b)The Company has made available to Buyer correct and complete copies of all material, non-privileged documents, records and information in its possession or control concerning any actual, potential or alleged material liability of any Acquired Company under Environmental Laws, including any environmental site assessments, compliance audits (conducted by or for an Acquired Company since July 1, 2018, and asbestos surveys and correspondence with Governmental Bodies regarding material noncompliance with or material liability of any Acquired Company under Environmental Laws or Permits.
4.21Insurance.  Schedule 4.21(a) of the Company Disclosure Schedules lists each material insurance policy maintained by an Acquired Company.  All such insurance policies required to be listed are in full force and effect as of the date hereof, except for policies

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that have expired under their terms in the ordinary course, and are of the type and in the amounts customarily carried by Persons conducting a business similar to the Acquired Companies.  With respect to each such insurance policy, (a) none of the Acquired Companies is in material breach or material default (including any such breach or default with respect to the payment of premiums or the giving of notice of claims) and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or material default, or permit termination or modification, denial or reduction in coverage or material premium increase, under any such policy and, to the Knowledge of the Company, no insurer has threatened the same with respect to any event; and (b) since July 1, 2020, none of the Acquired Companies received a written notice of cancellation or termination other than in connection with ordinary renewals.  There are no material claims related to the business of any Acquired Company pending under any insurance policy required to be listed on Schedule 4.21(a) of the Company Disclosure Schedules as to which the duty to defend or coverage has been denied or disputed.  A complete and correct claims history relating to each such policy for the two-year period ending on the date hereof has been made available to Buyer.  No Acquired Company has any self-insurance (including any captive insurance) or co-insurance programs.
4.22Product Liability; Product Warranty; Inventory.
(a)Except as would not reasonably be expected to result in a Material Adverse Effect, each product designed, manufactured, distributed, fabricated, repaired, replaced, marketed, sold, installed, maintained or delivered by the Acquired Companies has been in conformity with all applicable product specifications and all applicable Laws.  No Acquired Company nor, to the Knowledge of the Company, any of their respective suppliers or vendors has made, during the time period since July 1, 2018, is planning to make, or has been, during the time period since July 1, 2018, required to make any recall or withdrawal of a product designed, manufactured, distributed, fabricated, repaired, replaced, marketed, sold, installed, maintained or delivered by any Acquired Company.
(b)No Acquired Company is subject to any pending or, to the Knowledge of the Company, threatened claim arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, distributed, fabricated, repaired, replaced, marketed, sold, installed, maintained or delivered by or on behalf of the Acquired Companies.
(c)The Acquired Companies’ Inventory is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow moving, obsolete, damaged or defective, subject to the reserve for inventory write-down set forth in the Interim Financial Statements, as adjusted for the passage of time through the date hereof, in the Ordinary Course of Business.
4.23Customers and Suppliers.
(a)Schedule 4.23(a) of the Company Disclosure Schedules sets forth a list of the twenty (20) largest customers of the Acquired Companies (on a consolidated basis), as measured by the dollar amount of purchases thereby during the calendar year ended December 31,

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2020, showing the approximate total sales by the Acquired Companies to each such customer during such period.
(b)Schedule 4.23(b) of the Company Disclosure Schedules sets forth a list of the twenty (20) largest suppliers to the Acquired Companies (on a consolidated basis), as measured by the dollar amount of purchases therefrom, during the calendar year ended December 31, 2020, showing the approximate total purchases by the Acquired Companies from each such supplier during such period.
(c)None of the customers set forth in Schedule 4.23(a) of the Company Disclosure Schedules or suppliers set forth in Schedule 4.23(b) of the Company Disclosure Schedules has canceled, terminated or otherwise materially and adversely altered their relationship with any Acquired Company or notified any Acquired Company in writing of any intention to do any of the foregoing or, to the Knowledge of the Company, otherwise threatened to cancel, terminate or adversely alter its relationship with any Acquired Company, other than with respect to fluctuations in purchase order volume that occur in the Ordinary Course of Business.
4.24Related Party Agreements.  Except for (a) advances to employees in the Ordinary Course of Business; (b) employment arrangements entered into in the Ordinary Course of Business; and (c) participation by employees, officers and directors in any Company Benefit Plans, no Related Party (i) is a party to any Contract or other commitment to which an Acquired Company is a party or by which any of their respective assets or properties is bound; (ii) to the Knowledge of the Company, has any right, title or interest in, to or under any material property or material right, tangible or intangible, that is used or held for use by any of the Acquired Companies; or (iii) is indebted to any Acquired Company (any of the foregoing, a “Related Party Transaction” and, any Contract listed or required to be listed in Schedule 4.24 of the Company Disclosure Schedules, a “Related Party Contract”).
4.25Banking Facilities.  Schedule 4.25 of the Company Disclosure Schedules sets forth a correct and complete list of: (a) each bank, savings and loan or similar financial institution with or at which any Acquired Company has an account or safety deposit box; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility; and (c) any outstanding powers of attorney executed by or on behalf of such Acquired Company in connection with such accounts or safety deposit boxes.
4.26Brokers’ Fee.  Except for RBC Capital Markets, LLC, the fees, commissions and expenses of which will constitute Company Transaction Expenses and be paid as specified herein, none of the Acquired Companies is obligated to pay any commission, brokerage fee or “finder’s fee” in connection with the consummation of the Transactions.
Article V

Representations And Warranties Of Seller

Except as set forth on the Company Disclosure Schedules, Seller hereby represents and warrants to Buyer and Merger Sub, as of the date hereof and as of the Closing that:

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5.1Organization and Good Standing.  Seller is an entity duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its material properties and to carry on its business in all material respects as now conducted.
5.2Authorization of Agreement.  Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Seller in connection with the consummation of the Transactions (the “Seller Documents”), to perform its obligations hereunder and thereunder, and to consummate the Transactions.  The execution and delivery of this Agreement and the Seller Documents by Seller, the performance of its obligations hereunder and thereunder, and the consummation by Seller of the Merger and other Transactions have been duly authorized by all necessary action on behalf of Seller, and no other corporate action on the part of Seller (other than as required by the Act, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) is necessary to authorize the execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the Merger and other Transactions.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document when so executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability thereof may be limited by the Equitable Exceptions.
5.3Conflicts; Consents of Third Parties.
(a)None of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation by Seller of the Transactions, or compliance by Seller with any of the provisions hereof or thereof will (i) violate any provision of the Organizational Documents of Seller; (ii)  conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any Contract or Permit to which Seller is a party; or (iii) violate any Law or Order applicable to Seller or by which any of the properties or assets of Seller are bound, other than, in the case of clauses (ii) and (iii) such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Seller to perform its obligations under this Agreement or otherwise prevent the consummation of the Transactions.
(b)No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery by Seller of this Agreement or the Seller Documents, the compliance by Seller with any of the provisions hereof or thereof or the consummation by Seller of the Transactions, except for: (i) filings required under and in compliance with the applicable requirements of the HSR Act and other applicable Antitrust Laws; and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Act.

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5.4Title to Shares.  Seller owns of record (and is the beneficial owner of) and has good and valid title to all of the Shares, free and clear of Liens, except for any such Liens (a) as may be created by this Agreement and (b) for any restrictions on sales of securities under applicable securities Laws.  Neither Seller nor any of its Affiliates is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Shares.
5.5Litigation.  There are no Legal Proceedings pending or, to the knowledge of Seller, threatened against Seller or any of its Affiliates that would reasonably be expected to, individually or in the aggregate, prohibit or restrain the ability of Seller to enter into this Agreement, have a material adverse effect on the ability of Seller to perform its obligations under this Agreement or otherwise prevent  the consummation of the Transactions.  Neither Seller nor any of its Affiliates is subject to any Order except to the extent the Order would not reasonably be expected to prohibit or restrain the ability of Seller to enter into this Agreement, have a material adverse effect on the ability of Seller to perform its obligations under this Agreement or otherwise prevent the consummation of the Transactions.
5.6Brokers’ Fee.  Except for RBC Capital Markets, LLC, the fees, commissions and expenses of which will constitute Company Transaction Expenses and be paid as specified herein, Seller is not obligated to pay any commission, brokerage fee or “finder’s fee” in connection with the consummation of the Transactions.
Article VI

Representations and Warranties of Buyer, Merger Sub

Each of Buyer and Merger Sub hereby represents and warrants to the Company as of the date hereof and as of the Closing that:

6.1Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted.
6.2Merger Sub’s Operations.  Buyer owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with such Transactions.
6.3Authorization of Agreement.  Each of Buyer and Merger Sub has all requisite power, as the case may be, and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Buyer or Merger Sub in connection with the consummation of the Transactions (the “Buyer Documents”), to perform their respective obligations hereunder and thereunder, and to consummate the Transactions.  The execution and delivery of this Agreement and the Buyer

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Documents by each of Buyer and Merger Sub, the performance of their respective obligations hereunder and thereunder, and the consummation by Buyer and Merger Sub of the Merger and other Transactions have been duly authorized by all necessary action on behalf of Buyer and Merger Sub, and no other corporate action on the part of Buyer or Merger Sub (other than as required by the Act including the adoption of this Agreement by Buyer as the sole stockholder of Merger Sub and the filing of the Certificate of Merger) is necessary to authorize the execution, delivery and performance of this Agreement and each of the Buyer Documents and the consummation of the Merger and other Transactions.  This Agreement has been, and each of the Buyer Documents will be at or prior to the Closing, duly and validly executed and delivered by Buyer and Merger Sub, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, the legal, valid and binding obligation of Buyer and Merger Sub, as applicable, enforceable against Buyer and Merger Sub, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by the Equitable Exceptions.
6.4Conflicts; Consents of Third Parties.
(a)None of the execution and delivery by Buyer or Merger Sub of this Agreement or the Buyer Documents, the consummation by the Buyer or Merger Sub of the Transactions, or compliance by Buyer or Merger Sub with any of the provisions hereof or thereof will (i) violate any provision of the Organizational Documents of Buyer or Merger Sub; (ii)  conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any Contract or Permit to which Buyer or Merger Sub is a party; (iii) violate any Law or Order applicable to Buyer or Merger Sub or by which any of the properties or assets of Buyer or Merger Sub are bound, or (iv) or (iv) result in the imposition or creation of any Lien upon or with respect to any of the assets or properties of Buyer, Merger Sub or any of their respective subsidiaries, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations, Liens or cancellations that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer or Merger Sub to perform its obligations under this Agreement or otherwise prevent,  the consummation of the Transactions.
(b)No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Buyer or Merger Sub in connection with the execution and delivery by Buyer or Merger Sub of this Agreement or the Buyer Documents, the compliance by Buyer or Merger Sub with any of the provisions hereof or thereof or the consummation by Buyer or Merger Sub of the Transactions, except for: (i) filings required under and in compliance with the applicable requirements of the HSR Act and other applicable Antitrust Laws; and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the Act.
6.5Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or Merger Sub that would reasonably be expected to, individually or in the aggregate, prohibit or restrain the ability of Buyer or Merger Sub to enter into this Agreement, have a material adverse effect on the ability of Buyer and Merger Sub to perform their obligations under this Agreement or otherwise prevent the consummation of the

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Transactions.  Neither Buyer nor Merger Sub is subject to any Order except to the extent the Order would not reasonably be expected to, individually or in the aggregate, prohibit or restrain the ability of Buyer or Merger Sub to enter into this Agreement, have a material adverse effect on the ability of Buyer and Merger Sub to perform their obligations under this Agreement or otherwise prevent the consummation of the Transactions.
6.6Brokers’ Fee.  Except for J.P. Morgan Securities LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer or Merger Sub in connection with the Transactions and no such Person is entitled to any fee or commission or like payment from the Buyer or Merger Sub in respect thereof.
6.7Sufficient Funds. Buyer on the Closing Date shall have sufficient available cash on hand or readily available to it necessary to consummate the Transactions on the terms and subject to the conditions set forth herein.  The obligations of Buyer and Merger Sub under this Agreement are not subject to any conditions regarding Buyer’s, Merger Sub’s, their respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.
6.8Solvency.  Assuming (x) the accuracy of the representations and warranties set forth in Article IV and (y) the satisfaction of the conditions set forth in Section 8.2, immediately after giving effect to the Merger, Buyer and its Subsidiaries (including the Surviving Company and the Company Subsidiaries) on a consolidated basis (a) will be able to pay their debts, obligations and liabilities in the Ordinary Course of Business as they become due; (b) will own property that has a fair saleable value greater than the total amount required to pay their liabilities; and (c) assuming the solvency of the Company and the Company Subsidiaries immediately prior to the Closing, will not have unreasonably small capital for the operation of the business in which they are engaged.  In completing the Transactions, Buyer does not intend to hinder, delay or defraud any present or future creditors of Buyer or the Surviving Company or the Company Subsidiaries.
6.9Contemplated Acquisitions. Buyer does not have any current plan to undertake, or cause its Subsidiaries to undertake, nor has Buyer entered into any Contract with respect to, any acquisition to acquire (by merger, consolidation, acquisition of equity interests or assets, joint venture or otherwise) any Person or a portion thereof that would reasonably be expected to materially increase the risk of any Governmental Body entering an Order prohibiting the consummation of the Transactions or that would otherwise prevent the consummation of the Transactions by the Termination Date (as extended pursuant to Section 9.1(b)(i)).
Article VII

Covenants
7.1Access to Information.
(a)Prior to the Closing or earlier termination of this Agreement, the Company shall provide Buyer and its Representatives, upon reasonable advance notice, with reasonable access during normal business hours to the books and records (including the electronic data related thereto) and appropriate personnel, officers and properties of the Acquired Companies; provided

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that (i) any such access and activities shall be conducted in a manner not to unreasonably interfere with the business or operations of the Acquired Companies; and (ii) without the prior written consent of the Company, which may be withheld for any reason in the sole and absolute discretion of the Company, Buyer and its Representatives shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Acquired Companies.  Notwithstanding anything herein to the contrary, none of the Acquired Companies shall be required to provide such access or disclose any information to Buyer and its Representatives if doing so would be reasonably likely to (A) result in a waiver of attorney-client privilege, work product doctrine or similar privilege; (B) violate the express terms of any agreement to which any Acquired Company is a party; or (C) violate any Law which any Acquired Company is subject to; provided, however, that if Seller and/or the Company seek to withhold information or access from Buyer and its Representatives for any of the foregoing reasons, Seller and the Company shall cooperate reasonably and in good faith to implement appropriate and mutually agreeable with Buyer measures to permit the disclosure of such information or to provide such access in a manner to remedy the basis for the objection, including by arrangement of appropriate clean team procedures, redactions or entry into a customary joint agreement with respect to any information or access so provided.  All requests for such access shall be directed to such Person as the Shareholder Representative may designate in writing from time to time (collectively, the “Designated Contacts”).  Other than the Designated Contacts, prior to the Closing, without the prior written consent of the Company (which may be withheld for any reason in the sole and absolute discretion of the Company), neither Buyer, its Affiliates or their respective Representatives shall contact any employee, contractors, supplier, customer, landlord or other material business relationship of any Acquired Company regarding the Acquired Companies or the transactions contemplated hereby.
(b)Notwithstanding anything herein to the contrary, Seller and the Company shall comply with their obligations as set forth on Section 7.1(b) of the Acquisitions Pipeline Schedule.
(c)For a period of four (4) years after the Closing, Buyer shall cause the Surviving Company and the Company Subsidiaries to provide the Shareholder Representative and its Representatives, upon reasonable advance notice, reasonable access to the appropriate officers, books and records (including all electronic data related thereto) of the Surviving Company and the Company Subsidiaries during Surviving Company’s normal business hours as reasonably requested by Shareholder Representative solely to the extent necessary for the preparation of insurance claims, regulatory filings, financial statements, Tax Returns of Seller or its Affiliates in respect of periods ending on or prior to the Closing, or for the purpose of the defense or prosecution by Seller or its Affiliates of any Legal Proceedings concerning the businesses of the Acquired Companies prior to the Closing (other than Legal Proceedings between Seller or its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand); provided that any such access and activities shall be conducted in a manner not to unreasonably interfere with the business or operations of Buyer and its Affiliates (including the Acquired Companies).  Notwithstanding anything herein to the contrary, Buyer, the Surviving Company and the Company Subsidiaries shall not be required to provide such access or disclose any information to Shareholder Representative if doing so could (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege; or (ii) violate any Law which any the Surviving Company or any Company Subsidiary is subject; provided, however, that if Buyer, the Surviving Company and the

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Company Subsidiaries seek to withhold information or access from Seller and its Representatives for any of the foregoing reasons, Buyer, the Surviving Company and the Company Subsidiaries shall cooperate reasonably and in good faith to implement appropriate and mutually agreeable with Seller measures to permit the disclosure of such information or to provide such access in a manner to remedy the basis for the objection, including by arrangement of appropriate clean team procedures, redactions or entry into a customary joint agreement with respect to any information or access so provided. Buyer agrees to cause the Company not to destroy or dispose of any material books and records of the Acquired Companies existing on the Closing Date for a period of four (4) years from the Closing Date without offering first in writing to surrender them to the Shareholder Representative (at the Shareholder Representative’s cost and expense) at least ninety (90) days prior to such destruction or disposition.
7.2Conduct of the Business Pending the Closing.
(a)Prior to the Closing or earlier termination of this Agreement, except (i) as required by applicable Law; (ii) as otherwise contemplated by this Agreement; or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned; provided that consent shall be deemed to have been given if Buyer does not respond within three (3) Business Days from the date on which a request of such consent is delivered to Buyer in accordance with Section 11.5), Seller shall cause the Acquired Companies to conduct the respective businesses of the Acquired Companies only in the Ordinary Course of Business and Seller shall cause the Acquired Companies to use commercially reasonable efforts to (x) preserve intact in all material respects their business organization; and (y) preserve all material business relationships (including goodwill thereof), including material business relationships with customers and suppliers.
(b)Prior to the Closing or earlier termination of this Agreement, except (i) as required by applicable Law; (ii) as otherwise contemplated by this Agreement; (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned; provided that consent shall be deemed to have been given if Buyer does not respond within three (3) Business Days from the date on which a request of such consent is delivered to Buyer in accordance with Section 10.5; or (iv) as set forth in Schedule 7.2(b) of the Company Disclosure Schedules), Seller shall cause the Acquired Companies not to:
(i)create, transfer, issue, sell or dispose of any shares of capital stock or other securities of any Acquired Company or create, transfer, issue, sell, dispose of or grant options, warrants, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of any Acquired Company;
(ii)reclassify, combine, split, subdivide or amend the terms of any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;
(iii)adopt or enter into a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company (other than the Merger);

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(iv)without limitation of Section 7.2(c), make or declare any non-cash dividend or non-cash distribution to Seller;
(v)amend the Organizational Documents of any of the Acquired Companies;
(vi)other than as required by applicable Law or pursuant to the terms of any existing Contract, Company Benefit Plan, or collective bargaining agreement, (A) grant any increase in the base salary or wages, bonus opportunity or other compensation or benefits payable to any employee of any Acquired Company, in each case except base salary or hourly wage increases in the Ordinary Course of Business and in a manner consistent with past practice; or (B) grant any unusual or extraordinary bonus to any director, manager or executive officer of the Acquired Companies, other than in connection with a transaction that is set forth on Schedule 7.2(b)(xiii) of the Company Disclosure Schedules;
(vii)adopt or increase the payments or benefits under, any Company Benefits Plan except in accordance with applicable Law or the terms of any such Company Benefits Plan or in the Ordinary Course of Business, other than in connection with a transaction that is set forth on Schedule 7.2(b)(xiii) of the Company Disclosure Schedules;
(viii)make any material amendment to, establish, enter into, or terminate any Company Benefit Plan or, except in the Ordinary Course of Business, any employment agreement or other Contract with any employee (except for customary offer letters and other similar Contracts customary for new hires entered into in the Ordinary Course of Business and which are terminable on the giving of reasonable notice in accordance with applicable Law), other than as required by applicable Law, the other provisions of this Agreement, or by the terms of any existing Contract, Company Benefit Plan or collective bargaining agreement;
(ix)(A) sell, assign, convey title (in whole or in part), lease, license, abandon or otherwise dispose of any right to any asset or property of any Acquired Company other than, in each case, sales or other dispositions of Inventory, assets or property in the Ordinary Course of Business or of obsolete assets or (B) pledge, encumber, incur, create, assume or otherwise subject to a Lien (other than a Permitted Lien) any asset or property of any Acquired Company other than in the Ordinary Course of Business;
(x)cancel, waive, release or compromise any material debt, rights or claim owing to any Acquired Company except for such items solely between one or more of the Acquired Companies;
(xi)commence, waive, release, settle or satisfy any Legal Proceeding or insurance claim, other than those that do not (A) exceed $25,000 on an individual basis (net of insurance recoveries) or (B) impose restrictions on the businesses of the Acquired Companies;
(xii)incur any Debt, other than (A) under the Existing Credit Agreements, (B) as may be required to consummate any acquisition transactions with any Person set forth on the Acquisitions Pipeline Schedule (but solely in accordance with the terms thereof), or

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(C) advances to employees or officers of the Company or any Company Subsidiary for expenses incurred for travel and other reasonable business-related expenses in the Ordinary Course of Business;
(xiii)permit or cause any Acquired Company to (A) enter into or agree to enter into any merger or consolidation with any Person, or (B) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any Person or any business unit or division or set of assets that function as a business unit or division thereof, other than in each case in connection with the acquisition of an Acquisition Target as provided on the Acquisitions Pipeline Schedule;
(xiv)change its present accounting methods, principles or practices in any material respect, except as required by GAAP or applicable Law;
(xv)(A) make, change or rescind any material Tax election; (B) change any annual Tax accounting period; adopt or change any Tax accounting method; (C) file any amended income or other material Tax Return, (D) enter into any closing agreement relating to Taxes; (E) settle any Tax claim or assessment or Legal Proceeding relating to Taxes; (F) surrender any right to claim a refund of Taxes; or (G) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;
(xvi)enter into any Contract that would be a Material Contract or would have been required to be listed on Schedule 4.10(b) of the Company Disclosure Schedules if it would have been entered into prior to the date hereof, or terminate or amend any Material Contract or lease required to be listed on Schedule 4.10(b) of the Company Disclosure Schedules, in each case other than in the Ordinary Course of Business and other than any or the entry into any purchase agreement or customary documentation ancillary thereto regarding the acquisition of an Acquisition Target as provided on the Acquisitions Pipeline Schedule;
(xvii)acquire any real property that would have been required to have been listed on Schedule 4.10(a) of the Company Disclosure Schedules had it been acquired prior to the date hereof;
(xviii)enter into a new line of business outside of its existing business;
(xix)make, authorize or make any commitment with respect to, capital expenditures that are not reflecting in the capital expenditure budget of the Acquired Companies made available to Buyer;
(xx)fail to keep or cause to be kept any material existing insurance policies (or substantial equivalents) in such amounts substantially as in force as of the date hereof;
(xxi)acquire, sell, lease, transfer, pledge, encumber, grant or dispose of any of the material Intellectual Property required to be listed on Schedule 4.12(a) of the Company Disclosure Schedules other than in the Ordinary Course of Business; or
(xxii)agree to do anything prohibited by this Section 7.2(b).

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(c)Notwithstanding anything to the contrary contained herein, during the period from the date hereof until the Measurement Time, each Acquired Company shall be permitted to utilize any and all available Cash to (A) pay Company Transaction Expenses; (B) repay outstanding Debt; and (C) declare or pay Cash dividends to Seller so long as such amounts are paid prior to the Measurement Time, in each case, at such times and in such amounts as the applicable Acquired Company shall deem necessary or appropriate in anticipation of the Closing; provided, however, that such Acquired Company shall at all times prior to the Closing retain a sufficient amount of cash-on-hand to operate their businesses in the Ordinary Course of Business.
(d)To the extent that the Company or the Company Subsidiaries have modified their business practices, policies or procedures to mitigate, remedy, respond to or otherwise address the Effects of COVID-19 on the businesses of the Acquired Companies (any such action, activity or conduct, the “COVID-19 Response”), including complying with “shelter in place” and non-essential business orders by any Governmental Body, government employee furlough schemes or reasonable and prudent measures to protect the health or safety of any Person, such modifications, actions activities or conduct shall not be considered a breach of Section 7.2(a) or clauses (vi), (vii), (viii), (xii), (xix) or (xxii) (as applicable) of Section 7.2(b); provided that, prior to taking any material  COVID-19 Response, to the extent practicable, the Company shall notify Buyer of such action, activity or conduct, and consider in good faith any suggestions of Buyer with respect thereto, and thereafter shall keep Buyer reasonably informed of the status of such action, activity or conduct.
7.3Regulatory Approvals.
(a)Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions as promptly as practicable, including preparing and filing all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or Orders from all Governmental Bodies and other third parties.  In furtherance and not in limitation of the foregoing, each of Buyer and, where applicable, Seller and/or the Company undertakes and agrees to make, or cause to be made, with respect to the Transactions  no later than ten (10) Business Days after the date hereof, an appropriate filing of a Notification and Report Form pursuant to the HSR Act; and, all filings required of such party or any of their respective Affiliates under the other Antitrust Laws as described on Schedule 4.3(a) of the Company Disclosure Schedules.  Each of Buyer and Company shall (A) respond promptly to any inquiries or requests received from any Governmental Body pursuant to the HSR Act or the other Antitrust Laws and supply any additional information or documentation that may be requested; and (B) use its reasonable best efforts to cause the waiting periods or other requirements under the HSR Act and all other applicable Antitrust Laws to terminate or expire at the earliest possible date, and in any event, prior to the Termination Date (including with respect to filings under the HSR Act).
(b)Further, and without limiting the generality of the rest of this Section 7.3, each of the parties shall cooperate in good faith with each other to prepare any filing or submission made with any Governmental Body in connection with the Transactions and regarding any investigation or other inquiry by any Governmental Body in connection with the Transaction, which shall include (i) furnishing to the other parties such necessary information and reasonable

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assistance as the other parties may request in connection with the foregoing, (ii) informing the other parties of any substantive communication with any Governmental Body regarding any of the Transactions, and (iii) providing counsel for the other parties with copies of all submissions made by such party, all written substantive correspondence between such party (or its outside counsel) with any Governmental Body regarding the Transactions; provided, however, that materials may be designated as “Outside Counsel Only” and also may be redacted as necessary to comply with legal privilege, contractual arrangements and with applicable Law and other confidentiality concerns.  Each party hereto shall, subject to applicable Law, permit counsel for the other parties to review in advance, and consider in good faith the views of the other parties in connection with, any proposed written communication to any Governmental Body in connection with the Transactions.  The parties agree not to participate, or to permit their Affiliates or advisors to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection with the Transactions unless, to the extent not prohibited by such Governmental Body, it consults with the other parties in advance and gives the other parties the opportunity to attend and participate. No party shall (i) withdraw its HSR Notification and Report Form, (ii) extend any waiting period under the HSR Act, or (iii) enter into any agreements with any Governmental Body to delay consummation of the Transactions, without the prior written consent of the other party.
(c)Subject to, and without limiting the generality of the rest of this Section 7.3, Buyer and its Affiliates shall: (i) contest, defend or appeal any threatened or pending litigation or preliminary or permanent injunction or other Order that would affect the ability of Buyer to consummate the Transactions; (ii) agree to take any other action as may be required by a Governmental Body in order to (A) obtain all necessary consents, approvals and authorizations before the Termination Date; (B) avoid the entry of, or to have vacated, lifted, dissolved, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect in any Legal Proceeding and that prohibits, prevents or restricts consummation of the Transactions; or (C) effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing the consummation of the Transactions prior to the Termination Date; and (iii) promptly and prior to the Termination Date: (1) effect, by order, consent decree, hold separate orders or otherwise, the sale, divestiture, license, hold and separate, cause a third party to acquire or otherwise dispose of any assets, properties, products, product lines, services, businesses or rights of the Acquired Companies or any interest or interests therein; (2) terminate, amend or modify any Contract or other business relationship of the Acquired Companies; and (3) take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets, properties, products, product lines, services or businesses of, as of the Effective Time, the Acquired Companies or any interest or interests therein; provided that Buyer shall only be required to take the actions under clause (iii) of this paragraph with respect to the assets, properties, products, product lines, services or businesses of the Acquired Companies (and, for the avoidance of doubt not with respect to any of the product lines, services or businesses of Buyer or any of its Subsidiaries); provided, further, that Buyer shall not be required to take any actions under clause (iii) if such as actions, individually or in the aggregate, would or would reasonably be expected to result in a material adverse effect on the Acquired Companies.  Buyer shall be responsible for 100% of any filing fees under the HSR Act or any other Antitrust Laws.

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(d)Notwithstanding any other provision of this Agreement (including this Section 7.3), Buyer shall have the right to direct all matters with any Governmental Body consistent with its obligations hereunder, and Buyer shall make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any approvals that may be sought by or from, any Governmental Body, including determining the strategy for contesting, litigating or otherwise responding to objections to, or Legal Proceeding challenging, the consummation of the Transactions, in each case subject to good faith consultations with Seller and the Company. Without limiting the foregoing sentence, Buyer shall have the right to choose which action(s) it will take in order to comply with its obligations in this Section 7.3 (e.g., if Buyer’s obligations under this Section 7.3 require Buyer to take one action or another action, then Buyer shall be entitled to elect which action to take).
7.4Further Assurances; Third Party Consents.
(a)Subject to, and not in limitation of, Section 7.3, until the Closing or earlier termination of this Agreement, each of the parties hereto shall (i) execute such documents and perform such further acts as may be reasonably required to carry out the provision hereof and the actions contemplated hereby; and (ii) use its reasonable best efforts to, at the earliest practicable date, satisfy, or cause the satisfaction of, the conditions precedent to the consummation of the Transactions.
(b)Prior to the Closing or earlier valid termination of this Agreement in accordance herewith, Seller and the Company shall use and shall cause the Company Subsidiaries to use, its and their respective commercially reasonable efforts to obtain consents of or provide notices to, as applicable, all third parties with respect to the Contracts set forth on Schedule 7.4(b) of the Company Disclosure Schedule with respect to the consummation of the Transactions; provided, that the parties shall not be required to (and without Buyer’s prior written consent none of Seller, the Company or any Company Subsidiary shall) pay or commit to pay any amount to or grant any accommodation to any Person from whom any such consent may be requested or required.
7.5Confidentiality.
(a)Each of Buyer and Merger Sub acknowledges that the information provided to them in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality and Non-Disclosure Agreement between Advent International Corporation and TopBuild Corp. dated May 18, 2021 and the Clean Team Confidentiality Agreement between Advent International Corporation and TopBuild Corp. dated May 18, 2021, as amended by that first amendment thereto, dated July 13, 2021 (together, the “Confidentiality Agreements”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing Date, the Confidentiality Agreements shall terminate.
(b)Seller hereby agrees with Buyer that Seller and its Representatives will not, and that Seller will cause its controlled Affiliates not to, at any time on or after the Closing Date for a period of five (5) years, directly or indirectly, without the prior written consent of Buyer, disclose or use, any confidential or proprietary information involving or relating to the Acquired

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Companies, including (i) customer and supplier information, including lists of names and addresses of customers and suppliers of any Acquired Company or its Affiliates as of the Closing Date; (ii) written business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates; (iii) proprietary market research and databases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and service employed by any Acquired Company; (iv) information identified as confidential and/or proprietary in internal documents of any Acquired Company; and (v) all information that would be a trade secret under any applicable Law; provided, however, that with respect to any information that constitutes trade secrets as defined under applicable Law, the obligations hereunder shall continue in effect for as long as such information continues to constitute trade secrets.  The information subject to the foregoing provisions will not include any information: (1) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof); (2) becomes available to Seller after the Closing Date on a non-confidential basis from a source other than the Acquired Companies or any of its Representatives; or (3) is independently developed by or for Seller without use of Acquired Company confidential or proprietary information; and provided, further, that the provisions of this Section 7.5(b) will not prohibit any retention of copies of records that is reasonably required and used solely to comply with applicable Law.  It is understood and agreed that Seller is under common ownership with certain other entities (the “Related Funds”) and both Seller and such Related Funds have equity interests in other entities (the “Portfolio Companies”).   Notwithstanding any provision of this agreement to the contrary, no provision of this Agreement shall apply to any action taken independently by any Related Fund or Portfolio Company or any of their respective Affiliates, so long as in each case such Related Fund or Portfolio Company has not received any of the Acquired Companies’ confidential or proprietary information. For purposes hereof, a Related Fund or Portfolio Company will not be deemed to have received confidential information solely because any of Seller’s or Acquired Companies’ employee, officer, principal, or director (an “Advent Principal”) also serves as a director or officer of any of a Related Fund or Portfolio Company, unless such Advent Principal (x) directs the Related Fund or Portfolio Company to act (or refrain from acting) based on such confidential information; or (y) delivers such confidential information to such Related Fund or Portfolio Company.  Promptly following the Closing, Seller will inform its controlling Affiliates of its obligations under this Section 7.5(b), and Seller shall be liable for any action taken by any of its controlling Affiliates that would be a breach of this Section 7.5(b) if such action were to be taken, directly or indirectly, by Seller.
7.6D&O Indemnification, Exculpation and Insurance.
(a)From and after the Effective Time for a period of six (6) years, Buyer shall cause each Acquired Company (each a “D&O Indemnitor”) to indemnify, defend and hold harmless the Persons who at or prior to the Effective Time were directors, managers or officers of any Acquired Company (collectively, the “D&O Indemnitees”), with respect to all acts or omissions by them in their capacities as such or taken by them at the request of any Acquired Company, in each case, at or prior to the Effective Time and advance any expenses (including fees and expenses of legal counsel) of any D&O Indemnitee (provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law) to the fullest extent that such Persons are indemnified and held harmless or have the right to advancement of expenses pursuant to the Organizational Documents of any Acquired

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Company and any indemnification agreements or arrangements of any Acquired Company, if any, as in effect as of the date of this Agreement (it being understood that such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the D&O Indemnitees, unless such modification is required by Law).  Notwithstanding anything herein to the contrary, Buyer’s obligations under this Section 7.6(a) shall only apply to any individual D&O Indemnitee for so long as such Person is employed by, or serves as a director, manager or officer of, Buyer or any of its Subsidiaries (including the Acquired Companies) or if, prior to Closing, such person was employed by any of the Acquired Companies.
(b)The parties hereto hereby acknowledge that certain D&O Indemnitees may have rights to indemnification, advancement of expenses and/or insurance provided by Persons (other than the Acquired Companies) (collectively, the “Other Indemnitors”). The parties hereto hereby agree that no Other Indemnitors (including Seller) that would otherwise be obligated to pay any claim will be relieved of the responsibility with respect thereto or, solely by virtue of this Section 7.6, have any subrogation rights with respect thereto, it being understood that no Other Indemnitor (including Seller) will be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification, advancement of expenses or exculpation provisions hereof) by virtue of the indemnification, exculpation or advancement of expenses provisions of this Section 7.6.
(c)From and after the Effective Time for a period of six (6) years, Buyer shall cause the Organizational Documents of the Surviving Company and each Acquired Company to contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable to the beneficiaries of such provisions as those provisions set forth as of the date of this Agreement in the Organizational Documents of each Acquired Company which provisions, in each case, shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnitees who are employed by, or serve as a director, manager or officer of, Buyer or any of its Subsidiaries (including the Acquired Companies) or, prior to Closing, were employed by any of the Acquired Companies.
(d)Prior to the Closing, Seller shall cause the Company and the Surviving Company and the Company Subsidiaries to, purchase the directors’ and officers’ “tail” or “runoff” insurance program currently available to be purchased under the existing directors’ and officers’ liability insurance plan covering the Acquired Companies’ directors, managers and officers, to the extent such plan remains available as of the Effective Time on materially the same terms and conditions.  To the extent that such plan is no longer available on materially the same terms and conditions at the Effective Time, prior to the Closing, Seller shall cause the  Company to purchase  a directors’ and officers’ liability “tail” or “run-off” insurance program, selected by the Shareholder Representative, for a period of six (6) years after the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount no less than the aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects comparable to such existing coverage). Notwithstanding anything herein to the contrary, the cost of such “tail” or “runoff” policies shall not exceed 200% of the last annual premium paid prior to the date hereof under the Company’s directors’ and officers’ liability insurance policy.

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(e)The provisions of this Section 7.6: (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, his or her heirs and his or her personal representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.
(f)In the event that Buyer, the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer and of the Surviving Company shall assume all of the obligations of Buyer and the Surviving Company set forth in this Section 7.6. It is Buyer’s current intent to merge all of the Acquired Companies with Service Partners, LLC, a Virginia limited liability company (“Service Partners”). The parties hereto agree that Service Partners’ Organizational Documents meet the above requirements and nothing in this Agreement shall require (or be interpreted to require) Buyer to amend, restate, amend and restate or otherwise modify the Organizational Documents of Service Partners as such Organizational Documents are in effect as of the date hereof, provided that the D&O Indemnitees are “Covered Persons” (as such term is defined in the Organizational Documents of Service Partners) following such merger.
7.7Publicity.  No party hereto shall issue or cause the publication of any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other parties hereto; provided that nothing herein will prohibit (a) any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is upon advice of counsel required by Law or stock exchange rules or regulations, in which case the party making such determination will consult with the other parties hereto prior to making such disclosure and shall use commercially reasonable efforts to allow the other party to comment and suggest satisfactory text in advance of such issuance or publication, (b) Advent International Corporation and its Affiliates from communicating with the current or prospective limited partners of the investment funds managed by Advent International Corporation and its Affiliates regarding this Agreement or the Transactions to the extent such information is customarily provided to current or prospective limited partners of investment funds in connection with their customary fundraising and reporting activities and so long as such recipients are bound by customary obligations of confidentiality to the disclosing Person or (c) either Advent International Corporation and its Affiliates or Buyer and its Affiliates (including the Acquired Companies) from disclosing the consummation of the Transactions on its website and otherwise in the ordinary course of their business (provided that such disclosure is subsequent to and consistent with the content of any prior press release or public announcement permitted by this Section 7.7).
7.8Employee Matters.
(a)For a period of twelve (12) months following the Effective Time, Buyer shall provide, or shall cause to be provided, to each employee of any of the Acquired Companies (excluding any such employees physically residing in Canada that are employed by any of the Acquired Companies organized under the Laws of Canada (including any provinces or territory thereof)) (each a “Continuing Employee”), (i) compensation (including annual base salary or base

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wage rate and comparable incentive compensation opportunities (excluding equity incentives) that is substantially similar in the aggregate to the compensation provided to such Continuing Employee immediately prior to the Effective Time, and (ii) employee benefits which are, in the aggregate, substantially similar to such compensation and employee benefits provided to such Continuing Employee immediately prior to the Effective Time. For purposes of eligibility, vesting, vacation entitlement, severance and all other benefit entitlements (but not benefit accrual under defined benefit plans) under the employee benefit plans of Buyer providing benefits to Continuing Employees (the “Buyer Plans”), Buyer shall credit each Continuing Employee with his or her years of service with any Acquired Company and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing under any similar Company Benefit Plan, except where doing so would result in a duplication of benefits.  Notwithstanding anything to the contrary in this Section 7.8, the terms and conditions of employment for any Continuing Employee covered by a collective bargaining agreement shall be governed by the terms of such collective bargaining agreement.
(b)Buyer shall use its commercially reasonable efforts to (i) cause to be waived under any applicable Buyer Plan any pre-existing condition limitations, actively-at-work requirements, exclusions and waiting periods to the extent waived or not applicable under, or previously satisfied by such Continuing Employee under, a similar Company Benefit Plan; and (ii) cause the Continuing Employees to be given credit under the applicable Buyer Plan for amounts paid prior to the date on which such Continuing Employees commence participation in such Buyer Plan for purposes of applying deductibles, co-payments, co-insurance and out-of-pocket maximums.
(c)Buyer shall provide each Continuing Employee who participates in an incentive  plan or annual bonus plan (“Incentive Plan Participant”) with a cash incentive or annual bonus award for the full performance period during which the Closing occurs, and the amount paid in respect of the performance period prior to the Closing shall be no less than the  incentive amount accrued by the applicable Acquired Company for such period. Effective as of the Closing, Buyer shall, or shall cause its Affiliates to, assume or retain, as the case may be, all obligations of each Acquired Company for “retention,” “transition” and “success” bonus payments, annual bonus payments and to severance payments, payable through 2023 under applicable agreements with Continuing Employees (assuming each respective employee remained employed through the applicable payment date) and shall pay such obligations in accordance with the terms of each applicable agreement.
(d)Effective as of the Closing, Buyer shall, or shall cause its Affiliates to, assume or retain, as the case may be, all obligations of each Acquired Company for the accrued and unused vacation and paid time off of each Continuing Employee.  Continuing Employees shall be permitted to use such accrued and unused vacation and paid time off in accordance with the Acquired Company’s policies and procedures, as in effect as of the Closing Date.
(e)As soon as practicable following the execution of this Agreement, to the extent permitted under applicable collective bargaining agreements, the applicable Acquired Company shall, subject to review and approval by Buyer: (i) adopt resolutions to terminate, subject to the consummation of the Transactions, the Distribution International Employee 401(k) Retirement Plan in which U.S. employees of the Acquired Companies participate (the “Company’s

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401(k) Plan”), consistent with the provisions of Code Section 401(k)(10), effective as of a date that is not later than the day before the Effective Time (the “Plan Termination Date”); and (ii) amend the Company’s 401(k) Plan effective as of a date not later than the Plan Termination Date to freeze participation in and benefit accruals under, and to the extent legally required, vest fully participant accounts thereunder.  Such resolutions and amendment shall be provided to Buyer at least ten (10) calendar days prior to the Closing Date. Any contributions due to the Company’s 401(k) Plan for the period prior to the Plan Termination Date, and not yet paid on the Plan Termination Date, will be contributed by the Company, as soon as administratively feasible following the Plan Termination Date. The Company shall cause each of the following to continue in full force and effect until the Effective Time: (A) the fidelity bond, if any, issued to the Company or any Acquired Company as described in ERISA Section 412; and (B) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the Company’s 401(k) Plan.
(f)Seller shall use commercially reasonable efforts to terminate, effective as of the Closing Date: (i) the supplemental retirement benefit described in that certain employment agreement dated July 31, 2014; (ii) the Supplemental Executive Retirement Plan for Gerald Malter dated January 1, 1994; and (iii) the Supplemental Executive Retirement Plan for John McCall dated January 1, 1994 (collectively, the “Supplemental Retirement Benefits”), and to pay the entire remaining balance of the Supplemental Retirement Benefits as soon as reasonably practicable following the Closing Date, subject to and in accordance with Code Section 409A.
(g)The provisions contained in this Section 7.7 shall not (i) be treated as an amendment or other modification of any Company Benefit Plan or other employee benefit plan, agreement or other arrangement; (ii) limit the right of Buyer to terminate any employee at any time and for any reason or amend any Company Benefit Plan subsequent to the Closing Date; or (iii) create any third-party rights, benefits or remedies of any nature whatsoever in any employee of any Acquired Company (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.
7.9Privacy Matters.
(a)The Company acknowledges and confirms that the disclosure of Transferred Information is necessary for the purposes of determining if the parties shall proceed with the transactions contemplated herein, and that the disclosure of Transferred Information relates solely to the carrying on of the business of the Company and the completion of the transactions contemplated herein.
(b)The Company covenants and agrees to, upon request, use reasonable efforts to advise the Buyer of all documented purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and all additional documented purposes where the Company has notified the individual of such additional purpose, and where required by Law, obtained the consent of such individual to such use or disclosure.
(c)Buyer covenants and agrees to, prior to the completion of the transactions contemplated herein, (i) collect, use and disclose the Transferred Information solely for the

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purpose of reviewing and completing the transactions contemplated herein, including for the purpose of determining whether to complete such transactions; and (ii) protect the Transferred Information by security safeguards appropriate to the sensitivity of the information.
(d)The Parties further covenant and agree to, after the completion of the transactions contemplated herein, (i) collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the transactions contemplated herein, unless the disclosure or transfer of Transferred Information requires the consent of, or the provision of notice to, the individual to which such Transferred Information relates and (A) the Company or the Buyer has first notified such individual of such additional purpose, and where required and as authorized and permitted by Law, obtained the consent of such individual to such additional purpose, or (B) such use or disclosure is permitted or authorized by Law without consent; (ii) protect the confidentiality of all Transferred Information in a manner consistent with security safeguards appropriate to the sensitivity of the information; (iii) give effect to any withdrawal of consent with respect to the Transferred Information; and (iv) where required by Law, determine who will notify the individuals to whom the Transferred Information related that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to the Buyer.
(e)Buyer covenants and agrees to return or destroy the Transferred Information, at the option of the Company, should the transactions contemplated herein not be completed.
7.10Tax Matters.
(a)Any refund of Taxes (including estimated Taxes or similar Tax prepayments), or any similar credit or offset in lieu of a cash refund against Taxes, of any of the Acquired Companies for any Pre-Closing Tax Period that are received by Buyer or any Acquired Company after the Closing Date (other than to the extent any such refund (i) was taken into account in the calculation of Closing Working Capital or the Tax Liability Amount; (ii) is required to be paid over to another Person pursuant to a Contract entered into prior to the Closing; (iii) is attributable to the carryback of any Tax attribute generated in a taxable period (or portion thereof) beginning after the Closing Date; or (iv) is for Taxes paid after the Closing Date unless Seller has indemnified Buyer and its Affiliates for such Taxes pursuant to Article X) (any such refund, a “Pre-Closing Tax Refund”) shall be for the account of Seller.  Buyer shall pay over to Seller an amount equal to any such Pre-Closing Tax Refund, without interest other than interest received thereon from the applicable Taxing Authority and less any reasonable out-of-pocket costs and expenses (including Taxes) incurred by Buyer or any of its Affiliates in connection with obtaining or receiving such Pre-Closing Tax Refund, within fifteen (15) days after receipt thereof; provided that, in the event that the applicable Taxing Authority subsequently disallows or seeks to recoup any such Pre-Closing Tax Refund, for which Seller previously received a payment pursuant to this Section 7.10(a), Seller shall pay or cause to be paid to Buyer an amount equal to the amount disallowed by the Taxing Authority (including any interest due thereon to the relevant Taxing Authority).  Buyer shall, at Seller’s cost and expense and upon prior written request, cooperate with the Shareholder Representative in obtaining such refunds, it being understood that any such Pre-Closing Tax Refunds will, to the extent permitted by applicable Law, be claimed in cash rather

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than as a credit against future Tax liabilities.  Notwithstanding anything to the contrary in this Section 7.10(a), (x) in no event will Seller be entitled to payments under this Section 7.10(a), individually or in the aggregate, in excess of $5,000,000 and (y) Seller’s right to any payment pursuant to this Section 7.10(a) shall terminate on the Tax Indemnity Expiration Date.
(b)Except as set forth on Schedule 7.10(b) of the Company Disclosure Schedules, Buyer shall not, and shall cause the Acquired Companies not to, (i) amend any Tax Returns of any Acquired Company for any taxable period ending on or before the Closing Date; (ii) make, change or revoke any Tax election (other than in connection with Buyer’s or the Company’s preparation of Tax Returns in accordance with Section 7.10(d)) that has retroactive effect to any taxable period ending on or before the Closing Date; or (iii) enter into any voluntary disclosure or similar agreement with any Taxing Authority with respect to any Acquired Company for any taxable period ending on or before the Closing Date, in each case prior to the Tax Indemnity Expiration Date without the prior written consent of the Shareholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).
(c)For purposes of this Agreement, any Taxes for any Straddle Period shall be allocated between the Pre-Closing Tax Period and the portion of such Straddle Period beginning after the Closing Date as follows: (i) Taxes (such as income Taxes, sales and use Taxes, payroll and employment Taxes and withholding Taxes), other than those referred to in clause (ii) below, shall be made by means of a deemed closing of the books and records of the Acquired Companies as of the end of the Closing Date (provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing) shall be allocated in accordance with clause (ii) below); and (ii) Taxes imposed on a periodic basis (such as real or personal property or other ad valorem Taxes) shall be allocated between the pre-Closing and post-Closing portions of such Straddle Periods in proportion to the number of days in each such portion.
(d)The Company, at Seller’s cost and expense, shall be responsible for the preparation of any Tax Return of any of the Acquired Companies for any taxable period ending on or prior to the Closing Date, and Buyer, at its own cost and expense, shall be responsible for the preparation of any Tax Return of any of the Acquired Companies for any Straddle Period.  All Tax Returns prepared pursuant to this Section 7.10(d) shall be prepared in a manner consistent with the past custom and practice of the applicable Acquired Company in filing such Tax Returns, except to the extent otherwise required by applicable Law or this Agreement.  The Company shall provide to Shareholder Representative and Buyer a copy of any income Tax Return prepared by the Company pursuant to this Section 7.10(d) for review and comment not less than twenty (20) days prior to the due date (including validly obtained extensions) for such Tax Return, and such Tax Return shall be revised to reflect and incorporate any reasonable comments provided in writing by the Shareholder Representative or Buyer within fifteen (15) days of receiving a draft of such Tax Return from the Company; provided, however, if the due date (including validly obtained extensions) for any such Tax Return is within twenty (20) days of the Closing Date, then the Company shall provide a draft of such Tax Return to the Shareholder Representative and Buyer as soon as reasonably practicable, and such Tax Return shall be revised to reflect and incorporate any reasonable comments provided by the Shareholder Representative or Buyer prior to the due date (including validly obtained extensions) for such Tax Return.  With respect to each income Tax Return as finally prepared pursuant to this Section 7.10(d), any amount shown as due on such Tax

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Return, to the extent such amount is not already included in the Net Working Capital or Tax Liability Amount, shall be paid from the funds provided in Section 10.3(b)(ii) remaining at such time.
(e)Buyer shall notify Shareholder Representative in writing of any audit, examination or other proceeding initiated by a Taxing Authority against any Acquired Company (each, an “Acquired Company Tax Proceeding”) for any taxable period ending on or prior to the Closing Date or any Straddle Period, in each case, that could reasonably be expected to result in an indemnity obligation for Indemnified Taxes within fifteen (15) days of Buyer or any of its Affiliates (including, after the Closing, the Acquired Companies) receiving notice of such Acquired Company Tax Proceeding from the applicable Taxing Authority.  The failure to so notify Shareholder Representative shall not relieve Seller of any of its indemnity obligations under Article X, except to the extent that Seller or Shareholder Representative is actually and materially prejudiced thereby.  Shareholder Representative, at Seller’s own cost and expense, shall control any Acquired Company Tax Proceeding for a taxable period ending on or prior to the Closing Date or the Straddle Period if, as a result of such Acquired Company Tax Proceeding, the Seller would reasonably be expected to have any liability for Taxes (a “Covered Acquired Company Tax Proceeding”); provided that the Shareholder Representative shall (i) provide copies to Buyer of all material correspondence, notices, and other written materials received from any Taxing Authorities related to a Covered Acquired Company Tax Proceeding and keep the Buyer informed on a reasonable basis as to the status of such Covered Acquired Company Tax Proceeding; (ii) permit the Buyer, at such Buyer’s own cost and expense, to participate on a reasonable basis in such Covered Acquired Company Tax Proceeding; (iii) consult with the Buyer before taking any material action in connection with such Covered Acquired Company Tax Proceeding; (iv) provide Buyer with a copy of any material written submission to be sent to the applicable Taxing Authority prior to the submission thereof and give good faith consideration to any comments or suggested revisions that Buyer may have with respect thereto; and (v) not settle, compromise or abandon such Covered Acquired Company Tax Proceeding without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed).
(f)Neither Buyer nor any of its Affiliates shall (or, from and after the Closing, shall cause or permit the Company or any of its Affiliates to) make an election under Section 336 or Section 338 of the Code or any similar election under state, local or foreign Tax Law with respect to the Merger.
(g)All Transfer Taxes shall be borne by Buyer.  Buyer shall procure any stock transfer stamps required by any Transfer Tax, and timely file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and provide to the Shareholder Representative upon request evidence of payment of all Transfer Taxes.  Seller and Shareholder Representative shall cooperate on a reasonable basis in connection with the preparation of Tax Returns for, and the payment of, any Transfer Taxes.
7.11R&W Insurance Policy.  In the event Buyer or any of its Affiliates obtains a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, a “R&W Insurance Policy”), (a) all premiums, underwriting fees and brokers’ commissions related to such R&W Insurance Policy

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shall be borne equally by Buyer or such Affiliate (including the Surviving Company after the Merger, on the one hand, and Seller, on the other hand (with the portion that is Seller’s responsibility to be treated as Company Transaction Expenses)); and (b) such R&W Insurance Policy shall expressly waive any claims of subrogation by the provider(s) thereunder (except in the case of Fraud with respect to the making of the representations and warranties contained in Article IV of this Agreement) against Seller or the Shareholder Representative.
7.12Section 280G.  To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will (a) solicit from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, the right of any such “disqualified individual” to receive the Waived 280G Benefits.  The parties acknowledge that this Section 7.12 shall not apply to any arrangements entered into at the direction of Buyer or between Buyer and its Affiliates, on the one hand, and a disqualified individual, on the other hand (“Buyer Arrangements”).  In the event that Buyer provides to the Company, no less than fifteen (15) Business Days prior to the Effective Time, a written description of any Buyer Arrangements and the value for purposes of Section 280G of the Code of such Buyer Arrangements, the Company shall include such description and value(s) in any materials disclosed to holders of Shares in connection with soliciting approval in accordance with this Section 7.12; provided, however, that compliance with the remainder of this Section 7.12 shall be determined as if such Buyer Arrangements had not been entered into.  The parties hereto acknowledge that the Company cannot compel any disqualified individual to waive any existing rights under a contract with the Company or any of the Company Subsidiaries and the Company shall not be deemed in breach of this Section 7.12 with respect to any disqualified individual who refuses to waive any such right.  Prior to the Closing Date, the Company shall deliver to Buyer (and Buyer’s legal counsel) a written notice relating to the Waived 280G Benefits of any disqualified individual indicating that either (i) the requisite vote was obtained with respect to such Waived 280G Benefits (the “280G Approval”); or (ii) the 280G Approval was not obtained and, as a consequence, such Waived 280G Benefits have not been and shall not be made or provided, and any portion of such Waived 280G Benefits previously paid or provided to such disqualified individual shall be returned or recovered.  Not less than three (3) Business Days prior to distributing any material relating to a vote on any such Waived 280G Benefits (including any waivers, consents or disclosure statements), the Company shall provide Buyer with drafts of such materials (which shall be subject to Buyer’s reasonable review and comment) along with its analysis under Section 280G of the Code
7.13Company’s Obligations in Respect of Financing.
(a)Subject to Section 7.13(a), prior to the Closing, the Company shall, and shall use its commercially reasonable efforts to cause the Company’s Representatives to, use commercially reasonable efforts to provide, in each case, at Buyer’s sole cost and expense, such assistance with the Debt Financing as is customary and reasonably requested by Buyer, including

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using commercially reasonable efforts with respect to: (i) providing customary information relating to the Acquired Companies including, as is reasonably requested by Buyer, historical financial statements, financial data, audit reports and other financial information of the U.S. Borrower and the Acquisition Target (it being acknowledged that Buyer has previously received all such information with respect to the Acquisition Target), to enable Buyer to prepare customary pro forma financials and other pertinent information regarding the Acquired Companies of the type and form that are customarily included in a private placement pursuant to Rule 144A promulgated under the Securities Act,  (it being understood that Buyer shall be responsible for the actual preparation of pro forma financial statements and any other information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments necessary or desired to be incorporated into any information used in connection with the financing) (collectively, the “Financial Information”); (ii) assisting Buyer and its Financing Sources in their preparation of (A) appropriate and customary offering documents, private placement memoranda, prospectuses, prospectus supplements, registration statements, syndication documents and materials including information memoranda, lender and investor presentations and other marketing documents (including “public side” versions thereof) for the Debt Financing, solely as it pertains to information about the Acquired Companies and (B) appropriate and customary materials for rating agency presentations, solely as it pertains to information about the Acquired Companies; (iii) furnishing Buyer with the Financial Information and such other financial information relating to the Acquired Companies as is customary or reasonably necessary for the arrangement, syndication and completion of the Debt Financing; (iv) causing appropriate senior management of the Company to participate in meetings (including a reasonable and limited number of one-on-one meetings or conference calls that are requested in advance with the Financing Sources), lender presentations, road shows, rating agency presentations, drafting sessions and due diligence sessions in connection with the Debt Financing, in each case at reasonable times and locations mutually agreed and upon reasonable prior notice; (v) causing the independent accountants of the Company to provide appropriate and customary assistance to Buyer, including (A) participating in a reasonable number of accounting due diligence sessions at reasonable times and locations mutually agreed and upon reasonable prior notice; (B) providing the necessary consents to file the independent accountants’ audit report in any required filings by Buyer with the SEC; and (C) providing comfort letters customary for registered offerings of debt or equity securities or private placements under Rule 144A under the Securities Act, as applicable; (vi) if requested by Buyer (which request, other than in connection with any offering of debt securities, shall have been made at least eight (8) days prior to the Closing Date), furnishing to Buyer and the Financing Sources at least four (4) Business Days prior to the Closing Date all information regarding the Acquired Companies that is reasonably requested to the extent required in connection with the Debt Financing by regulatory authorities under applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; (vii) providing customary authorization and representation letters, each, solely with respect to information regarding the Acquired Companies, and arranging for customary auditor consents for use of the Financial Information in marketing documentation and authorizing the distribution of information relating to the Acquired Companies to prospective lenders and, in the case of the authorization letter accompanying the confidential information memorandum for the Debt Financing, containing a customary representation that the information set forth therein (subject to customary exceptions), taken as a whole, did not, when furnished, contain any untrue statement of material fact or omit to state a material fact necessary to make the

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statements contained therein not materially misleading in light of the circumstances in which the statements were made; (viii) assisting in obtaining reasonable and customary corporate, bond and facility credit ratings in connection with the Debt Financing; (ix) assisting Buyer in its preparation of the definitive documentation for the Debt Financing as may reasonably be requested in connection with the Debt Financing, including any credit agreements, guarantees, pledge and security documents, other definitive financing documents, the schedules to any of the foregoing, and other customary certificates or documents required by the Debt Financing; (x) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving other necessary notices, to allow for the payoff, discharge and termination in full at the Closing in respect of the Debt Payoff Amount; and (xi) reasonably facilitating the pledging of collateral (and perfection thereof) for the Debt Financing.  The Company hereby consents to the use of all of its and the Acquired Companies’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is reasonable and customary for such purposes.
(b)Notwithstanding anything in Section 7.13(a) or this Agreement to the contrary, until the Effective Time occurs, the cooperation requested by Buyer pursuant to Section 7.13(a) shall not (i) unreasonably interfere with the ongoing operations of the Acquired Companies; or (ii) require any of the Acquired Companies to (A) pay any commitment or other similar fee; (B) have or incur any liability or obligation in connection with the Debt Financing, including under any agreement or any document related to the Debt Financing other than the delivery of a customary authorization letter described in clause (vii) of the preceding paragraph and for the avoidance of doubt, solely with respect to information regarding the Acquired Companies; (C) commit to taking any action (including entering into any agreement) that is not contingent upon the Closing; (D) take any action that would conflict with, violate or result in a breach of or default under any organizational documents of the Company or any of Acquired Company or any Law; (E) take any action that could reasonably be expected to subject any director, manager, officer or employee of the Company or any of its Subsidiaries to any actual or potential personal liability; (F) provide access to or disclose information that the Company determines in good faith could jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to, the Company or any of its Affiliates; (G) cause any director or manager of the Company or any of its Affiliates to pass resolutions or consents to approve or authorize the execution of the Debt Financing; (H) reimburse any expenses or provide any indemnities; or (I) make any representation, warranty or certification that, in the good faith determination of the Company, is not true.
(c)Buyer shall promptly reimburse the Company for all reasonable and documented out-of-pocket cost and expenses incurred by any Acquired Company in connection with the cooperation contemplated by Section 7.13(a), including (i) reasonable attorneys’ fee; and (ii) expenses of the Company’s accounting firms engaged to assist in connection with the Debt Financing.  Buyer shall indemnify and hold harmless the Acquired Companies and their respective Representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith, in each case, other than with respect to financial information provided by the Company or its Affiliates or their respective Representatives or liabilities or losses that result from fraud, bad faith, gross negligence or willful misconduct.

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(e)Any information provided pursuant to this Section 7.13 shall be subject to the Confidentiality Agreements.

7.14Exclusive Dealings.  From and after the date hereof through the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller and the Company shall not take, nor shall either Seller or Company permit any of their respective controlled Affiliates or Representatives to take, any action to encourage, initiate, continue or engage in discussions or negotiations with, enter into any agreement with, or provide any information to, any Person (other than Buyer, its Affiliates and their respective Representatives) concerning any proposal or offer for, whether in one transaction or series of transactions (a) any purchase, transfer or other disposition or business combination or similar transaction of any Acquired Company’s equity securities to such Person; (b) any merger, consolidation, share exchange or other business combination or similar transaction involving any Acquired Company, any sale of all or a material portion of the assets of the Acquired Companies or any similar transaction involving the Acquired Companies (other than assets sold in the Ordinary Course of Business); (c) any liquidation, dissolution or similar transaction with respect to any Acquired Company; or (d) any transaction or series of transactions that are similar in substance, purpose or effect to any of the transactions described in the immediately preceding subclauses (“Acquisition Proposal”).  In the event that Seller, the Company or any of the Company Subsidiaries receives an Acquisition Proposal from a third party, Seller and the Company shall promptly notify Buyer of such Acquisition Proposal.
7.15Stockholder Approval.  Within two (2) Business Days after the signing of this Agreement on the date hereof, Seller shall deliver to Buyer (a) a stockholder written consent signed by Seller, as sole stockholder of the Company; or (b) evidence of approval by Seller, as sole stockholder of the Company, at a duly held meeting of the stockholders of the Company, in each case, in favor of the approval and adoption of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby.
7.16Payoff Letters.  At least two (2) Business Days prior to the Closing Date, Seller shall deliver drafts of each payoff letter (the “Payoff Letters”) in customary form in respect of the Debt Payoff Amount in order to fully discharge the Debt Payoff Amount owed to each holder thereof.  Seller and the Company shall, and shall cause the Company Subsidiaries to, facilitate the termination of commitments under the Specified Debt, subject to the occurrence of the Closing, the repayment of all Specified Debt then outstanding thereunder and the release of any Liens and terminations of all guarantees supporting the Specified Debt substantially contemporaneously with the Closing.
7.17Related Party Transactions.  Prior to the Closing, Seller and the Company shall take, or cause to be taken, all things necessary such that as of the Effective Time all Related Party Transactions will be terminated without any continuing liability to any of the Acquired Companies as of the Closing.
7.18Data Room Deliverable.  No later than two (2) Business Days after the date hereof, Seller shall deliver, or cause to be delivered, to Buyer four (4) copies of a USB or CD containing all documents posted to the Data Room as of 5:00 p.m. Eastern Time on the date that is one (1) Business Day prior to the date hereof.

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7.19Non-Reliance.
(a)Except for the specific representations and warranties made by the Company in Article IV and Seller in Article V of this Agreement, and subject to the specifically bargained-for exclusive remedies as set forth in this Agreement, Buyer and Merger Sub each acknowledge and agree to the Company and Seller that it is not relying upon, and will not rely upon, any representation or warranty, expressed or implied, at law or in equity, made by any Person in respect of any Acquired Company or any of the Acquired Companies’ respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of their respective businesses, the effectiveness or the success or profitability of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, forecasts, opinions, advice, material, statement, data or other information (financial or otherwise) regarding any Acquired Company provided to, or otherwise made available to, Buyer, Merger Sub or their Representatives or made available to Buyer, Merger Sub and their Representatives in connection with the Transactions, including in any “data rooms,” “virtual data rooms,” management presentations or in respect of any other matter or thing whatsoever, except solely and exclusively to the extent any of the foregoing is specifically included within any representation and warranty set forth in Article IV or in Article V and, solely and exclusively to the extent of such specific inclusion as part of such representation or warranty, and subject in all cases to this Section 7.19.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES IV AND V, AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES, NEITHER THE COMPANY, SELLER NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING THE ACQUIRED COMPANIES OR THE SELLER, AND THE COMPANY AND SELLER HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS.
(b)Except for the specific representations and warranties made by Buyer and Merger Sub in Article VI of this Agreement, and subject to the specifically bargained-for exclusive remedies as set forth in this Agreement, the Company and Seller each acknowledge and agree to Buyer and Merger that it is not relying upon, and will not rely upon, any representation or warranty, expressed or implied, at law or in equity, made by any Person in respect of Buyer or Merger Sub in connection with or related to the Transactions.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article VI, NEITHER BUYER, MERGER SUB NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING BUYER AND MERGER SUB AND BUYER AND MERGER SUB HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS.
(c)Notwithstanding the foregoing, nothing contained in this Section 7.19 shall be effective in the case of Fraud.

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Article VIII

Conditions to Closing
8.1Conditions Precedent to Obligations of Buyer, Merger Sub, Seller and the Company.  The respective obligations of Buyer, Merger Sub, Seller and the Company to consummate the Transactions are subject to the satisfaction, on or prior to the Closing, of each of the following conditions:
(a)There shall not be in effect any provision of any Law or Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; and
(b)The waiting period applicable to the Transactions under the HSR Act shall have expired or early termination shall have been granted.
8.2Conditions Precedent to Obligations of Buyer and Merger Sub.  The obligations of Buyer and Merger Sub to consummate the Transactions are subject to the satisfaction, on or prior to the Closing, of each of the following conditions (any or all of which may be waived by Buyer and Merger Sub in whole or in part to the extent permitted by applicable Law):
(a)No Material Adverse Effect shall have occurred since the date hereof;
(b)(i) The representations and warranties set forth in Article IV and Article V, other than the Fundamental Representations and the representation and warranty set forth in Section 4.8(a), shall be true and correct (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the date hereof and as of the Closing as if made on and as of the Closing (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect; and (ii) the Fundamental Representations and the representation and warranty set forth in Section 4.8(a) shall be true and correct as of the date hereof and as of the Closing as if made on and as of the Closing (except to the extent that any such Fundamental Representation, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except for de minimis inaccuracies in the representations and warranties set forth in Section 4.1 (other than the last sentence thereof), Section 4.26, Section 5.1 (other than the last sentence thereof) and Section 5.6; and
(c)Seller and the Company shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing.
8.3Conditions Precedent to Obligations of Seller and the Company.  The obligations of Seller and the Company to consummate the Transactions are subject to the satisfaction, on or prior to the Closing, of each of the following conditions (any or all of which may be waived by the Shareholder Representative in whole or in part to the extent permitted by applicable Law):

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(a)The representations and warranties of Buyer and Merger Sub set forth in Article V shall be true and correct (without giving effect to any “materiality”, “material adverse effect”, or similar qualifiers contained in any of such representations and warranties) as of the date hereof and as of the Closing as if made on and as of the Closing (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except for where the failure of such representations and warranties to be so true and correct would not, and would not reasonably be expected to, individually or in the aggregate, (i) have a material adverse effect on the ability of the Buyer or Merger Sub perform its obligations under this Agreement or (ii) otherwise prevent the consummation of the Transactions; and
(b)Buyer and Merger Sub shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by Buyer and Merger Sub on or prior to the Closing.
8.4Frustration of Closing Conditions.  None of Seller, the Company, Buyer or Merger Sub may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was primarily caused by any material breach of a covenant, agreement, representation or warranty of this Agreement by such party.
Article IX

Termination
9.1Termination of Agreement.  This Agreement may be terminated prior to the Effective Time as follows:
(a)by mutual written consent of the Shareholder Representative and Buyer;
(b)by the Shareholder Representative or Buyer, by written notice to the other party, if:
(i)the Closing has not occurred on or before the date that is the six (6) month anniversary of the date hereof (the “Termination Date”); provided, however, that if, as of such date, the sole condition to Closing that has not been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) is the condition set forth in Section 8.1(b), then the Termination Date may be extended by written notice from one party hereto to the other party hereto to a date not beyond five (5) months after the Termination Date; provided, further that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a party that is in breach in any material respect of any of its obligations hereunder where such breach is the primary cause of, or resulted in, the failure of the Closing to have occurred by the Termination Date.
(ii)there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; it being agreed that subject to Section 7.3(a) hereof, the parties hereto shall promptly appeal any adverse determination which is not non-

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appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a party if such Order was directly caused by, or resulted directly from, the failure of such party to perform any of its obligations under this Agreement;
(c)by the Shareholder Representative, by written notice to Buyer, if there shall have been a breach by Buyer or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.3 and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) thirty (30) Business Days after providing written notice of such breach to Buyer; and (ii) the Termination Date; provided that the Shareholder Representative shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Seller or the Company is then in breach of this Agreement and such breach would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2;
(d)by Buyer, by written notice to the Shareholder Representative, if there shall have been a breach by Seller or the Company of any of their representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) thirty (30) Business Days after providing written notice of such breach to the Shareholder Representative; and (ii) the Termination Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if Buyer or Merger Sub is then in breach of this Agreement and such breach would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3.

Notwithstanding anything to the contrary contained herein, if all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied as of the Termination Date (other than those conditions that by their nature are to be satisfied by actions taken at the Closing or the failure of which to be satisfied is due primarily to a breach by Buyer or Merger Sub of any of their respective representations, warranties, covenants, or agreements contained in this Agreement), then Buyer shall not be permitted to terminate this Agreement pursuant to this Section 9.1.

9.2Effect of Termination.  In the event that this Agreement is validly terminated in accordance with Section 9.1, this Agreement shall immediately become null and void and the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer, Merger Sub, the Company or the Shareholder Representative; provided that (a) nothing herein will relieve any Party from any liability, damages or obligations (which the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Buyer, may include the benefits of the transactions contemplated by this Agreement lost by the Company and the Seller (taking into consideration all relevant matters, including other combination opportunities and the time value of money)) to any other party for Fraud or any Willful Breach (which shall be deemed to include the failure of Buyer or Merger Sub to consummate the Transactions following the satisfaction of all of the conditions to Closing under Article VIII) by such party hereto of its representations,

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warranties, covenants or agreements set forth in this Agreement occurring prior to such termination; and (b) the Confidentiality Agreements and the provisions of this Section 9.2 and Article XI hereof shall survive any such termination and remain valid and binding obligations of each of the parties.
Article X Indemnification
10.1Indemnification by Seller.  From and after the Closing, Seller shall indemnify and hold harmless Buyer and its directors, employees, officers, Representatives and Affiliates (including the Acquired Companies) and their respective successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including fees and expenses of counsel and costs of investigation and defense) (“Losses”) which any Buyer Indemnified Party suffers arising out of or incurred as a result of (a) the breach of, or any inaccuracy in the Fundamental Representations; (b) Indemnified Taxes or the breach of, or any inaccuracy in, the representations and warranties in Section 4.9; or (c) the Specified Claims.
10.2Indemnification by Buyer .  From and after the Closing, Buyer shall indemnify and hold harmless Seller from, against and in respect of any and all Losses which Seller suffers arising out of or incurred as a result of any of the breach of, or any inaccuracy in the representations and warranties set forth in Article VI.
10.3Limitations on Seller’s Indemnification.  Notwithstanding anything to the contrary contained in this Article X:
(a)(i) none of Buyer Indemnified Parties will be entitled to recover from Seller for any Losses under Section 10.1(a) unless the total of all such Losses exceeds an amount that is equal to one-half (1/2) of the Retention Amount (the “Deductible”), in which event the Buyer Indemnified Parties will be entitled to indemnification only for such Losses in excess of the Deductible, and (ii) the Buyer Indemnified Parties will not be entitled to recover more than the amount of Losses in excess of the Deductible up to the Retention Amount from Seller with respect to all Losses indemnifiable pursuant to Section 10.1(a);
(b)Seller’s aggregate liability (i) for any claims for indemnification under Section 10.1(a) will not exceed the Regular Indemnity Escrow Amount, (ii) for any claims for indemnification under Section 10.1(b) will not exceed $5,000,000, and (iii) for any claims for indemnification under Section 10.1(c) will not exceed $3,500,000; provided that with respect to any claims for indemnification under Section 10.1(c), Seller’s liability will not exceed (A) $500,000 with respect to the Specified Claim – A; and (B) $3,000,000 with respect to the Specified Claim – B;
(c)in the event that Buyer has any claims against Seller for any Losses under Section 10.1(a), such claims shall be satisfied solely from and to the extent of the balance of the funds remaining at such time in the Regular Indemnity Escrow Account;
(d)in the event that Buyer has any claims against Seller for any Losses under Section 10.1(b) or Section 10.1(c), such claims shall be satisfied solely from and to the extent of

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the balance of the funds remaining at such time in the Special Indemnity Escrow Account, subject to the limitations set forth in Section 10.3(b).

Notwithstanding anything in this Section 10.3 to the contrary, the limitations set forth in herein shall not apply in instances of Fraud.

10.4Limitations on Buyer’s Indemnification.  Notwithstanding anything to the contrary contained in this ARTICLE X, Buyer’s aggregate liability for any claims for indemnification under Section 10.2 will not exceed the aggregate amount of net proceeds actually received by Seller pursuant to this Agreement.  Notwithstanding anything in this Section 10.4 to the contrary, the limitation set forth in the immediately preceding sentence shall not apply in instances of Fraud.
10.5Additional Limitations.  Any payment by an Indemnifying Party with respect to a particular Loss pursuant to this Article X shall be reduced by (a) the amount of any insurance, indemnity, reimbursement arrangement or other recovery, including the R&W Insurance Policy and any indemnification by SIG, plc or its Affiliates (“SIG”) pursuant to that certain Stock Purchase Agreement, dated as of November 20, 2006, by and between SIG and Insulation Holdings, Inc. (such indemnification provided by SIG or its Affiliates, the “SIG Indemnity”, and together with the other recoveries described in this subclause (a), each, an “Alternative Recovery”), to the extent actually received by the applicable Indemnified Party with respect to such Loss (net of all costs and expenses incurred by the Indemnified Party in respect of obtaining such amount, including attorneys’ fees) and (b) any reduction in cash Taxes payable by the Indemnified Party or its Affiliate from the matter giving rise to such Loss in the taxable year in which such Loss is paid or incurred. The Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to seek to obtain such Alternative Recovery and to mitigate any Losses upon becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto, including incurring necessary costs and expenses related thereto, In the event that the Indemnified Party receives recovery of any amount pursuant to an Alternative Recovery for which it has already been indemnified by the Indemnifying Party hereunder, the Indemnified Party will refund an equal amount to such amount recovered (net of all costs and expenses incurred by the Indemnified Party in respect of obtaining such amount, including attorneys’ fees) to the Indemnifying Party. Notwithstanding anything herein to the contrary, in the event of payment by an Indemnifying Party with respect to a particular Loss pursuant to Section 10.1(c), such Indemnifying Party will be subrogated to and will stand in the place of such Indemnified Party in respect of any right or claim such Indemnified Party may have against SIG pursuant to the SIG Indemnity with respect to such particular Loss, and, in such circumstances, the Indemnified Party will cooperate with the Indemnifying Party in a reasonable manner (at the cost and expense of the Indemnifying Party) in prosecuting such subrogated right or claim.
10.6Effect of Knowledge or Waiver of Condition.  The right to indemnification, payment of Losses or other remedies based on any representations, warranties, covenants or agreements set forth in this Agreement or in any certificate delivered with respect hereto will not be affected by any investigation conducted with respect to, or any knowledge or information acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any

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condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants or agreements.
10.7Additional Matters.  For purposes of determining whether there has been any breach of, or inaccuracy in, any representation or warranty and for purposes of calculating the amount of Losses that are the subject matter of such claim for indemnification pursuant to Section 10.1(a) or Section 10.2(a), the representations and warranties contained in Article IV, Article IV or Article VI shall be deemed to have been made without any qualifications as to “materiality,” “material adverse effect,” “Material Adverse Effect,” or any other materiality qualifications.
10.8Time Limitations.
(a)Following the Closing, Seller will have no liability for Seller’s indemnification obligations pursuant to (i) Section 10.1(a), unless on or before the date that is two (2) years following the Closing Date, (ii) Section 10.1(b), unless on or before the date that is three (3) years following the Closing Date (the “Tax Indemnity Expiration Date”), or (iii) Section 10.1(c), unless on or before the expiration of (A) the Specified Claims – A Survival Period in respect of Specified Claims – A and (B) the Specified Claims – B Survival Period in respect of the Specified Claims – B, Buyer notifies Seller of a claim in accordance with Section 10.9; and
(b)For the avoidance of doubt, other than the Fundamental Representations and the representations and warranties set forth in Section 4.9, none of the representations and warranties of Seller or the Company contained in this Agreement shall survive the Closing.
(c)On the date that is two (2) years following the Closing Date, Buyer and the Shareholder Representative shall jointly in writing instruct the Escrow Agent to distribute to the Shareholder Representative, for the benefit of Seller, an amount, if any, equal to (i) the amount remaining in the Regular Indemnity Escrow Account minus (ii) an amount equal to the amount of any Losses for claims arising under Section 10.1(a) made in accordance with Section 10.9 that have not been finally resolved (collectively, “Pending Regular Indemnity Claims”).  With respect to any Pending Regular Indemnity Claim, promptly following resolution of such Pending Regular Indemnity Claim in accordance with Section 10.9, Buyer and the Shareholder Representative shall jointly instruct the Escrow Agent to distribute to the Shareholder Representative, for the benefit of Seller, the amount, if any, of such Pending Regular Indemnity Claim which has not been paid, which is not payable to Buyer pursuant to Article X in connection with such resolution and which is not required to remain in the Regular Indemnity Escrow Account to satisfy other Pending Regular Indemnity Claims.
(d)On the Tax Indemnity Expiration Date, Buyer and the Shareholder Representative shall jointly in writing instruct the Escrow Agent to distribute an amount, if any, from the Special Indemnity Escrow Account to the Shareholder Representative, for the benefit of Seller, equal to the lesser of (i) (A) any amount remaining minus (B) an amount equal to the amount of any Losses for claims arising under Section 10.1(b) made in accordance with Section 10.9 that have not been finally resolved (collectively, “Pending Tax Indemnity Claims”), and (ii) (A) $5,000,000 minus an amount equal to any Pending Tax Indemnity Claims; provided that with respect to any Pending Tax Indemnity Claim, promptly following resolution of such Pending Tax

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Indemnity Claim in accordance with Section 10.9, Buyer and the Shareholder Representative shall jointly instruct the Escrow Agent to distribute to the Shareholder Representative, for the benefit of Seller, the amount, if any, of such Pending Tax Indemnity Claim which has not been paid, which is not payable to Buyer pursuant to Article X in connection with such resolution and which is not required to remain in the Special Indemnity Escrow Account to satisfy other Pending Tax Indemnity Claims.
(e)On the date on which the expiration of the Specified Claims – A Survival Period occurs, Buyer and the Shareholder Representative shall jointly in writing instruct the Escrow Agent to distribute an amount, if any, from the Special Indemnity Escrow Account to the Shareholder Representative, for the benefit of Seller, equal to the lesser of (i) (A) any amount remaining minus (B) an amount equal to the amount of any Losses for claims arising under Section 10.1(c) in respect of Specified Claims – A made in accordance with Section 10.9 that have not been finally resolved (collectively, “Pending A Indemnity Claims”) and (ii) (A) $500,000 less an amount equal to any Pending A Indemnity Claims; provided that with respect to any Pending A Indemnity Claim, promptly following resolution of such Pending A Indemnity Claim in accordance with Section 10.9, Buyer and the Shareholder Representative shall jointly instruct the Escrow Agent to distribute to the Shareholder Representative, for the benefit of Seller, the amount, if any, of such Pending A Indemnity Claim which has not been paid, which is not payable to any Buyer pursuant to Article X in connection with such resolution and which is not required to remain in the Special Indemnity Escrow Account to satisfy other Pending A Indemnity Claims.
(f)On the date on which the expiration of the Specified Claims – B Survival Period occurs, Buyer and the Shareholder Representative shall jointly in writing instruct the Escrow Agent to distribute an amount from the Special Indemnity Escrow Account to the Shareholder Representative, for the benefit of Seller, equal to the lesser of (i) (A) any amount remaining minus (B) an amount equal to the amount of any Losses for claims arising under Section 10.1(c) in respect of Specified Claims - B made in accordance with Section 10.9 that have not been finally resolved (collectively, “Pending B Indemnity Claims”) and (ii) (A) $3,000,000 less an amount equal to any Pending B Indemnity Claims; provided that with respect to any Pending B Indemnity Claim, promptly following resolution of such Pending B Indemnity Claim in accordance with Section 10.9, Buyer and the Shareholder Representative shall jointly instruct the Escrow Agent to distribute to the Shareholder Representative, for the benefit of Seller, the amount, if any, of such Pending B Indemnity Claim which has not been paid, which is not payable to any Buyer pursuant this Article X in connection with such resolution and which is not required to remain in the Special Indemnity Escrow Account to satisfy other Pending B Indemnity Claims.
10.9Notice and Opportunity to Defend.
(a)As soon as is reasonably practicable after Seller, on the one hand, or a Buyer Indemnified Party, on the other hand, becomes aware of any direct or third-party claim that such indemnified party (the “Indemnified Party”) has under Section 10.1 or Section 10.2, as applicable, shall give notice of such claim to the indemnifying party (the “Indemnifying Party”) which  notice must describe the claim for which indemnification hereunder is being sought in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party.  No delay in or failure to give such notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 10.9(a) will adversely

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affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.
(b)The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within fifteen (15) days after receipt of a claims notice delivered in accordance with Section 10.9(a) from the Indemnified Party of the commencement or assertion of any claim in respect of which indemnity may be sought under this Article X (except for any claim set forth on Schedule 10.9(b) of the Company Disclosure Schedules), to assume and conduct the defense of such claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) such defense by the Indemnifying Party will not, in the reasonable judgment of the Indemnifying Party, have a material adverse effect on the Indemnified Party; (ii) the claim solely seeks monetary damages; (iii) the claim does not include criminal charges; and (iv) the Indemnifying Party expressly agrees in writing to be fully responsible for all Losses relating to such claim.  If the Indemnifying Party does not assume the defense of a claim in accordance with this Section 10.9(b), the Indemnified Party may continue to defend it.  If the Indemnifying Party has assumed the defense of such claim as provided in this Section 10.9(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such claim.  The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any claim that the other is defending as provided in this Agreement.  The Indemnifying Party, if it has assumed the defense of any claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such claim that (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability in respect of such claim; or (B) grants any injunctive or equitable relief.
(c)For the avoidance of doubt, notwithstanding anything herein to the contrary (including Section 10.9(b)), Buyer will direct, and will have full and exclusive authority and control with respect to, the defense, prosecution, compromise and settlement of the claims set forth on Schedule 10.9(b) of the Company Disclosure Schedules; provided that, notwithstanding the foregoing, with respect to Specified Claim – B: (i) Buyer shall keep the Shareholder Representative reasonably informed on the status thereof and shall consult in good faith with the Shareholder Representative with respect to the defense, negotiations, compromise and settlement thereof and shall consider in good faith any suggestions of the Shareholder Representative with respect thereto, and (ii) the prior written consent of the Shareholder Representative (not to be unreasonably withheld, conditioned or delayed) will be required with respect to any proposed settlement of such claim that is for monetary damages in excess of $300,000.
10.10Purchase Price Adjustments. For all Tax purposes, amounts paid pursuant to this Article X shall be treated as adjustments to the Purchase Price, unless otherwise required by Law.

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Article XI

Miscellaneous
11.1Expenses.  Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement (including in the next sentence), each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the Transactions (including legal, accounting and other professional fees), and the Company will bear the fees, costs and expenses incurred by Seller in connection with the negotiation, execution and performance of this Agreement and the Transactions (which fees will constitute Company Transaction Expenses).  Without limiting the foregoing, (a) Buyer will pay and be solely responsible for (i) Transaction-related fees and expenses of Buyer, Merger Sub and any of their respective Affiliates; (ii) all fees and expenses of the Escrow Agent; and (iii) all filing fees payable under the HSR Act and any other Antitrust Laws, and (b) the Company will pay and be solely responsible for any fees and expenses associated with acquiring any “run-off” or “tail” policy purchased by the Company pursuant to Section 7.6(d).  Notwithstanding the foregoing, if any party obtains an injunction, a decree or order of specific performance or other remedy, the other party (other than an Affiliate of such party) shall reimburse such party for all out-of-pocket expenses (including all fees and expenses of counsel, accountants, financial advisors, experts and consultants) incurred by or on behalf of such party or any Affiliate of such party in connection with obtaining such injunction, a decree or order of specific performance or other remedy.
11.2Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury.
(a)This Agreement and all Related Claims shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any laws, provisions or rules (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statutes of limitations or repose of any other jurisdiction.  In furtherance of the foregoing, the laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive or procedural law of some other jurisdiction would ordinarily or necessarily apply, except to the extent that the Merger and other Transactions contemplated hereby are required to be governed by the Act.
(b)Subject to the provisions of Section 3.2(d) of this Agreement, each of the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in Wilmington, Delaware (or if such court declines to exercise such jurisdiction in any appropriate state or federal court in the State of Delaware sitting in Wilmington, Delaware) over all Related Claims and the parties hereto hereby irrevocably agree that all Related Claims shall be heard and determined in such court.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  The parties hereto agree that a final judgment with respect to

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any such Related Claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
(c)Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Legal Proceeding by the delivery of a copy thereof (other than by e-mail) in accordance with the provisions of Section 11.5.
(d)EACH PARTY HERETO ACKNOWLEDGES THAT ANY ACTION OR LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED CLAIM IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION, LEGAL PROCEEDING OR RELATED CLAIM.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.2(d).
11.3Entire Agreement.
(a)This Agreement (including the Company Disclosure Schedules and any Exhibits hereto), the Transaction Documents, the Confidentiality Agreements and each other agreement, document, instrument or certificate contemplated hereby or to be executed in connection with the Transactions (collectively, the “Specified Documents”), contain the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, discussions, negotiations, correspondence, communications, undertakings and understandings among the parties with respect to such subject matter.  The parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement and the other Specified Documents, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or the other Specified Documents.  Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; the parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction.
(b)The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Transactions shall be those remedies provided for herein and those remedies available at law or in equity for breach of contract against the parties to

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this Agreement only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement), and the parties hereby agree that neither party hereto shall have any remedies or causes of action (whether in contract, tort, statute or otherwise) for any statements, communications, disclosures, failures to disclose, representations or warranties not explicitly set forth in this Agreement.
(c)Buyer and Merger Sub each acknowledge and agree that no Representative of any of the Acquired Companies has any authority, express or implied, to make any representations, warranties, covenants or agreements not specifically set forth in this Agreement and subject to the limited remedies provided in this Agreement.  All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any factual statements contained in any representation and warranty set forth in this Agreement; rather, the parties have agreed that should any representations and warranties of any party prove inaccurate, the other party shall have the specific remedies herein specified as the exclusive remedy therefor.
11.4Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed by Buyer, the Company and the Shareholder Representative.  No waiver by any party of any provision of this Agreement or any breach of this Agreement hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
11.5Notices.  All notices, requests, instruction, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt); (ii) on the date sent by e-mail (provided confirmation of email receipt is obtained) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (iii) when received by the addressee if sent by nationally recognized overnight delivery service (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company (prior to the Closing) to:

DI Super Holdings, Inc.
c/o Advent International Corporation

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199
Attention: James Westra

E-mail: jwestra@adventinternational.com

and

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c/o Distribution International, Inc.

601 Jefferson St. Suite 600

Houston, TX 77002

Attention: Brian Crutchfield and Sharla Frenzel

E-mail: b.crutchfield@distributionintl.com; s.frenzel@distributionintl.com

With a copy (which shall not constitute notice) to each of:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor

Boston, Massachusetts 02110

Attention: Ramona Y. Nee

E-mail: ramona.nee@weil.com

If to the Seller or the Shareholder Representative, to:

c/o Advent International Corporation

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention: James Westra

E-mail: jwestra@adventinternational.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor

Boston, Massachusetts 02110

Attention: Ramona Y. Nee

E-mail: ramona.nee@weil.com

If to Buyer, Merger Sub, or the Company (after Closing), to:

TopBuild Corp.
475 North Williamson Boulevard
Daytona Beach, Florida 32114

Attention: General Counsel

E-mail: general.counsel@topbuild.com

With a copy (which shall not constitute notice) to:

Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114

Attention: Benjamin L. Stulberg

E-mail: blstulberg@jonesday.com

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11.6Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.
11.7Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, that Buyer may, without the prior written consent of any other party, assign its rights and/or obligations hereunder to an Affiliate of Buyer.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.
11.8No Third Party Beneficiaries.  Nothing in this Agreement shall confer any rights, remedies or claims of any nature upon any Person other than the parties hereto and their respective successors or permitted assigns, except for the rights of: (a) the D&O Indemnitees as set forth Section 7.6; (b) the Other Indemnitors in Section 7.6(b); (c) Weil as set forth in Section 11.9; (d) the Non-Parties as set forth in Section 11.10; and (e) the Released Parties and the Seller Released Parties as set forth in Section 11.12.  All of the Persons identified as third-party beneficiaries in the immediately preceding sentence shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement.
11.9Legal Representation.
(a)Each of Buyer and the Company (and the Surviving Company after the Effective Time) hereby agrees, on behalf of itself, its respective directors, members, partners, officers, employees and Affiliates, and its respective successors and assigns (all such parties, the “Waiving Parties”), that Weil, Gotshal & Manges LLP (or any successor) (“Weil”) and Stikeman Elliott LLP (“SE”) may represent (i) Seller or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Seller Group”); or (ii) the Shareholder Representative, in each case, in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any Transaction Documents or the Transactions or thereby adverse to the Waiving Parties or any other Person, notwithstanding its representation (or any continued representation) of the Company and/or any of the Company Subsidiaries.  Each of Buyer and the Company, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto.
(b)Each of Buyer and the Company (and the Surviving Company after the Effective Time), on behalf of itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications, written or oral, between any of the Acquired Companies, any

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Person in the Seller Group or the Shareholder Representative and its counsel, including Weil and SE, made before the consummation of the Closing in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby, or any matter directly relating to any of the foregoing, are privileged communications that do not pass to the Surviving Company notwithstanding the Merger, and instead survive, remain with and are controlled by the Shareholder Representative (the “Privileged Communications”), without any waiver thereof.
(c)Each of the Buyer and the Company (and the Surviving Company after the Effective Time), on behalf of itself and the Waiving Parties, hereby further agrees (i) not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of an Acquired Company or the Surviving Company or otherwise (including in the knowledge of the officers and employees) as a result of any communication described in Section 11.9(b) and (ii) not to take any action that would result in any subsequent waiver of the privilege respecting the Privileged Communications.
11.10Non-Recourse.  (a) This Agreement may only be enforced against, and any Related Claims may only be made or asserted against (and are expressly limited to) the Persons that are expressly identified as the parties hereto in the preamble to and signature pages of this Agreement and solely in their capacities as such; and (b) no Person who is not a party hereto, including any current, former or future Affiliate or Representative of any party hereto or any current, former or future Affiliate or Representative of any of the foregoing (such Persons, collectively, but specifically excluding the parties hereto, “Non-Parties”), shall have any liability (whether at law or in equity, based upon contract, tort, statute or otherwise) for obligations or liabilities arising under, in connection with or related to this Agreement or for any Related Claim and each party hereto hereby irrevocably waives and releases all such liabilities, obligations and Related Claims against any such Non-Party. Without limiting the rights of any party hereto against the other parties hereto as set forth herein, in no event shall any party hereto, any of its Affiliates or any Person claiming by, through or on behalf of any of them institute any Related Claim against any Non-Party. In no event shall any Person be liable for the Fraud of any other Person, and a claim for Fraud may only be asserted against the Person that committed such Fraud.
11.11Specific Performance.
(a)The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages.  Therefore, it is accordingly agreed that prior to the termination of this Agreement in accordance with Section 9.1, each party shall be entitled to seek an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by any other party and to enforce specifically the terms and provisions of this Agreement, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith.  Such remedies shall be in addition to and not in substitution for any other remedy to which such party is entitled at law or in equity.  If any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the

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Termination Date shall be automatically extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days or (ii) such other time period established by the court presiding over such action.
(b)Each party hereto hereby waives (i) any defenses in any action for specific performance, and agrees not to oppose the granting of an injunction, specific performance or other equitable relief as provided herein, on the basis that the other party has an adequate remedy at law; and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.
(c)The parties hereto agree that (i) by seeking the remedies provided for in this Section 11.11, no party shall in any respect waive its right to seek at any time any other form of relief that may be available to it under this Agreement or any other Transaction Document (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11.11 are not available or otherwise are not granted; and (ii) nothing set forth in this Section 11.11 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.11 prior to or as a condition to exercising any termination right under Article IX, nor shall the commencement of any Legal Proceeding pursuant to this Section 11.11 or anything set forth in this Section 11.11 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement any other Transaction Document that may be available then or thereafter.
11.12Release.
(a)Effective as of the Closing Date, except for any rights or obligations under this Agreement or the other Transaction Documents each of Buyer and the Company on behalf of itself and each of their respective Affiliates (including the Company Subsidiaries) and each of its current, former and future officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Releasing Parties”), in their capacities as such hereby irrevocably releases and forever discharges Seller, its Affiliates and each of their respective current, former and future officers, directors, managers, employees, partners, members, advisors, successors and assigns in their capacities as such (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Releasing Parties may have against each of the Released Parties, now has or in the future may have, in respect of any cause, matter or thing relating to the business or operations of the Acquired Companies, the Transactions or the ownership of Shares by the Released Parties, in each case, occurring or arising on or prior to the date of the Closing Date, but only to the extent that such cause, matter or thing does not otherwise constitute Fraud.  Each of Buyer and the Company, on behalf of itself and each Releasing Party, covenants and agrees that no Releasing Party shall assert any such claim against the Released Parties.
(b)Effective as of the Closing Date, except for any rights or obligations under this Agreement or the other Transaction Documents each of Seller on behalf of itself and each of its Releasing Parties (collectively, the “Seller Releasing Parties”), in their capacities as such hereby irrevocably releases and forever discharges Buyer and the Surviving Company and each of their

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Affiliates (including the Company Subsidiaries) and each of their respective current, former and future officers, directors, managers, employees, partners, members, advisors, successors and assigns in their capacities as such (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Seller Releasing Parties may have against each of the Seller Released Parties, now has or in the future may have, including any claims (i) which in any manner or fashion arise from or relate to any contractual agreements between Seller and the Surviving Company or any Company Subsidiary on or prior to the Closing Date; (ii) by reason of the fact that Seller was a stockholder of the Company; (iii) relating to the approval or consummation of the Transaction by the Company or the Company Subsidiaries, including any alleged breach of any duty by an officer, director, manager, equity holder or other owner of any equity interests of any Acquired Company; and (iv) under any Organizational Documents of any Acquired Company, but only to the extent that such cause, matter or thing does not otherwise constitute Fraud.  Seller, on behalf of itself and each Seller Releasing Party, covenants and agrees that no Seller Releasing Party shall assert any such claim against the Seller Released Parties.
11.13Counterparts.  This Agreement may be executed in one or more counterparts including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
11.14Shareholder Representative.
(a)Designation.  The Shareholder Representative is hereby authorized to serve as the representative, exclusive agent and attorney-in-fact of Seller with respect to the matters expressly set forth in this Agreement, the Escrow Agreement and the other Transaction Documents to be performed by the Shareholder Representative.
(b)Authority.  Seller, by its (i) acceptance of any portion of the Merger Consideration; and (ii) approval of this Agreement and the Merger by voting in favor of, or consenting to, the Transactions, irrevocably appoints the Shareholder Representative as the representative, exclusive agent, proxy and attorney-in-fact for Seller for all purposes of this Agreement, the Escrow Agreement and any other Transaction Documents, including the full power and authority on Seller’s behalf to (A) consummate the Transactions; (B) make any determinations and settle any matters in connection with the adjustment of the Merger Consideration contemplated by Article III; (C) distribute any funds payable by Buyer hereunder which are for the account of the Seller (if any); (D) to deduct and/or hold back any funds which may be payable to Seller pursuant to the terms of this Agreement in order to pay, or establish a reserve for, any amount which may be payable by Seller hereunder; (E) instruct the Escrow Agent to release any amounts from the Adjustment Escrow Account as permitted by this Agreement or the Escrow Agreement; (F)  give or receive notice under this Agreement, to execute and deliver on behalf of Seller any amendment to the terms hereof or grant any waiver, consent or approval by Seller under this Agreement; (G) take all other actions to be taken by or on behalf of Seller in connection herewith; (H) retain funds for reasonably anticipated expenses and liabilities; and (I) do each and every act and exercise any and all rights which Seller is permitted or required to do or exercise in connection with this Agreement, the Escrow Agreement and any other Transaction Document.  The

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Shareholder Representative shall act for Seller on all of the matters set forth in this Agreement and the Escrow Agreement in the manner the Shareholder Representative believes to be in the best interest of Seller.  All decisions and actions by the Shareholder Representative made in accordance with the authority granted to it hereunder shall be binding upon Seller, and Seller shall not have the right to object, dissent, protest or otherwise contest the same.  For the avoidance of doubt, Buyer and Merger Sub shall be entitled to rely on the acts, to the extent authorized hereunder, of the Shareholder Representative and to assume that the Shareholder Representative acted in the best interests of Seller in connection therewith and none of Buyer, Merger Sub or the Surviving Company shall have any liability or responsibility whatever or under any circumstances for any act or omission of the Shareholder Representative.
(c)Expense Reimbursement and Representative Holdback Amount.
(i)Seller further agrees that it shall promptly reimburse the Shareholder Representative for any payment obligations, fees or expenses incurred by the Shareholder Representative in exercising its authority hereunder and taking any actions pursuant to the terms and conditions of this Agreement or the other Transaction Documents; provided that the Shareholder Representative shall first make payment of such fees and expenses from the Expense Reserve Holdback Amount.
(ii)The Shareholder Representative will hold the Expense Reserve Holdback Amount in a segregated account with an Federal Deposit Insurance Corporation insured institution in a segregated account separate from the Shareholder Representative corporate funds and Shareholder Representative will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy.  Seller will not receive any interest or earnings on the Expense Reserve Holdback Amount and irrevocably transfers and assigns to the Shareholder Representative any ownership right that they may otherwise have had in any such interest or earnings.  The Shareholder Representative will not be liable for any loss of principal of the Expense Reserve Holdback Amount other than as a result of its fraud, gross negligence or willful misconduct.
(iii)The Expense Reserve Holdback Amount shall be retained by the Shareholder Representative for such time as the Shareholder Representative shall determine in its sole discretion.  As soon as practicable following the completion of the Shareholder Representative’s responsibilities, the Shareholder Representative will deliver the aggregate amount of funds remaining in the Expense Reserve Holdback Account to Seller, with respect to each Share outstanding immediately prior to the Effective Time held by Seller, an amount equal to the Expense Reserve Holdback Release Amount Per Share.  In no event will any other Person (including Buyer and the Surviving Company) be liable to Seller in respect of any such payment.
(iv)For Tax purposes, the Expense Reserve Holdback Amount will be treated as consideration in the Merger having been received and voluntarily set aside by Seller at the time of Closing.

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(d)Replacement.  The Shareholder Representative may resign at any time.  In the event that the Shareholder Representative becomes unable to perform its responsibilities hereunder or resigns from such position, Seller (or, if applicable, its legal representatives, successors and assigns) shall select another representative to fill such vacancy, and such substituted representative shall be deemed to be the Shareholder Representative for all purposes of this Agreement.  Neither the removal of, nor the appointment of a successor to, the Shareholder Representative shall affect in any manner the validity or enforceability of any actions taken or agreements, understandings or commitments entered into by the prior Shareholder Representative, which shall continue to be effective and binding on Seller.
(e)Exculpation.
(i)The Shareholder Representative will incur no liability of any kind with respect to any action or omission by the Shareholder Representative in connection with the Shareholder Representative’s services pursuant to this Agreement and any other Transaction Document while acting in good faith, except in the event of liability primarily results from the Shareholder Representative’s fraud, gross negligence or willful misconduct.  The Shareholder Representative shall not be liable to Seller for any action or omission pursuant to the advice of outside counsel.  Buyer agrees that it will not look to the personal assets of the Shareholder Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Acquired Companies (pre-Closing) or Seller.
(ii)Seller will indemnify, defend and hold harmless the Shareholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including reasonable and documented out-of-pocket fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Shareholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss is finally adjudicated to have been primarily caused by the bad faith, fraud, gross negligence or willful misconduct of the Shareholder Representative, the Shareholder Representative will reimburse Seller the amount of such indemnified Representative Loss to the extent attributable to such bad faith, fraud, gross negligence or willful misconduct.  If not paid directly to the Shareholder Representative by Seller, any such Representative Losses may be recovered by the Shareholder Representative from (1) the Expense Reserve Holdback Amount; and (2) the amounts in the Adjustment Escrow Account at such time as remaining amounts would otherwise be distributable to Seller; provided that while this Section 11.14 allows the Shareholder Representative to be paid from the aforementioned sources of funds, this does not relieve Seller from its obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Shareholder Representative from seeking any remedies available to it at law or otherwise.  In no event will the Shareholder Representative be required to advance its own funds on behalf of Seller or otherwise.  Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of Seller

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set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Shareholder Representative under this Section 11.14.
(iii)This Section 11.14(e) will survive the Closing, the resignation or removal of the Shareholder Representative or the termination of this Agreement.
(f)Representations and Warranties.  The Shareholder Representative represents and warrants to Buyer and Merger Sub, as of the date hereof and as of the Closing Date, as follows:
(i)the Shareholder Representative is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority required to carry on its business in all material respects as currently conducted;
(ii)the execution and delivery of this Agreement by the Shareholder Representative, and the performance by the Shareholder Representative of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of the Shareholder Representative;
(iii)this Agreement has been duly executed and delivered by the Shareholder Representative and this Agreement constitutes a legally valid and binding obligation of the Shareholder Representative, enforceable against the Shareholder Representative in accordance with its terms (except as may be limited by the Equitable Exceptions);
(iv)the execution and delivery hereof and of the other Transaction Documents to which it is (or will be) a party by the Shareholder Representative, and the performance by the Shareholder Representative of its obligations hereunder and thereunder, do not and will not (A) result in a violation of the Organizational Documents of the Shareholder Representative; (B) violate any applicable Laws or Orders applicable to the Shareholder Representative; or (C) require any consent or approval that has not been given or other action that has not been taken by any Person under any Contract binding upon the Shareholder Representative.
(g)Irrevocability; Successors.  The provisions of this Section 11.14 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that Seller may have in connection with the Transactions.  The provisions of this Section 11.14 shall be binding upon the heirs, legal representatives, successors and assigns of Seller, and any references in this Agreement to Seller shall mean and include the successors to the rights of Seller hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

BUYER:

TOPBUILD CORP.

By:	/s/ John S. Peterson

Name:John S. Peterson

Title:Vice President and Chief Financial Officer

MERGER SUB:

DIAMETER MERGER CO.

By:	/s/ Luis F. Machado

Name:Luis F. Machado

Title:President, Secretary and Treasurer

[Signature Page to Agreement and Plan of Merger]

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THE COMPANY:

DI SUPER HOLDINGS, INC.

By:	/s/ Steven Margolius

Name:Steven Margolius

Title: President, Chief Executive Officer, Assistant Treasurer and Assistant Secretary

SELLER:

DI PARENT, LP

By:	DI Parent GP, Inc.,

its general partner

By:	/s/ James Westra

Name:James Westra

Title:President and Secretary

[Signature Page to Agreement and Plan of Merger]

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SHAREHOLDER REPRESENTATIVE:

ADVENT INTERNATIONAL GPE VII, LLC

By:	Advent International Corporation

its Manager

By:	/s/ James Westra

Name:James Westra

Title:Chief Legal Officer, General Counsel, and Managing Partner

[Signature Page to Agreement and Plan of Merger]